Exhibit 2.1

SECURITIES PURCHASE AGREEMENT
BY AND AMONG
GRINDR INC.,
18273618 CANADA INC.,
THE SELLERS NAMED HEREIN,
PURPOSEMED INC.,
and
DR. HUSEIN MOLOO, as the Sellers’ Representative
DATED AS OF SEPTEMBER 30, 2026

TABLE OF CONTENTS
1.    The Purchase    2
1.1    Purchase and Sale of the Shares    2
1.2    Purchase Price for the Shares    2
1.3    Closing    5
1.4    Withholding    5
1.5    Post-Closing Adjustment    5
1.6    Earnout Payment    9
2.    Representations of the Sellers    10
2.1    Title    10
2.2    Power and Authority    10
2.3    Authorization; Consents and Approvals; No Violations    10
2.4    Brokers    11
2.5    Litigation    11
2.6    Tax Status    11
2.7    Investment Representations    11
2.8    Access to Information    12
2.9    Accredited Investor    12
3.    Representations of the Company    12
3.1    Organization; Foreign Qualifications    12
3.2    Capitalization    13
3.3    Authorizations; Consents and Approvals; No Violations    15
3.4    Financial Statements; No Material Undisclosed Liabilities; Accounts Receivable; Absence of Changes    16
3.5    Absence of Certain Changes or Events    17
3.6    Litigation    18
3.7    Insurance    18
3.8    Product Liability    19
3.9    Intellectual Property    19
3.10    Assets    22
3.11    Real Estate Leases    23
3.12    Owned Real Estate    24
3.13    Environmental Compliance    24
3.14    Tax Matters    25
3.15    Contracts and Commitments    28
3.16    Compliance with Agreements and Laws    31
3.17    Employee Relations    32
3.18    Employee Benefit Plans    34
3.19    Affiliates    37
3.20    Material Revenue Partners and Material Suppliers    37
i

3.21    International Trade Matters    38
3.22    Brokers    39
3.23    Healthcare Matters    39
3.24    CFIUS    48
4.    Representations of the Buyer Parties    49
4.1    Organization; Power and Authority    49
4.2    Authorization    49
4.3    Financial Capability    50
4.4    Investment Representations    50
4.5    Litigation    51
4.6    Operations of the Buyer    51
4.7    Brokers    51
4.8    Buyer’s Investigation and Reliance    51
5.    Access to Information; Public Announcements    51
5.1    Access to Information; Confidentiality    51
5.2    Public Announcements    52
6.    Pre-Closing Covenants    53
6.1    Conduct of Business    53
6.2    Regulatory Filings    57
6.3    Pre-Closing Transfers    58
6.4    Restructuring    59
6.5    Terminated Investor Agreements    59
6.6    Cooperation; Further Assurances    60
6.7    Exclusivity    60
6.8    Transaction Private Information    61
6.9    Section 280G    61
6.10    Insurance    62
6.11    Termination of Affiliate Agreements    63
6.12    Joinders    63
6.13    Shareholder and Optionholder Communications    64
6.14    Workers Compensation    64
7.    Post-Closing Agreements    64
7.1    Transfer Taxes    64
7.2    Tax Matters    65
7.3    Restrictive Covenants    68
7.4    Confidentiality    71
7.5    Pharmacy Regulatory Transition Cooperation    71
7.6    Employees    71

8.    Conditions to Obligations of Each Party    72
8.1    No Orders    73
8.2    Restructuring    73
8.3    NYSE Listing    73
9.    Conditions to Obligations of the Buyer Parties    73
9.1    Continued Truth of Representations and Warranties; Compliance with Covenants and Obligations    73
9.2    No Material Adverse Effect    74
9.3    Employees    74
9.4    Required Notices    74
9.5    Closing Deliveries    74
10.    Conditions to Obligations of the Sellers, the Acquired Companies and the Sellers’ Representative    75
10.1    Continued Truth of Representations and Warranties; Compliance with Covenants and Obligations    75
10.2    Closing Deliveries    76
11.    Indemnification    76
11.1    Survival    76
11.2    Indemnification for Specified Liabilities    76
11.3    Procedures    76
11.4    R&W Insurance Policy    80
11.5    Exclusive Remedy; Release    81
11.6    Right of Set-Off; Stock Cancellation    82
12.    Termination of Agreement; Option to Proceed; Damages    84
12.1    Termination by Lapse of Time    84
12.2    Termination by Agreement of the Parties    84
12.3    Termination by Reason of Law    84
12.4    Termination by Reason of Breach    84
12.5    Effect of Termination    85
13.    Miscellaneous    85
13.1    Notices    85
13.2    Successors and Assigns    86
13.3    Entire Agreement; Amendments; Attachments    87
13.4    Severability    87
13.5    Expenses    87
13.6    Governing Law    88

13.7    Specific Performance    88
13.8    Section Headings    88
13.9    Counterparts    89
13.10    Third Party Beneficiaries    89
13.11    Language    89
13.12    WAIVER OF TRIAL BY JURY    90
13.13    Sellers’ Representative    90
13.14    Parent Guaranty    91

TABLE OF EXHIBITS AND SCHEDULES
EXHIBITS
Exhibit A – Definitions
Exhibit B – R&W Insurance Policy
Exhibit C – Escrow Agreement
Exhibit D – Form of Option Cancellation Agreement
Exhibit E – Form of Lock-Up Agreement
Exhibit F – Accounting Principles and Methodologies
Exhibit G – Pre-Closing Transfer Steps Plan and Restructuring Steps Plan
Exhibit H – Form of Joinder

SCHEDULES
Schedule I – Sellers
Schedule II – Acquired Companies
Schedule 1.6 – Earnout

SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (this “Agreement”) is made as of September 30, 2026, by and among 18273618 Canada Inc., a corporation organized under the laws of Canada (the “Buyer”), Grindr Inc., a Delaware corporation (the “Parent” and, together with the Buyer, the “Buyer Parties”), each of the Persons listed on Schedule I attached hereto and listed on the signature pages hereto or that otherwise executes a joinder to this Agreement in the form attached as Exhibit H hereto (a “Joinder”) after the date hereof (any such Person executing a Joinder, a “Joinder Seller”) (collectively, the “Sellers” and each, individually, a “Seller”), PurposeMed Inc., a corporation continued and subsisting under the laws of Canada (the “Company”), and Dr. Husein Moloo, solely in his capacity as the Sellers’ Representative (the “Sellers’ Representative”). Capitalized terms used and not otherwise defined in this Agreement have the meaning ascribed to them in Exhibit A.
RECITALS
WHEREAS, the Sellers set forth on Schedule I collectively own all of the issued and outstanding shares (the “Shares”) of the Company, allocated as set forth on Schedule I attached hereto;
WHEREAS, after giving effect to the Restructuring, the Company and its direct and indirect subsidiaries are organized as set forth on Schedule II attached hereto (the Company, together with such direct and indirect subsidiaries, the “Acquired Companies”).
WHEREAS, the Sellers desire to sell, assign, transfer, convey and deliver to the Buyer, and the Buyer desires to purchase, acquire and accept from the Sellers, all of the Shares (the “Purchase”), in the manner and subject to the terms and conditions set forth herein;
WHEREAS, the Company has issued certain Company Options, Company Warrants and Company SAFEs, each as described on Schedule 3.2(a)(ii);
WHEREAS, in connection with the Purchase, the Company will take all actions necessary or desirable pursuant to the Company Warrants to enable the holders thereof to exercise their respective Company Warrants prior to the Closing and execute a Joinder in connection therewith, it being understood that any unexercised Company Warrants shall terminate effective as of the Closing in accordance with their respective terms;
WHEREAS, in connection with the Purchase, the Company will take all actions necessary or desirable pursuant to the Company SAFEs to enable the holders thereof to exercise their respective Company SAFEs immediately prior to the Closing and execute a Joinder in connection therewith, it being understood that such Company SAFEs shall terminate effective as of such conversion in accordance with their respective terms; and
WHEREAS, as an inducement for the Buyer Parties to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each of the Key Employees has executed and delivered an employment agreement with the Company, in form and substance acceptable to the Buyer Parties (each an “Employment Agreement” and collectively, the “Employment Agreements”), conditioned upon the Closing and effective as of the Closing Date.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.The Purchase.
1.1Purchase and Sale of the Shares. Subject to and upon the terms and conditions of this Agreement, and upon the consummation of the transactions contemplated by this Agreement (the “Closing”), the Sellers shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire, and accept from the Sellers, all of the Shares. At the Closing, (a) the Sellers will sell, assign, transfer, convey and deliver the Shares to the Buyer, free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, and (b) the Buyer shall deliver the Purchase Price pursuant to the terms of Section 1.2.
1.2Purchase Price for the Shares.
(a)Subject to adjustment pursuant to Section 1.5, the aggregate purchase price (as adjusted pursuant to clauses (i) through (vi) below, the “Purchase Price”) to be paid by the Buyer for all of the Shares shall equal:
(i)$250,000,000 (the “Base Purchase Price”), consisting of (A) $190,000,000 in cash (the “Cash Consideration”) and (B) $60,000,000 in shares of common stock, par value $0.0001 per share, of the Parent (“Parent Common Stock”), with the number of shares of Parent Common Stock to be issued equal to (x) $60,000,000, divided by (y) the Signing Date Value (rounded down to the nearest whole share) (the “Stock Consideration”);
(ii)plus the Closing Cash Balance;
(iii)plus the Excess Amount, if any; or minus the Deficiency Amount, if any;
(iv)minus the Closing Indebtedness (including the amount of any Indebtedness repayable at Closing pursuant to Section 1.2(b)(iii), if any, to the extent not paid at or prior to the Closing);
(v)minus the Closing Company Transaction Expenses; and
(vi)plus the Aggregate Exercise Price.
(b)At the Closing (without duplication):
(i)the Buyer shall pay to the Paying Agent, for further payment to the Escrow Agent, the Retention Escrow Amount and the Purchase Price Adjustment Escrow Amount by wire transfer of immediately available funds to one or more accounts designated by the Escrow Agent for deposit into the Retention Escrow Account and the Purchase Price

Adjustment Escrow Account, as applicable, to be held in escrow in separate accounts in accordance with the terms of the Escrow Agreement;
(ii)the Buyer shall pay to the Paying Agent, for further payment on behalf of the applicable Acquired Companies, to each Person set forth on the Payment Spreadsheet designated as recipients of Company Transaction Expenses, the amount of Company Transaction Expenses incurred, but not yet paid, by or on behalf of the applicable Acquired Companies in connection with the transactions contemplated by this Agreement, as set forth opposite such Person’s name on the Payment Spreadsheet;
(iii)the Buyer shall pay to the Paying Agent, for further payment on behalf of the applicable Acquired Companies, to each holder of Indebtedness set forth on Schedule 1.2(b)(iii), the amount(s) specified in the payoff letter(s) delivered to the Buyer pursuant to Section 9.5(b) to the extent not paid prior to the Closing;
(iv)the Buyer shall pay to the Paying Agent, for further payment to the applicable Acquired Companies, the aggregate amount of the Transaction Bonuses, if any, which amount shall be paid by such Acquired Companies, as applicable, through the payroll account(s) of such Acquired Companies, as applicable, to each Transaction Bonus recipient in accordance with the Payment Spreadsheet;
(v)the Buyer shall pay to the Paying Agent by wire transfer of immediately available funds (A) an amount equal to the Cash Consideration minus the Retention Escrow Amount minus the Sellers’ Representative Fund minus the Purchase Price Adjustment Escrow Amount minus the aggregate Option Cancellation Amount (the “Distribution Amount”), for distribution to the Sellers or their applicable designees in accordance with the Payment Spreadsheet, subject to applicable withholding and (B) an amount equal to the aggregate Option Cancellation Amount for distribution to the Optionholders; provided, however, that no Option Cancellation Amount shall be paid to any Optionholder unless and until such Optionholder has delivered an Option Cancellation Agreement; and
(vi)the Parent shall issue to each Stock Consideration Seller or its applicable designee as set forth in the Payment Spreadsheet, the number of shares of Parent Common Stock set forth opposite such Stock Consideration Seller’s name on the Payment Spreadsheet; provided that if such Stock Consideration Seller is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Act), any such designee must also be an “accredited investor” and must have delivered to the Buyer a completed accredited investor questionnaire, in a form reasonably satisfactory to the Buyer, prior to the Closing.
With respect to the amount contemplated by Section 1.2(b)(iv), following receipt by the applicable Acquired Company, such Acquired Company shall pay the Transaction Bonuses through its payroll (less applicable withholdings) to the recipients in the amounts provided under the applicable Transaction Bonus agreement and set forth on the Payment Spreadsheet, on or before the second payroll date following the Closing (or, if the applicable Transaction Bonus agreement specifies an earlier payment date, on such earlier date).
(c)At least three (3) Business Days prior to the Closing, the Company shall deliver to the Buyer a spreadsheet (the “Payment Spreadsheet”) setting forth (A) wire transfer instructions for each payee and (B) the allocation of the Purchase Price among (i) the Sellers (including the allocation of the Cash Consideration and Stock Consideration among Sellers and the amount of any Shareholder Loans held by such Seller which reduce such Seller’s consideration), (ii) the Optionholders (including the applicable Option Cancellation Amount payable to each such Optionholder in respect of any Company Options that will remain outstanding as of immediately prior to the Closing), (iii) each holder of Indebtedness to be repaid pursuant to Section 1.2(b)(iii), (iv) each recipient of the Transaction Bonuses, (v) each payee of the Company Transaction Expenses, (vi) the Retention Escrow Amount (including the allocation of the Retention Escrow Amount among the Sellers), (vii) the Purchase Price Adjustment Escrow Amount (including the allocation of the Purchase Price Adjustment Escrow Amount among the Sellers), (viii) the Sellers’ Representative Fund (including the allocation of the Sellers’ Representative Fund among the Sellers), and (ix) the Earnout Pro Rata Percentage of each Seller, and (C) any other information related to the Stock Consideration Sellers as may be reasonably required by Parent’s transfer agent. The allocation of the Purchase Price among the Sellers as set forth on the Payment Spreadsheet shall (i) be determined in accordance with the Organizational Documents of the Company, (ii) give effect to the conversion of any Company Options, Company SAFEs and Company Warrants anticipated to be converted prior to the Closing, and (iii) be determined on a fully diluted basis, treating all vested Company Options, Company Warrants and Company SAFEs as if exercised immediately prior to the Closing for purposes of calculating the per-Share consideration (the “Per Share Consideration”). Each Seller will be entitled to receive its Per Share Consideration (i) with respect to a Stock Consideration Seller, in the form of such Seller’s pro rata share of the Stock Consideration (allocated among all Stock Consideration Sellers and with such Stock Consideration valued at the Signing Date Value), with the balance of such Seller’s Per Share Consideration paid in cash and (ii) with respect to each Seller that is not a Stock Consideration Seller, in the form of cash; provided that where two or more Sellers are members of a Related Party Group, such group of Sellers shall be treated as one Seller for purposes of the requirement in this sentence. The cash portion of the Purchase Price allocated to any Seller that is party to a Shareholder Loan as of the Closing shall be set off against the Shareholder Loan (to the extent of the amount of such Shareholder Loan). The information set forth in the Payment Spreadsheet will be accurate and in compliance with applicable Laws and the Company’s Organizational Documents, equity incentive plans, option agreements, Company Warrants, and contractual obligations, and the Buyer Parties, the Paying Agent and their respective Affiliates and Representatives shall be entitled to conclusively rely, without independent investigation or inquiry, on the allocation (and the amount so allocated) of all payments to be made pursuant to this Agreement to the Sellers among the applicable Sellers and the Option Cancellation Amounts payable to the Optionholders, in each case as set forth on the Payment Spreadsheet (collectively, the “Payment Instructions”) and neither the Buyer Parties, nor the Paying Agent nor any of their respective Affiliates or Representatives, shall have any liability to any Seller, Optionholder, or Warrantholder for relying on such information as set forth in the Payment Spreadsheet. Notwithstanding anything in this Agreement to the contrary, upon making payments in accordance with the Payment Spreadsheet and the Payment Instructions to a Participating Securityholder, Buyer shall be deemed to have satisfied its payment obligations under this Agreement to such Participating Securityholder with respect to the payments expressly set forth therein (subject to adjustments to the Purchase Price pursuant to Section 1.5). Each Seller acknowledges and agrees that certain Sellers will receive all Cash Consideration and certain other Sellers will be Stock Consideration Sellers as set forth on Schedule I and will receive a combination of Cash Consideration and Stock Consideration. Each Seller acknowledges that Schedule I may be updated by the Company or Sellers’ Representative between the date hereof and the Closing.
(d)The Buyer shall appoint the Escrow Agent to serve as a paying agent (the “Paying Agent”) to make, on the Buyer’s behalf, all payments required under Section 1.2 and Section 1.5 of this Agreement. The Buyer and the Paying Agent shall enter into a paying agent agreement (the “Paying Agent Agreement”) in a form reasonably acceptable to the Sellers’ Representative. The fees and expenses of the Paying Agent shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers (the “Sellers’ Paying Agent Expense”).

1.3Closing. The Closing shall take place electronically by exchange of signatures at 10:00 a.m., Eastern Time, as promptly as practicable following, but in no event later than the third (3rd) Business Day following the satisfaction or waiver of each of the applicable conditions set forth in Articles 8, 9 and 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other place, time, or date as may be mutually agreed upon in writing by the Buyer and the Sellers’ Representative (the date on which the Closing occurs, the “Closing Date”); provided however, unless otherwise mutually agreed in writing by the Buyer and the Seller’s Representative, in no event shall the Closing take place prior to the date that is the earlier of (a) the later of (x) November 2, 2026, and (y) the thirtieth (30th) day following the date on which the last fully completed Pharmacy Change of Control Filing is submitted to the applicable Governmental Authority, provided that the Buyer has timely provided the information required of Buyer pursuant to Section 6.2(c) and (b) the third (3rd) Business Day following the date on which confirmation of approval has been received from all applicable Governmental Authorities in connection with the Pharmacy Change of Control Filings.
1.4Withholding. The Buyer Parties, the Paying Agent, the Escrow Agent, and any other applicable withholding agent shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement, the Paying Agent Agreement, or the Escrow Agreement, such amounts as are required to be deducted and withheld by applicable Law. Each Party hereby acknowledges that under the current provisions of the Income Tax Act (Canada) and any provisions of applicable provincial Law, the payments to the Sellers (other than payments treated as remuneration for employment or consideration for services) will not be subject to withholding Taxes. In the event the Buyer Parties determine that any deduction or withholding of Tax on payments to the Sellers (other than payments treated as remuneration for employment or consideration for services) is required, the applicable withholding agent shall use commercially reasonable efforts to provide the relevant Sellers with written notice as soon as reasonably practicable prior to any such withholding with respect to any amounts otherwise payable hereunder and the parties shall cooperate together in good faith to reduce or eliminate any such withholding on such amounts payable. To the extent that amounts are so deducted and withheld, such withheld amounts shall be timely paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
1.5Post-Closing Adjustment.
(a)No later than three (3) Business Days prior to the Closing, the Company shall deliver to the Buyer a balance sheet (the “Closing Balance Sheet”) setting forth in reasonable detail the Company’s good faith calculations of (1) the Cash of the Acquired Companies (the “Closing Cash Balance”), (2) the Working Capital of the Acquired Companies (the “Closing Working Capital Amount”), (3) the aggregate Indebtedness of the Acquired Companies (the “Closing Indebtedness”) and (4) the Company Transaction Expenses (the “Closing Company Transaction Expenses”), each (other than Closing Company Transaction Expenses) estimated as of the end of the day immediately prior to the Closing Date (the “Determination Time”). The Closing Balance Sheet shall be prepared in accordance with the Accounting Principles and Methodologies, and shall be accompanied by reasonable supporting documentation with respect to the determination of each component thereof. During the period from the delivery of the Closing Balance Sheet until the Closing, the Buyer shall be entitled to comment on the Closing Balance Sheet. The Sellers shall, and shall cause the Acquired Companies to, provide Buyer and its Representatives with access to information that Buyer reasonably requests for purposes of its review of the Closing Balance Sheet, and shall in good faith consider any changes the Buyer proposes to the Closing Balance Sheet; provided, however, that the final calculations delivered by the Company shall control for purposes of all payments to be made at the Closing, and neither the review and comment process nor any dispute or disagreement with respect thereto shall delay the Closing.
(b)As promptly as practicable, but not later than ninety (90) days after the Closing Date, the Buyer shall deliver to the Sellers’ Representative a balance sheet as of the Determination Time (the “Buyer Closing Statement”) setting forth in reasonable detail the Buyer’s good faith calculations of (1) the Cash of the Acquired Companies as of the Determination Time (the “Buyer Cash Balance”), (2) the Working Capital of the Acquired Companies as of the Determination Time (the “Buyer Working Capital Amount”), (3) the aggregate Indebtedness of the Acquired Companies as of the Determination Time (the “Buyer Indebtedness”) and (4) the Company Transaction Expenses (the “Buyer Company Transaction Expenses”), together with reasonable supporting calculations and documentation with respect to the determination of each component thereof. The Buyer Closing Statement (i) shall be prepared in good faith and in accordance with the Accounting Principles and Methodologies and (ii) shall be based exclusively on the facts and circumstances as they exist prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on (except with respect to Company Transaction Expenses) or after the Closing Date. If the Buyer fails to deliver the Buyer Closing Statement within such ninety (90)-day period, the Sellers’ Representative shall provide written notice to Buyer of such failure. If the Buyer does not deliver the Buyer Closing Statement to the Sellers’ Representative within five (5) days following receipt of such notice, then the Closing Balance Sheet shall be final and binding on the parties hereto for purposes of this Section 1.5, and the Closing Cash Balance, the Closing Working Capital Amount, the Closing Indebtedness and the Closing Company Transaction Expenses shall be deemed to be, respectively, the Final Cash Balance, the Final Working Capital Amount, the Final Indebtedness and the Final Company Transaction Expenses.
(c)The Buyer Parties shall reasonably cooperate, and the Buyer Parties shall cause the Acquired Companies to reasonably cooperate, with the Sellers’ Representative and its Representatives in their review of the Buyer Closing Statement until the determination of the Final Cash Balance, the Final Working Capital Amount, the Final Indebtedness and the Final Company Transaction Expenses pursuant to Section 1.5(d), including (1) upon reasonable prior written notice, providing the Sellers’ Representative and its Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents, but subject to the Sellers’ Representative and its Representatives entering into customary access or similar agreements) to the extent necessary for the Sellers’ Representative’s and its Representatives’ review of the Buyer Closing Statement, and (2) reasonably cooperating with the Sellers’ Representative and its Representatives, including the provision of supporting information reasonably necessary in connection with the Sellers’ Representative’s review of the Buyer Closing Statement; provided, that (x) such access and cooperation will not unreasonably interfere with the normal business operations of the Acquired Companies and (y) Buyer shall not be required to provide, or cause to be provided, access to any information to the extent that providing such access would violate (A) any obligation of confidentiality to which Buyer or any of its Affiliates may be subject, (B) any attorney-client privilege, attorney work product protection or other privilege associated with such information or (C) any applicable Laws (collectively, the “Access Limitations”).
(d)If the Sellers’ Representative disputes the Buyer Closing Statement, the Sellers’ Representative shall notify the Buyer in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute within forty-five (45) days after the Sellers’ Representative’s receipt of the Buyer Closing Statement. The Dispute Notice shall set forth in reasonable detail the differences between the Buyer Closing Statement and the Sellers’ Representative’s position, together with supporting calculations or documentation then available to the Sellers’ Representative, and shall specify if the dispute involves the Buyer Cash Balance, the Buyer

Working Capital Amount, the Buyer Indebtedness, the Buyer Company Transaction Expenses or any combination of the foregoing. All or any portion of the Buyer Cash Balance, the Buyer Working Capital Amount, the Buyer Indebtedness and the Buyer Company Transaction Expenses, as applicable, that is not disputed by the Sellers’ Representative in the Dispute Notice shall be final and binding on the parties hereto for purposes of this Section 1.5. In the event of timely delivery of a Dispute Notice, the parties shall first use their good faith efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within thirty (30) days after delivery of the Dispute Notice, then the Sellers’ Representative or Buyer may elect to refer the amounts that remain in dispute to an independent, nationally recognized, United States-based, top ten independent public accounting firm with an active practice area focused on post-merger and acquisition purchase price dispute resolution reasonably acceptable to Buyer and the Sellers’ Representative (the “Dispute Auditor”). The Dispute Auditor shall be required to resolve only the unresolved differences between the Buyer Closing Statement and the Sellers’ Representative’s position as set forth in the Dispute Notice, solely in accordance with the Accounting Principles and Methodologies and the applicable definitions set forth in this Agreement, by calculating (i) the Final Cash Balance, in the event that the Buyer Cash Balance is in dispute, (ii) the Final Working Capital Amount, in the event that the Buyer Working Capital Amount is in dispute, (iii) the Final Indebtedness, in the event that the Buyer Indebtedness is in dispute, and (iv) the Final Company Transaction Expenses, in the event that the Buyer Company Transaction Expenses are in dispute. Neither the Buyer Parties nor the Sellers’ Representative will have or conduct any ex parte communication, whether written or oral, with the Dispute Auditor without the other party either being present (or having waived or declined its right to be present) or receiving a concurrent copy of any written communication. Each of the Buyer Parties and the Sellers’ Representative shall have a reasonable opportunity to submit to the Dispute Auditor one written presentation with respect to the unresolved differences and one written response to the other party’s written presentation, and each such submission shall be provided contemporaneously to the other party. Unless requested by the Dispute Auditor in writing, no party may present any additional information or arguments, either orally or in writing. The Buyer Parties and the Sellers’ Representative, and their respective Representatives, will reasonably cooperate with the Dispute Auditor during its engagement and respond on a timely basis to all reasonable requests for information or access to documents or personnel made by the Dispute Auditor (subject to the Access Limitations), all with the intent to fairly, and in good faith, resolve all unresolved differences set forth in the Dispute Notice as promptly as reasonably practicable. The Dispute Auditor’s determination shall be based solely on the Buyer Closing Statement, the Dispute Notice, the written submissions and responses permitted above and information provided in response to the Dispute Auditor’s written requests, and not on the Dispute Auditor’s independent review. In resolving any unresolved differences set forth in the Dispute Notice, the Dispute Auditor (1) may not assign a value to any particular item greater than the greatest value for such item claimed by either the Buyer Parties or the Sellers’ Representative, or less than the lowest value for such item claimed by either the Buyer Parties in the Buyer Closing Statement or the Sellers’ Representative in the Dispute Notice, (2) will be bound by the Accounting Principles and Methodologies and the applicable definitions set forth in this Agreement, (3) will act as an expert and not as an arbitrator, and (4) will limit its review to just the unresolved differences specifically set forth in the Dispute Notice and will not, for the avoidance of doubt, conduct an independent review. The Sellers’ Representative and the Buyer Parties shall use commercially reasonable efforts to cause the Dispute Auditor to determine the Final Cash Balance, Final Working Capital Amount, Final Indebtedness and/or Final Company Transaction Expenses, as applicable, within thirty (30) days after the submission of the dispute, and such Final Cash Balance, Final Working Capital Amount, Final Indebtedness and/or Final Company Transaction Expenses, as applicable, shall be conclusive and binding on the parties absent manifest error or fraud. The terms of appointment and engagement of the Dispute Auditor shall be consistent with this Section 1.5(d) and the fees of the Dispute Auditor shall ultimately be borne by Buyer, on the one hand, and the Sellers, on the other hand, in the same proportion as the aggregate amount of the disputed items that are unsuccessfully disputed by each such party (as determined by the

Dispute Auditor and set forth in its final determination) bears to the total amount of the disputed items submitted to the Dispute Auditor. If the Sellers’ Representative delivers to the Buyer written notice that it does not dispute the Buyer Closing Statement or agrees with the Buyer Closing Statement, or if no Dispute Notice is timely delivered within the applicable 45-day period, the Buyer Cash Balance shall be deemed to be the Final Cash Balance, the Buyer Working Capital Amount shall be deemed to be the Final Working Capital Amount, the Buyer Indebtedness shall be deemed to be the Final Indebtedness and the Buyer Company Transaction Expenses shall be deemed to be the Final Company Transaction Expenses.
(e)Upon the determination of the Final Cash Balance, the Final Working Capital Amount, the Final Indebtedness and the Final Company Transaction Expenses pursuant to this Section 1.5, the amount of any adjustment determined pursuant to this Section 1.5 shall be deemed an adjustment to the Purchase Price and the Distribution Amount, and any payment obligation shall be satisfied in cash in accordance with the mechanics set forth below:
(i)if (A) the amount equal to (I) the Final Cash Balance plus (II) the Final Working Capital Amount minus (III) the Final Indebtedness, minus (IV) the Final Company Transaction Expenses (the amount calculated in this clause (A), the “Final Amount”) exceeds (B) the amount equal to (I) the Closing Cash Balance plus (II) the Closing Working Capital Amount minus (III) the Closing Indebtedness, minus (IV) the Closing Company Transaction Expenses (the amount calculated in this clause (B), the “Estimated Amount” and the amount by which the Final Amount exceeds the Estimated Amount, the “Underpayment Amount”) and such Underpayment Amount is greater than the Collar Amount, then promptly, and in any event within five (5) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 1.5, the Buyer shall pay to the Paying Agent (for distribution to the Sellers in accordance with their respective allocations set forth on the Payment Spreadsheet) in cash by wire transfer of immediately available funds the Underpayment Amount; provided that in no event shall such amount exceed the value of the Purchase Price Adjustment Escrow Amount.
(ii)if the Estimated Amount exceeds the Final Amount (the amount of such excess, the “Overpayment Amount”) and such Overpayment Amount is greater than the Collar Amount, then the Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to arrange for the distribution to the Buyer from the Purchase Price Adjustment Escrow Account of an amount equal to the lesser of (1) the Overpayment Amount and (2) the amount of the Purchase Price Adjustment Escrow Amount then held in the Purchase Price Adjustment Escrow Account. The aggregate amount in the Purchase Price Adjustment Escrow Account shall be the sole and exclusive source of recovery for the Buyer for any amounts owing to the Buyer pursuant to Section 1.5(e)(ii) and in no event shall the amount of such recovery exceed the Purchase Price Adjustment Escrow Amount;
(iii)if (A) the Final Amount is equal to the Estimated Amount or (B) the absolute value of the difference between the Final Amount and the Estimated Amount is less than or equal to the Collar Amount, no adjustment shall be owed by the Sellers or the Buyer Parties with respect to this Section 1.5; and
(iv)in the event any funds remain in the Purchase Price Adjustment Escrow Account after completion of the payment of the adjustments described in this Section 1.5(e)(i) and (ii), the Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to arrange for the distribution of all remaining amounts in the Purchase Price Adjustment Escrow Account to the Paying Agent (for distribution to the Sellers in accordance with their respective allocations set forth on the Payment Spreadsheet).

(f)All payments required pursuant to Section 1.5(e) will be treated for Tax purposes as adjustments to the Purchase Price paid by the Buyer Parties pursuant to this Agreement.
1.6Earnout Payment.
Subject to the terms and conditions set forth on Schedule 1.6, following the Closing, the Sellers may be entitled to receive additional consideration based on the performance of the Business during the Earnout Period (the “Earnout Payment”) as set forth on Schedule 1.6
2.Representations of the Sellers.
Each Seller, severally and not jointly and solely as to itself, represents and warrants to the Buyer Parties as follows:
2.1Title. Such Seller is the record and beneficial owner of, and has good and valid title to, the Shares set forth opposite such Seller’s name on Schedule I and such Shares represent all of the issued and outstanding Equity Interests of the Company owned by such Seller. Such Seller’s Shares are free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws and, at the Closing, such Seller will deliver to the Buyer good and valid title to such Shares, free and clear of all such Liens.
2.2Power and Authority. Such Seller has the right, power, and authority to enter into this Agreement and each of the Transaction Documents to which such Seller is or will be a party, and to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Seller is or will be a party, in accordance with the terms of this Agreement and each of the Transaction Documents to which such Seller is or will be a party, as applicable, and no other action on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which such Seller is or will be a party or the consummation of the transactions contemplated by this Agreement and each of the Transaction Documents to which such Seller is or will be a party.
2.3Authorization; Consents and Approvals; No Violations.
(a)This Agreement and each of the Transaction Documents to which such Seller is or will be a party have been, or will be upon execution thereof, duly and validly executed by such Seller and constitute, or upon their execution and delivery will constitute (in each case, assuming due execution and delivery by each other party thereto), valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, and similar Laws affecting creditors’ rights generally and to the application of general equitable principles (regardless of whether considered in a proceeding in equity or at law).
(b)Such Seller is not required to make any filing or give any notice to, or obtain any permit, authorization, registration, consent, approval or Order of, or exemption, waiver or other action by, any Governmental Authority in connection with the execution, delivery and performance by such Seller of this Agreement and each of the Transaction Documents to which it will be a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (b) where the failure to make such filing or give such notice, or to obtain such permit, authorization, registration, consent, approval, Order, exemption, waiver or other action, would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of such Seller to perform its obligations under this Agreement or any of the Transaction Documents to which such Seller is or will be a party.
(c)Neither the execution, delivery or performance by such Seller of this Agreement and each of the Transaction Documents to which such Seller is or will be a party nor the consummation of the transactions contemplated by this Agreement and each of the Transaction Documents to which such Seller is or will be a party will (i) conflict with or result in a breach, violation or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien, (iv) give any Third Party the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under or (v) result in a violation of (A) any Law or Order to which such Seller or any of such Seller’s properties or assets are subject or bound, or (B) any material Contract to which such Seller is a party or by which such Seller’s properties, rights or assets are subject or bound, except in the case of clauses (A) and (B), for breaches, violations or infringements or Liens that would not, individually or in the aggregate, reasonably be expected to (1) prevent, materially impair or materially delay any of the transactions contemplated by this Agreement or any of the Transaction Documents to which such Seller is or will be a party or (2) materially impair the ability of such Seller to perform its obligations under this Agreement or any of the Transaction Documents to which such Seller is or will be a party.
2.4Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof for which the Acquired Companies or any Buyer Party could become liable after the Closing.
2.5Litigation. There is no Claim pending or, to the knowledge of such Seller, threatened, before any court or Governmental Authority or arbitrator against such Seller that would reasonably be expected, individually or in the aggregate, to prohibit, materially delay, or materially impair such Seller’s ability to perform its obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party. Such Seller is not subject to any outstanding Order that would reasonably be expected, individually or in the aggregate, to prohibit, materially delay, or materially impair such Seller’s ability to perform such Seller’s obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party.
2.6Tax Status. Except as set forth on Schedule 2.6, such Seller is not a non-resident of Canada for the purposes of the Income Tax Act (Canada). The Company may update Schedule 2.6 prior to the Closing solely to reflect factual information regarding the Tax residency of the Joinder Sellers set forth in the completed accredited investor questionnaires delivered by such Joinder Sellers in connection with the execution of their respective Joinders.
2.7Investment Representations. If such Seller is a Stock Consideration Seller, such Seller understands that the shares of Parent Common Stock representing the Stock Consideration are “restricted securities,” are subject to restrictions on transfer (including as described in the Lock-Up Agreement), and have not been registered under the Securities Act of 1933, as amended (the “Act”), Canadian Securities Laws or any applicable state securities law, and that it is acquiring such shares as principal for his, her or its own account, not with a view to distributing or reselling such shares or any part thereof in violation of the Act or any applicable state securities law, has no present intention of distributing any of such shares in violation of the Act or any applicable state securities law, and has no direct or indirect arrangement or understanding with any other Person to distribute or regarding the distribution of such shares in violation of the Act or any applicable state securities law. If such Seller is a Stock Consideration Seller, such

Seller either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Parent Common Stock, and has so evaluated the merits and risks of such investment. If such Seller is a Stock Consideration Seller, such Seller is able to bear the economic risk of an investment in the Parent Common Stock and, at the present time, is able to afford a complete loss of such investment.
2.8Access to Information. If such Seller is a Stock Consideration Seller, such Seller acknowledges that it has been provided a copy of (or access to) the Parent’s most recent Annual Report on Form 10-K for the year ended December 31, 2025, subsequently filed Quarterly Reports on Form 10-Q and all other reports filed with the Securities and Exchange Commission and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Parent concerning the merits and risks of investing in the Parent Common Stock; (ii) access to information about the Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that is necessary to make an informed investment decision with respect to an investment in the Parent Common Stock.
2.9Accredited Investor. Such Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Act.
3.Representations of the Company.
The Company represents and warrants to the Buyer Parties as follows (it being understood that the Company makes no representations or warranties as to the “Frida” and “Foria” businesses or Affirming Care (ON) Ltd.):
3.1Organization; Foreign Qualifications.
(a)Each Company Group Member is duly formed or incorporated, validly existing and (where such concept is recognized) in good standing under the laws of its jurisdiction of organization and has all requisite power to own its properties and assets and possesses all necessary licenses to conduct its business as now being conducted, except where the failure to have such power or licenses would not reasonably be expected to be material to such Company Group Member. Each Company Group Member is duly qualified and possesses all necessary licenses to do business as a foreign company or other foreign entity and (where such concept is recognized) is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business as currently conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to be material to the Company Group taken as a whole.
(b)The Company has made available true, complete and correct copies of the Organizational Documents of each Company Group Member, each as amended and in effect as of the date of this Agreement. The directors and officers of each Company Group Member as of the date hereof are set forth on Schedule 3.1(b). No Company Group Member is in violation of any term of its Organizational Documents.
3.2Capitalization.
(a)Schedule 3.2(a)(i) sets forth the authorized, issued and outstanding Equity Interests of each Company Group Member. The Persons set forth on Schedule 3.2(a)(i) are the sole record, legal and beneficial owners of all of the issued and outstanding Equity Interests of each Company Group Member, as applicable, and have good and valid title to such Equity Interests, free and clear of all Liens (other than restrictions imposed by applicable provincial, state or federal securities Laws). Schedule 3.2(a)(ii) sets forth a complete and accurate list of all Company Options, Company Warrants and Company SAFEs as of the date hereof, including the holder name, number of underlying shares, exercise price and vesting status, as applicable, for each such Company Option, Company Warrant and Company SAFE.
(b)No Company Group Member (i) has any subsidiaries other than other Company Group Members, or (ii) directly or indirectly (x) owns, or holds any rights to acquire, any other securities, interests or investments in any Person or (y) has any obligation to make any capital contribution to, investment in, or otherwise acquire or subscribe for any Equity Interests or securities of any Person. Except as set forth on Schedule 3.2(a)(i) or Schedule 3.2(a)(ii), there are no securities convertible into or exchangeable for, or the value of which is measured by reference to, Equity Interests or any other equity or ownership interests, no rights to subscribe for or to purchase or any options for the purchase of, and no agreements providing for the issuance (contingent or otherwise) of, or any calls, puts, warrants, preemptive rights, conversion rights, exchange rights, rights of first refusal, commitments or claims of any other character relating to the issuance or disposition of Equity Interests of any of the Company Group Members or phantom units, stock appreciation, profit participation or other equity or equity-like rights, interests or other instruments of any of the Company Group Members. All of the Equity Interests of the Company Group Members (i) have been duly authorized and validly issued and are, as applicable, fully paid and nonassessable and (ii) were issued in compliance with all applicable securities Laws and not in violation of any preemptive rights, rights of first offer, rights of first refusal or any similar rights. As of the Closing, no Company Options, Company Warrants, Company SAFEs or other Equity Equivalents of any Company Group Member will be issued or outstanding and no Company Group Member will have granted, issued or agreed to grant or issue any Company Options, Company Warrants, Company SAFEs or other Equity Equivalents after the date hereof. No Company Group Member has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equityholders of such Company Group Member on any matter. The exercise price of each Company Option granted as an “incentive stock option” is equal to or greater than the fair market value of the underlying shares as of the date of grant of such Company Option (and, with respect to each Company Option held by an Optionholder who is a United States taxpayer, within the meaning of Section 409A of the Code).
(c)Except as set forth on Schedule 3.2(c), there are no (i) outstanding obligations of any of the Company Group Members to repurchase, redeem, sell or otherwise acquire or issue any Equity Interests of any Company Group Member or vote or dispose of any Equity Interests of any Company Group Member or (ii) voting trusts, irrevocable proxies or other agreements among any equityholders of any Company Group Member with respect to the voting or transfer of any Equity Interests of any Company Group Member. There are no undeclared but unpaid dividends or distributions or amounts owed to the Sellers, Optionholders or Warrantholders or their Affiliates with respect to any Equity Interests of any Company Group Member. Upon the exercise or conversion of, or delivery of an Option Cancellation Agreement in respect of, each Company Option, and payment of the amounts set forth on the Payment Spreadsheet in respect thereof, no Optionholder will have any right to acquire Equity Interests of any Company Group Member or to receive any payment or consideration from any Buyer Party, any Company Group Member or any of their respective Affiliates with respect to such Company Option. Upon the exercise or conversion of each Company Warrant and Company SAFE in accordance with this Agreement, each Warrantholder and holder of a Company SAFE shall execute and deliver a Joinder and participate as a Seller hereunder and, other than such Warrantholder’s or holder’s rights as a Seller under this Agreement, no such Warrantholder or holder of a Company SAFE will have any right to acquire Equity Interests of any Company

Group Member or to receive any payment or consideration from any Buyer Party, any Company Group Member or any of their respective Affiliates with respect to such Company Warrant or Company SAFE. The Payment Spreadsheet will, as of the Closing, accurately set forth all amounts payable to the Sellers and the Optionholders in respect of the Equity Interests, Company Options, Company Warrants and Company SAFEs and will comply with the Organizational Documents of the Company, the Company’s equity incentive plans, the option agreements, the Company Warrants (as amended by any Warrant exercise agreements entered into in contemplation of this Agreement), the Company SAFEs (as amended by any SAFE conversion agreements entered into in contemplation of this Agreement), the Option Cancellation Agreements and applicable Law.
(d)Section 3 of the Amended and Restated Voting Agreement, dated February 24, 2025, by and among the Company and the shareholders of the Company party thereto (the “Voting Agreement”) is in full force and effect and constitutes a valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance and similar Laws affecting creditors’ rights generally and to the application of general equitable principles. To the Company’s Knowledge, no party to the Voting Agreement has taken any action, or failed to take any action, that would impair, limit or otherwise affect the enforceability of Section 3 of the Voting Agreement. The consummation of the transactions contemplated by this Agreement will not require any consent, waiver or approval under, or trigger any right of termination or modification of, Section 3 of the Voting Agreement that has not been obtained or waived. Those Sellers who are party to this Agreement as of the date hereof, together with those shareholders of the Company who are entitled to vote and who execute and deliver Joinders in accordance with this Agreement, have full power, right, and authority to exercise the drag along and related rights described in Section 3 of the Voting Agreement. The exercise of the drag along and related rights described in Section 3 of the Voting Agreement, including as described in Section 6.12, will result in all Joinder Sellers who hold any right, title and interest in or to any Shares of the Company at the time of such exercise to become a party to, and perform, this Agreement, including to sell all right, title, and interest in and to their Shares to the Buyer (free and clear of all Liens) in accordance with this Agreement and applicable Law. Any exercise of such power, right, and authority will not constitute a breach of, or default under, the Voting Agreement or applicable Law. Without limitation, the Chief Executive Officer of the Company is a duly appointed power of attorney of each holder of Shares of the Company pursuant to the Voting Agreement and is entitled to (i) sign and deliver to the Buyer a Joinder on such holder’s behalf, and (ii) to cause the sale of all, but not less than all, of the Shares of the Company of such holder to the Buyer in accordance with this Agreement and the Voting Agreement.
(e)At the Closing, the Buyer will acquire all of the issued and outstanding Equity Interests of the Company.
3.3Authorizations; Consents and Approvals; No Violations.
(a)The execution and delivery by the Company of this Agreement, and by each Acquired Company of each of the Transaction Documents to which such Acquired Company is or will be a party, and the consummation by the Company and each such Acquired Company of the transactions contemplated hereunder and thereunder, has been duly authorized by all requisite action of the Company and such Acquired Company, as applicable. This Agreement has been, or will be upon execution thereof, duly and validly executed by the Company. This Agreement and each of the Transaction Documents to which any Acquired Company is or will be a party have been, or will be upon execution thereof, duly and validly executed by such Acquired Company. This Agreement and each of the Transaction Documents to which the Company or any other Acquired Company is or will be a party constitute, or upon its execution and delivery will constitute (in each case, assuming due execution and delivery by each other party thereto), valid and legally binding obligations of the Company or such other Acquired Company, as applicable, enforceable against it in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other Laws affecting creditors’ rights generally and to the application of general equitable principles (regardless of whether considered in a proceeding in equity or law).
(b)Except as set forth on Schedule 3.3(b), the execution, delivery and performance by each Acquired Company of this Agreement and the Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) conflict with or result in a breach, violation or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien, (iv) give any Third Party the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under, (v) result in a violation of (A) the Organizational Documents of any Company Group Member, (B) any Law, Order or Privacy Obligations to which any Company Group Member or any of their respective properties or assets are subject or bound, or (C) any Material Contract to which any Company Group Member is a party or by which any of their respective properties, rights or assets are subject or bound, except in the case of clauses (B) and (C), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)Except as set forth on Schedule 3.3(c), the Company is not required to make any filing or give, file, seek or obtain any notice to, or obtain any permit, authorization, registration, consent, approval or Order of, or exemption, waiver or other action by, any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which it will be a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (b) the Pharmacy Change of Control Filings set forth on Schedule 6.2(c) that are required to be submitted prior to the Closing, and required in connection with the consummation of the transactions contemplated hereby, or (c) where the failure to make such filing or give such notice, or to obtain such permit, authorization, registration, consent, approval, Order, exemption, waiver or other action, would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents to which the Company is or will be a party.
3.4Financial Statements; No Material Undisclosed Liabilities; Accounts Receivable; Absence of Changes.
(a)Schedule 3.4(a) sets forth true, complete and correct copies of (i) the reviewed, consolidated balance sheets and related reviewed, consolidated statements of income and cash flow for the Company Group for the fiscal years ending December 31, 2023, December 31, 2024 and December 31, 2025, respectively (together, the “Annual Financial Statements”) and (ii) the unaudited, consolidated balance sheets and related unaudited, consolidated statements of income for the Company Group (collectively, the “Most Recent Balance Sheet”), in each case, as of and for the 7-month period ended July 31, 2026 (together, the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”).
(b)The Financial Statements are based upon, and consistent with, the Company Group Members’ books and records and fairly present in all material respects the financial condition of the Company Group Members, as applicable, as of the times applicable thereto and the operating results of the Company Group Members, as applicable, for the periods indicated therein, and have been prepared in accordance with Canadian GAAP (subject to, in the case of the Interim Financial Statements, the absence of footnotes and customary year-end adjustments, none of which footnotes or year-end adjustments are, individually or in the aggregate, material in amount or effect to the Company Group taken as a whole).
(c)The Company Group Members have no liabilities, other than any such debts, liabilities or obligations (a) reflected or reserved against on the Financial Statements (or notes thereto), (b) that have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business or are not, individually or in the aggregate, material in amount, and none of which is a liability resulting from noncompliance with any applicable Law or Permits, breach of contract, breach of warranty, tort, infringement, misappropriation, or Claim, or (c) that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. No Company Group Member is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract relating to any transaction or relationship between such Company Group Member, on the one hand, and any unconsolidated Affiliate thereof, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as such term is described in Form 51-102F1 – Management’s Discussion & Analysis under National Instrument 51-102 – Continuous Disclosure Obligations).
(d)The Company Group Members maintain a system of internal accounting controls that are designed to provide reasonable assurances in all material respects (i) regarding the reliability of financial reporting, (ii) that the business of the Company Group Members is operated, and transactions are executed, in accordance with management’s general or specific authorization and (iii) that transactions are recorded as necessary to permit preparation of the financial statements of the Company Group Members in conformity with Canadian GAAP and to maintain accountability for the Company Group Members’ assets. Since the Look-Back Date, there has not been (i) any significant deficiency or material weakness in any system of internal accounting controls used by any Company Group Member, (ii) any fraud or other wrongdoing that involves any of the management or other employees of any Company Group Member who have a role in the preparation of financial statements or the internal accounting controls used by the Company Group Members or (iii) any written, or to the Company’s Knowledge, oral claim or allegation regarding any of the foregoing.
(e)All accounts and notes receivable reflected on the Most Recent Balance Sheet are bona fide receivables arising in the ordinary course of business, are collectible within ninety (90) days following the Closing Date (net of allowances for doubtful accounts reflected on the Most Recent Balance Sheet) and no such account receivable or note receivable is delinquent or past due by more than ninety (90) days in its payment, except as would not reasonably be expected to be material to the Company Group Members, taken as a whole. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivable by any Company Group Member, except as would not reasonably be expected to be material to such Company Group Member.
3.5Absence of Certain Changes or Events. Since the Latest Balance Sheet Date, except as set forth on Schedule 3.5:
(i)the Company Group Members have conducted their businesses in all material respects in the ordinary course of business, except pursuant to the Restructuring or the Pre-Closing Transfers, in each case to the extent effected at or prior to the Closing and in accordance with the Restructuring Steps Plan, the Restructuring Documents, the Pre-Closing Transfer Steps Plan or the Pre-Closing Transfer Documents, as applicable;

(ii)the Company Group Members have not acquired or disposed of any assets, except (A) in the ordinary course of business or (B) pursuant to the Restructuring or the Pre-Closing Transfers, in each case to the extent effected at or prior to the Closing and in accordance with the Restructuring Steps Plan, the Restructuring Documents, the Pre-Closing Transfer Steps Plan or the Pre-Closing Transfer Documents, as applicable;
(iii)there has been no damage, destruction or casualty loss (other than those covered by insurance) with respect to any of the assets or properties of the Company Group Members that, individually or in the aggregate, exceeds $100,000;
(iv)the Company Group Members have not (A) other than in the ordinary course of business, made any material change in the compensation or benefits paid or payable, or granted, announced, or agreed to grant or announce any cash, equity or equity-based incentive awards, bonus, retention, change of control, transaction or similar bonuses, severance or termination payment, to any current or former employee, officer, director or individual independent contractor with annual base compensation in excess of $200,000, excluding generally-applicable changes to employee benefits, (B) hired or terminated (other than for cause) the employment or engagement of any employee or individual independent contractor with annual base compensation in excess of $200,000, (C) implemented or announced any employee layoff, furlough, reduction in force, plant closing or similar action that would trigger notice or other obligations under the WARN Act, (D) established, adopted, entered into, materially amended or terminated any material Employee Plan or collective bargaining or similar agreement, or (E) increased or accelerated, or committed to increase or accelerate the funding, payment or vesting of the compensation or benefits provided under any Employee Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement;
(v)the Company Group Members have not cancelled or waived any claims with a potential value in excess of $50,000, other than in the ordinary course of business;
(vi)the Company Group Members have not made any material change in their accounting practices other than any change required by Canadian GAAP or any Law;
(vii)no Company Group Member has (A) made, revoked or changed any material Tax election (including taking any action that would reasonably be expected to change the classification of any Company Group Member for U.S. federal income Tax purposes), (B) adopted or changed any annual Income Tax accounting period or other material Tax accounting method or period, (C) adopted or changed any material method of Income Tax accounting, (D) filed any amended material Tax Return, (E) entered into any “closing agreement” or filed any request for rulings or special Tax incentives with any taxing authority, (F) settled any claim or assessment in respect of any amount of Tax, (G) consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment (other than those extensions or waivers obtained in the ordinary course of business set forth on Schedule 3.5(a)(vii)), (H) surrendered any right to claim any material Tax refund, offset or other reduction in Tax liability or (I) participated in, initiated any discussion with respect to, or entered into any voluntary disclosure program (or similar program or agreement) with any taxing authority; and
(viii)there has not been any fact, condition, occurrence, change, development, event or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.6Litigation. Except as set forth on Schedule 3.6, (a) there is no, and since the Look-Back Date there has not been any, material Claim pending, settled or, to the Company’s Knowledge, threatened against or affecting any Company Group Member or any of their respective directors, managers, officers or employees (in each case, in their capacity as such) that would, if determined adversely to the applicable Company Group Member, individually or in the aggregate, reasonably be expected to be material to the Company Group Members and (b) there have been no outstanding Orders enjoining or requiring, or which would reasonably be expected to enjoin or require, any Company Group Member to take any action of any kind with respect to its business, assets, or properties or to which any Company Group Member or its assets or properties is bound, except as would not reasonably be expected to be material to the Company Group Members, taken as a whole.
3.7Insurance. Schedule 3.7 sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers’ compensation, business interruption, product liability, automobile, professional liability, cyber liability and other material insurance policies maintained by the Company Group Members (an “Insurance Policy”) or that name any Company Group Member as an insured (or loss payee), in each case for the current policy period, specifying the type of coverage, the amount of coverage, the carrier, and the expiration date of each such policy. No Company Group Member (a) is in material default under any Insurance Policy or (b) has been denied insurance coverage in any material respect since the Look-Back Date. There are no claims under the Insurance Policies which are reasonably likely to exhaust the applicable limit of liability and the applicable Company Group Member has reported in a timely manner all reportable events to its insurers. Each Insurance Policy is in full force and effect, all premiums due and payable under the Insurance Policies have been timely paid, and the Company Group Members are in material compliance with the terms of the Insurance Policies.
3.8Product Liability. Except as set forth on Schedule 3.8, no Company Group Member has any liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product or service sold, distributed, delivered or licensed by any Company Group Member, including liabilities arising out of any product recall, product defect, failure to warn, breach of product warranty, or strict product liability claim, that would reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. Since the Look-Back Date, there have been no field alerts, safety alerts, or similar communication to customers, Governmental Authorities, or other Persons with respect to any product or service sold, distributed, delivered or licensed by any Company Group Member, other than any such recall, alert or communication that (a) was not required by, and has not been reported to, any Governmental Authority and (b) would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. There are no pending Claims or, to the Company’s Knowledge, threatened Claims relating to any product or service of any Company Group Member based on product liability, failure to warn or breach of product warranty that would reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole.
3.9Intellectual Property.
(a)Except as set forth on Schedule 3.9(a), the Company Group Members (i) exclusively own and possess all right, title, and interest in and to the Company IP and (ii) own or have the valid, enforceable, and sufficient right to all items of Intellectual Property used in or necessary for the operation of their businesses as currently conducted (together with the Company IP, the “Company Business IP”), in each case of (i) and (ii), free and clear of all Liens other than Permitted Encumbrances. All Registered Company IP is subsisting and, to the Company’s Knowledge, valid and enforceable.
(b)To the Company’s Knowledge, no Company Group Member, nor the operation of the business of any Company Group Member interferes with, infringes upon, misappropriates, dilutes, or otherwise violates, or since the Look-Back Date has interfered with, infringed upon, misappropriated, diluted, or otherwise violated, any Intellectual Property of any

Third Party. There are no material Claims or challenges, assertions, notices, or other communications (including unsolicited offers, demands, or requests to license or cease and desist letters) pending or, to the Company’s Knowledge, threatened by or against, or received or sent, by any Company Group Member with respect to any actual or alleged interference, infringement, misappropriation, dilution, violation of, or the validity, use, ownership, registrability, scope or enforceability of any Intellectual Property. To the Company’s Knowledge, no Third Party is interfering with, is infringing upon, is misappropriating, is diluting, or otherwise is violating any Company IP. No Company IP is subject to any consent, settlement, ruling, determination, or Order prohibiting or restricting any Company Group Member’s use, ownership, enforcement or other exploitation or disposition thereof.
(c)Schedule 3.9(c)(i) sets forth a true, complete and correct list of all applied-for, registered or issued Intellectual Property owned by any Company Group Member (collectively, the “Registered Company IP”), including (A) a list of all trade and service marks that have been registered (including with the U.S. Patent and Trademark Office) or for which an application for registration is pending, in each case which are owned by a Company Group Member; (B) a list of all patents issued (including by the U.S. Patent and Trademark Office) or for which an application is pending, in each case which are owned by a Company Group Member; and (C) a list of all domain names registered to the Company Group Members.
(d)The Company Group Members take actions reasonably necessary to maintain and protect all material Company IP (including the secrecy, confidentiality and value of all Trade Secrets and the Source Code constituting Company IP). All persons who authored, created, conceived, developed, or reduced to practice any material Intellectual Property for or on behalf, or under the direction or supervision, of any Company Group Member have executed, a written contract including a present tense grant of assignment to a Company Group Member of such Person’s right, title, and interest in and to such Intellectual Property and waiving any moral rights they have in and to such Intellectual Property in favor of a Company Group Member and its successors and assigns. No Trade Secrets owned or Processed by or for any Company Group Member have, to the Company’s Knowledge, been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement with reasonable protections of, and preserving all rights of, the Company Group Members. To the Company’s Knowledge, no Person is or has been in breach of any contract or obligation referenced in this section. No employee, contractor, or other Person has claimed any right, title or interest in or to any Company IP.
(e)No Company Product or any Source Code to or constituting any Company Product or that is otherwise included in the Company IP (the “Company Source Code”) uses, incorporates, combines, links, is provided as a service or application in connection with, made available with or is integrated, bundled, or distributed with any Open Source Software or any derivative thereof in a manner that would (i) require any Company Group Member to (or permit any Person to) distribute, provide, disclose, make available, offer, deliver, license, or reverse engineer (or condition any grant of rights on distribution, provision, disclosure, making available, offering, delivery, license, or reverse engineering of) any Company Product or Company Source Code to any Person or (ii) impose any present economic limitations on any Company Group Member’s commercial exploitation thereof (any of the foregoing clauses (i) and (ii), a “Reciprocal Right”). With respect to any Open Source Software that any Company Group Member uses or has used, including in connection with any Company Product or Company Source Code, the Company Group Members comply and have complied, in all material respects, with all applicable licenses with respect thereto. No Company Group Member has received any written notice alleging a violation or breach of any license terms for any Open Source Software.

(f)Except as would not be material to the Company Group Members, individually or in the aggregate, (1) where any Company Group Member (or any Person on behalf of any Company Group Member) has authored, conceived, created, reduced to practice, or developed any Intellectual Property for a customer (“Customization”) and either ownership of such Customization does not vest in a Company Group Member or a Company Group Member is not fully licensed to (including to use) such Customization without restriction, such Customization was developed to meet that customer’s specific requirements; (2) no such Customization: (i) has been provided to any other licensees or customers of any Company Group Member, (ii) is or has been used by any Company Group Member except for the provision of Company Products to the relevant customer, or (iii) is necessary for the ongoing operation of the business of any Company Group Member; and (3) no Company Group Member has licensed, disclosed, distributed, transferred, assigned, or otherwise made available to any of its or its respective customers any Customization constituting Software that is governed by or subject to a Reciprocal Right without the express prior written consent of such customer.
(g)The Company Group Members are in possession of all Company Source Code. No Company Source Code has been disclosed, licensed, released, delivered, distributed, made available to any Person, been placed in escrow, or otherwise been the subject of any grant of rights (and no Company Group Member has agreed to, or is otherwise required to, do any of the foregoing under any circumstance).
(h)The Company Group Members maintain commercially reasonable policies and procedures relating to the use of AI Technologies, including policies, protocols and procedures for (i) implementing AI Technologies in a way that promotes transparency, accountability and human interpretability, (ii) ensuring their accuracy with respect to their intended use, (iii) management oversight and approval of its employees’ use or implementation of AI Technologies, and (iv) the input of any Trade Secrets, Confidential Information, or Company Source Code into any third-party AI system or publicly accessible AI tool without appropriate contractual protections that preserve the confidentiality and proprietary rights of the Company Group Members. To the Company’s Knowledge, no material Trade Secrets or Company Source Code has been input into any third-party AI system in a manner that would compromise the confidentiality thereof or result in any Third Party obtaining rights therein.
(i)The Company Systems function in accordance with their specifications without material defects or errors when used in accordance with such specifications and related documentation. The Company Systems function in all material respects as necessary for the operation of the conduct of the businesses and offerings of the Company Group Members, as currently conducted. The Company Group Members own or otherwise have a valid, enforceable, and sufficient right to use all Company Systems as used in, necessary for, or developed for the operation of their businesses as currently conducted. The Company Systems are sufficient (including with regard to associated license seats) for the current needs of the Company Group Members and are, to the Company’s Knowledge, free from any Malicious Code. The Company Group Members have taken commercially reasonable precautions consistent with industry standards designed to protect and maintain the confidentiality, integrity, and security of the Company Systems and all information stored or contained therein or transmitted thereby from any unauthorized Processing. Since the Look-Back Date, there have been no failures, breakdowns, continued substandard performance, or other adverse events affecting any of the Company Systems that have caused any material disruption or interruption in or to the use of such Company Systems or the businesses or operation of any Company Group Member. The Company Group Members have in place adequate business continuity and disaster recovery plans, which have been regularly tested and proven effective in all material respects, and act in material compliance therewith.

(j)The Company Group Members maintain and enforce commercially reasonable policies and procedures regarding cyber-security, data privacy, protection, and security. The Company Group Members are in compliance in all material respects with all Privacy Obligations. To the Company’s Knowledge, there have been no (i) Security Incidents, (ii) circumstances requiring any Company Group Member to notify any Person of, or notice issued by or on behalf of any Company Group Member to any Person in respect of, any Security Incident or actual or alleged violation of any Privacy Obligation, or (iii) notices received by any Company Group Member regarding any Security Incident or actual or alleged violation of any Privacy Obligation. The Company Group Members Process data and information, including Personal Information, which they are authorized, and only in the manner so authorized, to Process such data and information, including Personal Information. Each Company Group Member has obtained written agreements from all Persons to whom it provides access to Personal Information that binds such Person to the same restrictions, obligations, and conditions that apply to the applicable Company Group Member with respect to such Personal Information. No Company Group Member sells or has sold, (including as defined in the California Consumer Privacy Act), Personal Information (including any de-identified Personal Information) to any Person. There are no, and since the Look-Back Date there have not been, any Claims or challenges, assertions, notices, or other communications pending or, to the Company’s Knowledge, threatened by or against, or sent or received in writing by, any Company Group Member relating to any Privacy Obligation, Personal Information, or Security Incident. Since the Look-Back Date, no Governmental Authority has issued any order, decision, judgment or other determination against any Company Group Member based on any actual or alleged non-compliance with any Privacy Obligations and, to the Company’s Knowledge, with regard to any Privacy Obligations, no Company Group Member is under investigation by any Governmental Authority.
(k)Each Company Group Member has taken actions designed to protect the confidentiality, integrity, and security of its Personal Information and its Company Systems against any unauthorized use, control, access, interruption, modification, disclosure or corruption in conformance with commercially reasonable industry practices.
(l)The consummation of the transactions contemplated by this Agreement will not materially impair any right of any Company Group Member in or to any Company Business IP or Company Systems, and the Company Business IP and the Company Systems will be owned, licensed, or available for use by the Company Group Members immediately after the Closing on terms and conditions substantially similar to those under which the Company Group Members owned or used the Company Business IP and the Company Systems immediately prior to the Closing.
3.10Assets. The Company Group Members have good title to, or a valid leasehold interest in, all material fixed assets (as such term is understood pursuant to Canadian GAAP), used in the conduct of the business of the Company Group as currently conducted, free and clear of all Liens except for Permitted Encumbrances. The assets, properties and rights owned, leased or licensed by the Company Group Members, taken together, constitute all of the assets, properties and rights necessary and sufficient to conduct the business of the Company Group immediately following the Closing in all material respects in substantially the same manner in which it is conducted as of the date hereof. Upon completion of the Restructuring and except as contemplated by the Restructuring Steps Plan, the Restructuring Documents, or Section 7.7, (a) the Company Group Members will continue to own, lease or license all such assets, properties and rights, in each case without any license, consent, payment or other continuing obligation to any transferee in the Restructuring, and (b) no material asset, property or right that is used in, or necessary for, the conduct of the business of the Company Group (excluding the “Frida” and “Foria” businesses and Affirming Care (ON) Ltd.) will be transferred to, or retained by, any transferee in the Restructuring.
3.11Real Estate Leases. Schedule 3.11 attached hereto sets forth the addresses of all Leased Real Property and all leases, subleases, licenses, sublicenses, offers to lease, occupancy agreements, parking agreements, storage agreements and other agreements granting rights to use or occupy real property to which any Company Group Member is a party as of the date hereof, including all amendments, extensions, renewals, guaranties, notices of lease, landlord consents, non-disturbance agreements, recognition agreements and other agreements relating thereto (collectively, the “Leases”). True and correct copies of all Leases have been made available to the Buyer Parties. The Leases are legal, valid and binding obligations of the applicable Company Group Member, as lessee, sublessee or licensee therein, and the Leases are in full force and effect (subject to proper authorization and execution of such Leases by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each Company Group Member’s possession and quiet enjoyment of the Leased Real Property has not been disturbed in any material respect, and there are no material disputes under any Leases. Neither the applicable Company Group Member nor, to the Company’s Knowledge, any other party to any Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, in any such case, except as would not be material to the Company and its Subsidiaries, taken as a whole. No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full. No Company Group Member owes any outstanding brokerage commissions or finder’s fees with respect to any Lease. All rent and other amounts due and payable under each Lease have been paid to the extent due, and no Company Group Member has prepaid any such amounts more than one (1) month in advance. The applicable Company Group Member has not (a) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof or (b) collaterally assigned or granted any other security interest in any Lease or interest therein. To the Company’s Knowledge, all buildings, structures, fixtures, and other improvements located on the Leased Real Property are structurally sound, are in good operating condition and repair (reasonable wear and tear excepted), are free from latent and patent defects, and are suitable for their current use. The Company Group Members have all certificates of occupancy, permits, licenses, and other approvals of Governmental Authorities required for the occupancy and use of the Leased Real Property as currently occupied and used. To the Company’s Knowledge, the current use and occupancy of the Leased Real Property complies in all material respects with applicable zoning by-laws, official plans, building codes, fire codes, accessibility requirements and other applicable municipal, provincial and federal Laws. There is no Claim pending or, to the Company’s Knowledge, threatened in writing for the expropriation, condemnation or similar taking of any Leased Real Property or any portion thereof.
3.12Owned Real Estate. No Company Group Member owns, directly or indirectly, any freehold, fee simple, leasehold ownership or other ownership interest in real property.
3.13Environmental Compliance.
(a)The Company Group Members are, and since the Look-Back Date have been, in compliance in all material respects with Environmental Laws, and no Company Group Member is subject to any pending, or to the Company’s Knowledge, threatened Claim or investigation alleging material noncompliance with any Environmental Law or Environmental Permit.
(b)The Company Group Members have obtained, and since the Look-Back Date have maintained in full force and effect all Permits required to be obtained under

Environmental Laws (“Environmental Permits”), and each Company Group Member is in material compliance with the terms and conditions thereof. No consent, approval, or authorization of, or declaration, notice, filing, or registration with, any Governmental Authority is required in connection with the transfer of any Environmental Permit, or otherwise under Environmental Laws, as a result of the consummation of the transactions contemplated under this Agreement.
(c)No Company Group Member has caused or permitted a release of Hazardous Substances at any real property currently or previously owned, leased, or operated by any Company Group Member, except in material compliance with Environmental Laws; and no Hazardous Substances have been released at any real property currently or formerly owned, leased, or operated by any Company Group Member in a manner that has caused, or that would reasonably be expected to cause, any Company Group Member to incur material losses, liabilities, or investigative, reporting, remedial, or other material corrective obligations under Environmental Laws.
(d)No Company Group Member has disposed of, transported, arranged for disposal or treatment, or otherwise sent any Hazardous Substances at, to, or from any facility in violation of Environmental Laws, or in a manner that has caused, or that would reasonably be expected to cause, any Company Group Member to incur material losses, liabilities, or investigative, reporting, remedial, or other material corrective obligations under Environmental Laws.
(e)No Company Group Member has assumed or undertaken, agreed to indemnify against, or otherwise become subject to any material liability of any other Person relating to compliance with Environmental Laws or the release of, or exposure of any person to, Hazardous Substances.
(f)The Company Group Members have provided to the Buyer Parties copies of all Environmental Permits, environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and similar documents that are in the possession, custody, or control of any Company Group Member and that relate to environmental, health, or safety matters.
(g)Without limiting the generality of the foregoing, each Company Group Member that generates, handles, stores, or disposes of pharmaceutical waste is, and since the Look-Back Date has been, in compliance in all material respects with all applicable Environmental Laws relating to the management of pharmaceutical waste, including the Management Standards for Hazardous Waste Pharmaceuticals (40 C.F.R. Part 266, Subpart P) and any applicable state pharmaceutical waste Laws, including requirements relating to reverse distribution, proper disposal of non-creditable hazardous waste pharmaceuticals, and the prohibition on sewer disposal of hazardous waste pharmaceuticals.
3.14Tax Matters. Except as set forth on Schedule 3.14:
(a)All Tax Returns required to be filed by or with respect to each Company Group Member have been duly and timely filed (taking into account any valid extensions of time within which to file). All such Tax Returns are true, correct, complete, and prepared in compliance with applicable Laws in all material respects. All material Taxes (whether or not shown as due on any Tax Return) required to be paid by or with respect to each Company Group Member have been paid in full before delinquency.
(b)Adequate provision has been made in the Interim Financial Statements for all unpaid Taxes of the Company Group Members as of the date of the Interim Financial

Statements, and such provision, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group Members will be adequate to cover all Taxes not yet due and payable that relate to any Pre-Closing Tax Period.
(c)No audit, examination, investigation, claim, assessment, deficiency, adjustment, or other proceeding with respect to Tax Returns or Taxes of any Company Group Member is pending, in process, or threatened in writing by any Governmental Authority, including the Canada Revenue Agency, any provincial tax authority, the IRS, or any state or local tax authority. No Company Group Member has received any notice or communication in writing from any Governmental Authority regarding any audit, examination, investigation, claim, assessment, deficiency, adjustment, or proposed adjustment relating to any Taxes or Tax Returns which has not since been fully satisfied by payment or been withdrawn. No waiver or other arrangement with any Governmental Authority providing for an extension of time for the assessment, collection, or payment of any Tax or deficiency (other than those obtained in the ordinary course of business) is in effect, and no request for any such waiver or other arrangement (other than those obtained in the ordinary course of business) is outstanding.
(d)All deficiencies, assessments, adjustments, or proposed adjustments with respect to Taxes of any Company Group Member that have been asserted, proposed, or assessed by any Governmental Authority have been paid, settled, or resolved in full.
(e)No Company Group Member is a party to, is bound by, or has any obligation under any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement, or similar agreement or arrangement (other than any commercial agreements entered into in the ordinary course of business, the principal purpose of which does not relate to Taxes). No Company Group Member has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any consolidated, combined, unitary, or other similar Tax Return for state or local Tax purposes (other than with respect to a group of which a Company Group Member is or was the common parent). No Company Group Member has any liability for Taxes of any other Person (other than a Company Group Member) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state or local Tax Law), (ii) as a transferee or successor, (iii) by Contract (other than any commercial agreements entered into in the ordinary course of business, the principal purpose of which does not relate to Taxes), (iv) under subsection 160 of the Income Tax Act (Canada) or any similar provision of provincial Tax Law or (v) otherwise by operation of Law.
(f)There are no Liens on the Shares or on any of the assets, rights, or properties of any Company Group Member with respect to Taxes, other than Permitted Encumbrances described in clause (ii) of the definition thereof.
(g)No claim has ever been made by any Governmental Authority in a jurisdiction where a Company Group Member does not file Tax Returns that such Company Group Member is or may be subject to taxation by that jurisdiction. No Company Group Member is or has ever been a resident for Tax purposes in any jurisdiction other than its jurisdiction of formation, or has a “permanent establishment” (within the meaning of an applicable Tax treaty, including the Canada-United States Tax Convention (1980)), fixed place of business, or other taxable presence in any country, state, or province, other than Canada and the United States. No Company Group Member that is organized under the Laws of the United States or any state thereof is a resident of Canada for purposes of the Income Tax Act (Canada), is deemed to have a permanent establishment in Canada, or is otherwise subject to Tax in Canada under Part I of the Income Tax Act (Canada).
(h)No Company Group Member has granted any power of attorney with respect to material Tax matters that is currently in force.

(i)No Company Group Member will be required to include any item of income in, or exclude any item of deduction from, taxable income for, or pay any amount of Taxes in, any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local Tax Law), (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received, deferred revenue accrued, or advance payment received on or prior to the Closing Date.
(j)No Company Group Member has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed in whole or in part by Sections 355 or 361 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) during the five (5)-year period ending on the date hereof.
(k)No Company Group Member is or has been a party to any “listed transaction,” “reportable transaction,” or “transaction of interest” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2), (b)(5), or (b)(6), or any “reportable transaction” or any “notifiable transaction” within the meaning of sections 237.3 and 237.4, respectively of the Income Tax Act (Canada) or any similar transaction under provincial, state or local Tax Law.
(l)The classification of each Company Group Member for U.S. federal (and applicable state and local) Income Tax purposes is set forth on Schedule 3.14(l), and such classification has been in effect continuously since the formation of such Company Group Member (or, in the case of any Company Group Member that was acquired rather than formed by a Company Group Member, to the Company’s Knowledge with respect to any period prior to such acquisition), except as otherwise disclosed on Schedule 3.14(l). Each Company Group Member that is organized under the laws of Canada or any province thereof is, and has been at all relevant times, for Canadian federal and provincial income tax purposes, a “taxable Canadian corporation” within the meaning of subsection 89(1) of the Income Tax Act (Canada). No Company Group Member that is organized under the laws of the United States or any state thereof is, or has ever been, a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(m)The Company Group Members are in material compliance with all applicable transfer pricing laws and regulations, including Section 482 of the Code and Treasury Regulations thereunder, and section 247 of the Income Tax Act (Canada) and the regulations thereunder.
(n)No Company Group Member has made an election under Section 965(h) of the Code to defer the payment of any “net tax liability” as such term is defined in Section 965(h)(6) of the Code, and no Company Group Member has any material liability for any Tax under Section 965 of the Code.
(o)Each Company Group Member has properly collected and remitted all sales, use, value added, goods and services, harmonized sales, Quebec sales, provincial sales, and similar Taxes with respect to all sales made to its customers, or has properly obtained, examined, and retained appropriate Tax exemption certificates and other documentation for all sales made without charging or remitting such Taxes that qualify such sales as exempt. Each Company Group Member that is organized under the laws of Canada or any province thereof has been duly registered for purposes of the goods and services tax and harmonized sales tax under Part IX of the Excise Tax Act (Canada) and, where applicable, for provincial sales tax purposes under applicable provincial legislation. Schedule 3.14(o) sets forth all jurisdictions in which each Company Group Member is registered or required to be registered to collect sales, use, goods and services, harmonized sales, Quebec sales, provincial sales, or similar Taxes.
(p)All Taxes that any Company Group Member is required by Law to deduct or withhold in connection with amounts paid or credited to any employee, independent contractor, creditor, equityholder, member, partner, vendor, customer, or other Person have been duly and timely deducted or withheld and have been duly and timely paid over to the proper Governmental Authority or are being held by the Company Group Members for such purpose in compliance with all applicable Tax deposit requirements. Each Company Group Member has complied in all respects with all applicable information reporting requirements relating to employment and withholding Taxes, including Forms W-2, W-4, 1099, 1042, 1042-S, and 8233 (and Canadian equivalents including T4, T4A, T5, NR4, and similar forms).
(q)There are no circumstances existing which would result, and the Closing will not result, in the application to any Company Group Member of sections 78 through 80.04 of the Income Tax Act (Canada) or any substantially similar provisions of any applicable provincial Tax laws.
(r)No Company Group Member has ever made an “excessive eligible dividend designation” as defined in the Income Tax Act (Canada). No Company has ever made an election under subsection 83(2) of the Income Tax Act (Canada) in respect of a dividend in an amount which exceeds the amount of such Company’s capital dividend account immediately before the time that such dividend became payable.
(s)Each Company Group Member has complied in all material respects with any “escheat,” “abandoned property,” “unclaimed property,” or other similar Laws in all applicable jurisdictions, and has duly and timely filed all returns, reports, and other filings required to be filed with any Governmental Authority relating thereto.
(t)No Company Group Member that is organized under the laws of Canada or any province thereof has claimed or is claiming any scientific research and experimental development (“SR&ED”) investment tax credits under section 127 of the Income Tax Act (Canada) or any similar provincial tax credits to which it is not fully entitled, and each Company Group Member has retained documentation in accordance with applicable Law to support such claims.
(u)No Closing Agreement or Private Ruling. No Company Group Member is a party to or bound by any closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement, or similar agreement or ruling with any Governmental Authority, including the Canada Revenue Agency or the IRS.
(v)The Shares are not taxable Canadian property for the purposes of the Income Tax Act (Canada).
(w)Notwithstanding anything to the contrary in this Agreement, nothing in this Section 3.14 or otherwise in this Agreement shall be construed as a representation or warranty in respect of (i) the amount, value or availability in any Post-Closing Tax Period of any Tax losses (including capital losses and non-capital losses), credits, expenses, expenditures, deductions, cost basis or any other Tax attribute of a Company Group Member arising in a Pre-Closing Tax Period or (ii) any Tax position (or any claims based thereon) that the Buyer or its

Affiliates (including the Acquired Companies) may take in respect of any Post-Closing Tax Period.
3.15 Contracts and Commitments.
(a)Schedule 3.15 contains a true, complete and correct list of the following Contracts (collectively, the “Material Contracts”) to which any Company Group Member is a party, or by which any Company Group Member or any of their respective properties or assets is bound, as of the date hereof:
(i)all Contracts under which any Company Group Member has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness for borrowed money;
(ii)all pledges, conditional sale or title retention Contracts, security Contracts, equipment obligations, personal property leases and lease purchase Contracts or other Contract pursuant to which any Company Group Member placed or granted a Lien (other than a Permitted Encumbrance) on its properties or assets involving an obligation of more than $100,000;
(iii)any Contract under which any Company Group Member has advanced or loaned any amount to any other Person (other than (A) advances to employees for business expenses in the ordinary course of business and (B) the Shareholder Loans);
(iv)all other Contracts and purchase orders (other than master purchase orders) that involve future payments or receipts by the Company Group Members of more than $350,000 in the case of any single Contract or purchase order;
(v)any Contract establishing any joint ventures, strategic alliance, partnership, sharing of profit arrangement, minority equity investments or similar arrangement;
(vi)any Contract containing any right of first refusal, right of first offer or preemptive or similar rights;
(vii)any Contract that contains “most favored nations” pricing terms or grants to any customer, supplier or vendor any right of first offer or right of first refusal or exclusivity or any similar requirement;
(viii)any agent, sales representative, referral, marketing or distribution Contract or any other Contract that requires payment by or to any Company Group Member of referral fees, commissions or other monetary or non-monetary compensation in respect of a referral;
(ix)any Contract that limits the ability of any Company Group Member to engage in any line of business or in any geographic area or jurisdiction, or that contains a covenant not to compete applicable to any Company Group Member;
(x)any settlement, conciliation or similar Contract with, or enforceable by, any Governmental Authority under which (A) there are continuing obligations or liabilities on the part of any Company Group Member after the date of this Agreement or (B) any Company Group Member is obligated to pay consideration after the date of this Agreement;
(xi)any Contract (A) for the employment or engagement of any current or former employee, officer, director or other individual service provider of any Company Group

Member that (I) provides for annualized base compensation in excess of $200,000 or (II) is not terminable, in the case of a non-employee, upon no more than sixty days’ notice and, in the case of an employee, upon provision of only the minimum entitlement to notice of termination and/or severance under applicable employment standards or labor legislation, or (B) that provides for any severance, change in control, retention or other similar payments that would be triggered solely by the consummation of the transactions contemplated hereunder;
(xii)any Contract with a Material Revenue Partner or Material Supplier;
(xiii)all Leases;
(xiv)any Contract (A) that licenses Intellectual Property (including any licensing of Intellectual Property or granting of other rights with respect to Intellectual Property by a Company Group Member to any Person or by any Person to a Company Group Member), (B) for the acquisition, divestiture or development of Intellectual Property, (C) relating to or affecting the ability of any Company Group Member to own, register, use, transfer, license, disclose, enforce or otherwise exploit any Company IP, or (D) relating to any Intellectual Property-related dispute, including any concurrent use, consent to use, or co-existence Contracts, in each case of clauses (A) through (D) other than any (I) generally commercially available, “off-the-shelf” unmodified Software that is licensed or made available to a Company Group Member on the licensor’s standard terms and conditions, (II) non-exclusive licenses granted by the Company Group Members to customers in the ordinary course of business, (III) non-exclusive licenses granted to service providers of the Company Group Members in the ordinary course of business solely for the purpose of providing services to the Company Group Members, (IV) licenses for Open Source Software; (V) employee and contractor agreements entered into in the ordinary course of business; (VI) non-disclosure agreements entered into in the ordinary course of business; and (VII) Contracts pursuant to which the licensing or development of Intellectual Property is ancillary to the principal purpose of the agreement;
(xv)any Contract between any Acquired Company, on the one hand, and the Provider or the owner of the Provider, on the other hand, including but not limited to, the MSA and any amendments, supplements, schedules or exhibits thereto;
(xvi)any Contract pursuant to which any Company Group Member receives marketing or advertising services involving payments by the Company Group Members in excess of $100,000 in any twelve (12)-month period;
(xvii)any 340B arrangement that includes a Company Group Member and a 340B Covered Entity, including without limitation contract pharmacy arrangements, clinical services arrangements, and/or arrangements for marketing or administrative support services;
(xviii)any Contract entered into between any Company Group Member and a Governmental Authority;
(xix)all stock purchase, asset purchase, merger or other acquisition or divestiture Contracts relating to the acquisition, lease or disposition of assets (other than inventory in the ordinary course of business), properties or capital stock or other interests or securities of any Person to the extent there are any ongoing actual or contingent liabilities or obligations under such Contracts (including with respect to any earn-out payments, indemnification payments or otherwise); and

(xx)any Contract pursuant to which any Company Group Member engages or retains clinical staffing services, including Contracts with staffing agencies, locum tenens providers, or other third parties for the provision of Licensed Professionals.
(b)Except as set forth on Schedule 3.15(b):
(i)each Material Contract is in full force and effect and constitutes a valid and binding agreement of the applicable Company Group Member, enforceable against such party in accordance with its terms, and, to the Company’s Knowledge, each Material Contract to which any Company Group Member is a party is a valid and binding agreement of the other parties thereto, subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance and similar Laws affecting creditors’ rights generally and to the application of equitable principles, in each case, except as would not reasonably be expected to be material to the Company Group, taken as a whole;
(ii)(x) no Company Group Member (1) is, or has been alleged in writing, or to the Company’s Knowledge has been alleged orally, to be in breach of or default in any material respect under any Material Contract, (2) has received written notice from a counterparty to a Material Contract of an intention to terminate such Material Contract or materially amend the terms of such Material Contract, (3) during the past 12 months, has received any written claim or notice of any breach or default under any Material Contract that has not been cured or waived, except for such breaches or defaults that would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, or (4) during the past 12 months, has waived any material rights under any Material Contract; and
(iii)a true, complete and correct copy of each written Material Contract, together with all material amendments thereto, has been provided or made available to the Buyer Parties.
3.16Compliance with Agreements and Laws.
(a) Except as set forth on Schedule 3.16, each Company Group Member has, and has since the Look-Back Date had, all material licenses, permits, approvals, authorizations and certificates from any non-U.S., federal, state, provincial and local Governmental Authorities necessary to conduct its business, including any of its Licensed Businesses, including the performance of professional services to the extent such license, permit, approval, authorization or certificate is not held by a Licensed Professional, and own its assets (the “Permits”), except where the failure to have such Permits would not reasonably be expected to be material to such Company Group Member. Except as set forth on Schedule 3.16, each Company Group Member is, and has since the Look-Back Date been, in compliance in all material respects with all applicable Laws. To the Company’s Knowledge, each employee and independent contractor of any Company Group Member, and each Licensed Professional providing professional healthcare services on behalf of or in connection with any Company Group Member, who provides services requiring professional licensure or certification holds all licenses, registrations and certifications required to provide such services in each jurisdiction in which such services are provided. No Company Group Member has received any written notice from any Governmental Authority of any material violations or non-compliance by any Company Group Member with any applicable Law, except as would not reasonably be expected to be material to the Company Group, taken as a whole. Schedule 3.16 sets forth a true, correct and complete list of all material Permits, including all licenses necessary for the Licensed Businesses, other than any license, permit, approval, authorization or certificate held by a Licensed Professional.

(b)Affirming Care (ON) is a corporation that is exempt from the DPRA Shareholding Requirement, and for certainty, is neither the product of nor has it engaged in any amalgamation or other transaction that would invalidate or otherwise cause it to lose its status as a corporation exempt from the DPRA Shareholding Requirement.
3.17Employee Relations.
(a)Each Company Group Member is, and since the Look-Back Date has at all times been, in compliance in all material respects with all applicable federal, state, provincial and local Laws (including applicable non-U.S. Laws) with respect to labor, employment and employment practices and terms and conditions of employment, including all Laws respecting health and safety, wages and hours (including minimum wage, overtime, meal and rest periods, timely payment of wages, pay equity, wage statements, expense reimbursement, and the proper classification of individuals as independent contractors or employees and as exempt or non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), whistleblower protections, employment standards, employment discrimination, harassment, human rights, retaliation, restrictive covenants, pay transparency, pay equity, accessibility, disability rights or benefits, equal opportunity, background checks, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws governing plant closings or mass layoffs (the “WARN Act”)), labor relations, collective bargaining, employee privacy, paid time off and paid sick leave, automated employment decision tools and other artificial intelligence, employee leave issues, employee trainings and notices, workers’ compensation, unemployment insurance, withholdings and/or deductions in accordance with applicable Laws. With respect to employees located in Canada, each Company Group Member is, and since the Look-Back Date has at all times been, in compliance in all material respects with all applicable provincial employment standards legislation, including the Employment Standards Act, 2000 (Ontario), the Employment Standards Code (Alberta), the Employment Standards Act (British Columbia), The Saskatchewan Employment Act (Saskatchewan), and The Employment Standards Code (Manitoba), and all applicable Laws respecting termination notice, severance pay, vacation entitlements, statutory holidays, hours of work, overtime, leaves of absence, human rights, occupational health and safety, employee privacy, accessibility, workers’ compensation or workplace safety and insurance, immigration and pay equity and there are no outstanding or, to the Company’s Knowledge, threatened claims, complaints, investigations, prosecutions or orders under such applicable Laws.
(b)No Company Group Member is party to or bound by any Labor Agreement, and none of the employees of any Company Group Member are represented by a labor union, labor organization, works council, employee representative or group of employees. No Company Group Member has recognized any union or other labor organization, is party to or bound by, either directly or indirectly, any collective agreement or collective bargaining agreement under any provincial labor relations legislation in Canada, including the Labour Relations Act, 1995 (Ontario), the Labour Relations Code (Alberta), the Labour Relations Code (British Columbia), The Saskatchewan Employment Act (Saskatchewan), or The Labour Relations Act (Manitoba). There is no unfair labor practice complaint against any Company Group Member pending or, to the Company’s Knowledge, threatened by or before the National Labor Relations Board, any provincial labor relations board in Canada, or any other Governmental Authority. Since the Look-Back Date, there has been no actual or, to the Company’s Knowledge, threatened unfair labor practice charge, material labor grievance, material labor arbitration, labor strike, lockout, work stoppage, slowdown, picketing, hand billing or other material labor trouble affecting or involving any Company Group Member. Since the Look-Back Date, to the Company’s Knowledge, there have been no labor organizing activities, union representation petitions or certification applications with respect to any employees of any Company Group Member.

(c)Schedule 3.17(c)(i) sets forth a true, correct and complete list (as of September 25, 2026) of each employee and individual contractor of the Acquired Companies, including each employee on leave of absence or layoff status, along with (i) position (or description of services provided for independent contractors), (ii) date of hire, engagement or seniority (if different from date of hire), (iii) legal entity employer (or engaging entity for independent contractors), (iv) work location (including state, province and country, as applicable), (v) compensation and benefits, (vi) FLSA and/or overtime designation (exempt or non-exempt), (vii) full or part-time status (including regularly scheduled hours), (viii) work authorization (including visa type and status), (ix) accrued but unused sick and vacation leave or paid time off, and (x) status (active or inactive and, if inactive, type of leave and estimated duration). Except as set forth on Schedule 3.17(c)(ii), no Company Group Member is a party to or bound by any agreement with any employee or individual independent contractor related to retention, notice of termination, pay in lieu of notice, any transaction bonus, severance or change in control.
(d)Each Company Group Member has promptly and reasonably investigated all harassment, sexual harassment, discrimination, and retaliation allegations against officers, directors, employees or individual independent contractors of the Company Group Members which have been reported to a Company Group Member since the Look-Back Date or of which a Company Group Member otherwise became aware since the Look-Back Date.  With respect to each such allegation, the applicable Company Group Member has taken corrective action as necessary and reasonably calculated to prevent further improper action. Since the Look-Back Date, no Company Group Member has entered into any settlement agreement, separation agreement or other arrangement resolving any such allegation. No Company Group Member reasonably expects any material liabilities with respect to any such allegations, and no Company Group Member is aware of any such allegations that, if known to the public, would bring any Company Group Member into material disrepute.
(e)To the Company’s Knowledge, no current or former employee or independent contractor of any Company Group Member is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation: (i) owed to any Company Group Member; or (ii) owed to any Third Party with respect to such person’s right to be employed or engaged by any Company Group Member.
(f)(f)    In the past three (3) years there have been no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments”) or any other communication related thereto which any Company Group Member has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where any Company Group Member carries on business. There are no Assessments which have not been paid in full.
(g)There are no material outstanding orders nor any pending or, to the Company’s Knowledge, threatened charges made under health and safety or occupational health and safety relating to any Company Group Member and there have been no fatal or critical accidents within the last three (3) years that would reasonably be expected to lead to charges involving any Company Group Member under such legislation.
3.18Employee Benefit Plans.
(a)Employee Plans. Schedule 3.18(a) contains a true, correct and complete list of each material Employee Plan. For purposes of this Agreement, “Employee Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any pension, benefit, profit sharing, retirement, deferred compensation, equity or equity-based (including share purchase, share appreciation, and share option), phantom equity, profit sharing, welfare, insurance, disability, bonus, incentive, commission, vacation pay, severance pay, retention, employment, individual independent contractor or consulting, change of control, transaction, tax gross-up and any other benefit or compensation plan, program, policy, agreement, contract or arrangement, in each case, that is sponsored, maintained, contributed to or required to be contributed to by any Company Group Member or under or with respect to which any Company Group Member has or could reasonably be expected to have any current or contingent liability or obligation (including on account of any ERISA Affiliate), and with respect to employees located in Canada, includes for greater certainty and without limiting the generality of any of the foregoing, any Canadian Pension Plan, group “registered retirement savings plan”, “deferred profit sharing plan”, “tax-free savings account”, “first home savings account”, “retirement compensation arrangement”, “employee life and health trust”, “employees profit sharing plan”, “employee trust”, as each of those terms are defined under the Income Tax Act (Canada), supplemental retirement plan or arrangement, or other retirement, savings or deferred compensation plan or arrangement, and any benefit plan providing health, welfare, life insurance, accidental death and dismemberment insurance, short-term disability, long term-disability, hospitalization, health and other medical benefits, dental, vision, legal, fringe benefit, education assistance, mortgage assistance, employee loan, employee assistance, supplemental unemployment benefits, paid time off, severance, separation, salary continuation, termination, or similar benefits. Each Employee Plan is sponsored by a Company Group Member and maintained exclusively for the employees of the Company Group Members. The Company Group Members have made available to the Buyer Parties true, correct and complete copies of the following with respect to all Employee Plans: (i) the current plan document and all amendments thereto (and for any unwritten plan, a summary of the material terms); (ii) the most recent summary plan description, employee booklets and all summaries of material modification thereto; (iii) the most recent determination, opinion or advisory letter received from the IRS or, with respect to Canadian Employee Plans, any letter or ruling from the Canada Revenue Agency or applicable provincial pension regulator; (iv) the three (3) most recent Form 5500 annual report (with all schedules and attachments thereto) or, with respect to Canadian Pension Plans, the most recent annual information return filed with the applicable provincial pension regulator; (v) the most recent actuarial valuation report; (vi) all trust agreements, insurance contracts and other funding arrangements related to such Employee Plans; and (vii) all non-routine correspondence with any Governmental Authority in the past three (3) years.
(b)Prohibited Transactions; Breach of Fiduciary Duty. There has been no non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA or other applicable Law) with respect to any Employee Plan that would result in any material liability for the Company Group, and no event has occurred for which any Company Group Member or any of the Employee Plans would be subject to any material penalty under Section 502(i) of ERISA or a material tax under Section 4975 of the Code.
(c)Compliance. Each of the Employee Plans has been established, registered (where applicable), funded, administered, invested and maintained, in form and operation, in compliance, in all material respects, with the terms of such Employee Plan, the terms of their funding agreements and the requirements prescribed by all Laws, statutes, orders, or governmental rules or regulations, including ERISA, the Code and the Income Tax Act
(Canada), applicable to such Employee Plans, and are in good standing under their terms and applicable Law. Each Company Group Member has since the Look-Back Date performed, in all material respects, all obligations required to be performed by it under the Employee Plans. There do not exist any pending or, to the Company’s Knowledge, threatened Claims (other than routine claims for benefits) on behalf of or with respect to any of the Employee Plans or the assets thereof. All material contributions, premiums, reimbursements and other payments that have become due with respect to each Employee Plan have been timely made, paid or properly accrued, in all material respects, in accordance with the terms of the Employee Plans, their funding agreements and applicable Law. Except as set out in Schedule 3.18(c), no Employee Plan is self-insured, self-funded or funded through an administrative services only arrangement pursuant to which the Company Group Members retain any liability for funding claims. No Company Group Member has incurred (whether or not assessed), and no circumstances exist that could reasonably be expected to result in the incurrence of, any material Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code or, with respect to Canadian Employee Plans, nothing has occurred and no condition exists with respect to any Employee Plan that could result in a revocation of the Employee Plan’s registration or a material Tax or penalty under the Income Tax Act (Canada).
(d)Certain Plans. No Employee Plan is, and no Company Group Member or any ERISA Affiliate sponsors, maintains, contributes to, has in the past six (6) years been or is obligated to contribute to, or has any current or contingent liability or obligation under or with respect to: (i) any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, (iii) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413 of the Code, (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (v) any Canadian Pension Plan (excluding, for certainty, the Canada Pension Plan), (vi) any “multi-employer plan” as defined in Section 8500(1) of the regulations to the Income Tax Act (Canada), or (vii) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Income Tax Act (Canada) or an “employee life and health trust” as such term is defined in subsection 248(1) of the Income Tax Act (Canada). No Company Group Member has any “withdrawal liability,” as computed under Section 4211 of ERISA, with respect to any multiemployer plan, and the Company Group Members have made all contributions to any such plan as are required through the Closing Date under the terms of any such plans or applicable statutes, regulations, rulings, and other applicable Law. No Company Group Member has any current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.
(e)OPEB. No Employee Plan provides, and no Company Group Member has any current or potential obligation to provide, retiree, post-employment, post-ownership or post-service health, life or other welfare benefits, except as required by Section 4980B of the Code or similar applicable Law and for which the recipient pays the full cost.
(f)Qualifications. Each Employee Plan intended to qualify under Section 401(a) of the Code is qualified under Section 401(a) of the Code and, to the Company’s Knowledge, there is no reason to believe that such plan is not so qualified under Section 401(a) of the Code. Nothing has occurred prior to the date hereof, which would reasonably be expected to cause loss of or otherwise adversely affect such qualification or exemption.
(g)Section 280G. No amount paid, payable or retained (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will be subject to an excise tax under Section 4999 of the Code (or any corresponding provisions of state, local, or non-U.S. law).
(h)Tax Gross-Ups. No Company Group Member has any current or contingent liability or obligation to indemnify, gross-up, reimburse, or otherwise make whole any Person for any Taxes, including any Taxes imposed under Section 4999 or Section 409A of the Code, section 110 of the Income Tax Act (Canada), or any corresponding provision of

Canadian provincial, U.S. state, U.S. local, or non-U.S. Tax Law. No Company Group Member is a party to any arrangement that could result in a Tax gross-up or indemnification obligation.
(i)Other. Except as set out in Schedule 3.18(i), neither the performance, execution and delivery of this Agreement, nor the consummation or approval of the transactions contemplated hereby, either alone or in combination with another event, would reasonably be expected to: (i) entitle any current or former employee, officer, director or other individual service provider of any Company Group Member (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property); (ii) increase the amount of compensation or benefits due or payable to any such individual; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) require a contribution by any Company Group Member to any Employee Plan; (v) restrict the ability of the Company to merge, amend or terminate any Employee Plan or (vi) result in the forgiveness of any employee or individual service provider loan.
3.19Affiliates. Except for employment relationships and the payment of compensation and benefits pursuant to employment relationships in the ordinary course of business, Contracts solely between or among the Acquired Companies or except as otherwise disclosed on Schedule 3.19, (a) no Company Group Member is a party to any agreement or contract with its members or any Affiliate of its members, or the Sellers or any Affiliate of the Sellers, (b) neither the Sellers nor any of their respective Affiliates, nor any equityholder, manager, officer, director or senior management-level employee of any Company Group Member, nor any immediate family member of any Person described in this clause (b) (i) owns or leases, directly or indirectly, or has any financial interest, directly or indirectly, in any property, real, tangible or intangible, that is used in the business of any Company Group Member, (ii) uses any property, tangible or intangible, that is owned by, or was developed for, any Company Group Member (including any Company IP) or (iii) owes any material money to, or is owed any material money by, any Company Group Member and (c) none of the Affiliates of any Company Group Member have any interest in any supplier, distributor or customer of any Company Group Member (any contract providing for any arrangement described in the foregoing clauses (a) through (c), including those disclosed on Schedule 3.19, an “Affiliate Agreement”).
3.20Material Revenue Partners and Material Suppliers.
(a)Schedule 3.20(a) contains a true, correct and complete list of the ten (10) largest sources of revenue (whether characterized as a customer, partner, payor, referral source, program participant, HIPAA Covered Entity, 340B Covered Entity, or otherwise) of the Company Group Members on a consolidated basis (each, a “Material Revenue Partner”), showing the total dollar amount of revenue (including all forms of economic benefit such as fees, margins, reimbursements, and contracted payments associated with such relationship) from each such Material Revenue Partner during the twelve month period ending July 31, 2026. For purposes of determining Material Revenue Partners, all revenue from Affiliates of a single source shall be aggregated and treated as a single Material Revenue Partner. No Material Revenue Partner has (i) terminated, cancelled, failed to renew, or given any Company Group Member notice of its intention to terminate, cancel, or materially reduce its business with any Company Group Member or (ii) threatened in writing to materially change the terms with respect to buying products or services from, or otherwise conducting business with, any Company Group Member on a consolidated basis in the past year. In the past 12 months, excluding any claims or notices for rework in the ordinary course of business, no Company Group Member is or has been engaged in any material dispute in writing with a Material Revenue Partner.
(b)Schedule 3.20(b) contains a true, correct and complete list of the ten (10) largest suppliers of the Company Group Members on a consolidated basis (each, a “Material

Supplier”) showing the total dollar spend with each such supplier for the twelve month period ending July 31, 2026. No Material Supplier has (i) terminated, cancelled, failed to renew, or given any Company Group Member notice of its intention to terminate, cancel, or materially reduce its business relationship with any Company Group Member or (ii) threatened to materially change the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services to any Company Group Member. In the past 12 months, excluding any claims or notices for rework in the ordinary course of business, no Company Group Member is or has been engaged in any material dispute in writing with a Material Supplier.
3.21International Trade Matters.
(a)No Company Group Member, nor, to the Company’s Knowledge, any of their respective directors, officers, or employees, nor, to any Company Group Member’s Knowledge, any agents or other Third Party representatives acting on behalf of any Company Group Member have, directly or indirectly, during the past five (5) years (i) made, provided, offered, promised, authorized, or received any illegal contributions, payments or loans, or bribes, kickbacks, expenditures, or gifts of any money, or any benefit, or anything else of value to, from, or for the benefit of any “official” (as such term is defined in Part IV of the Criminal Code of Canada, as amended (the “Criminal Code”)), “foreign public official” (as such term is defined in the Corruption of Foreign Public Officials Act (Canada), as amended (the “CFPOA”)), “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), political party or official thereof, political campaign, or public international organization in violation of the laws of Canada, the U.S. and non-U.S. Laws relating to the prevention of bribery, corruption or money laundering, including the Criminal Code, the CFPOA, and the FCPA (collectively, “Anti-Corruption Laws”); or (ii) otherwise taken or failed to take any action that would cause any Company Group Member to violate any Anti-Corruption Laws.
(b)No Company Group Member, nor, to the Company’s Knowledge, any of their respective directors, officers, or employees, nor, to any Company Group Member’s Knowledge, any agents or other Third Party representatives acting on behalf of any Company Group Member is currently, or has been since April 24, 2019 (or in the case of Ex-Im Laws and anti-boycott Laws, in the past five (5) years), (i) a Sanctioned Person; (ii) unlawfully engaging in, facilitating, or assisting, any dealings or transactions or imports or exports directly or indirectly with, on behalf of, to or for the benefit of any Sanctioned Person or in any Sanctioned Country or otherwise prohibited under any Sanctions; (iii) unlawfully engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws or International Trade Laws; or (iv) otherwise in violation of Sanctions, Ex-Im Laws, or anti-boycott Laws.
(c)In the past five (5) years (or in the case of Sanctions, since April 24, 2016), no Company Group Member has received from any Governmental Authority or any Person any notice, inquiry or internal or external allegation, made any voluntary or mandatory disclosure to a Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws, Ex-Im Laws, anti-boycott Laws, or Sanctions. There are no pending or, to the Company Group’s Knowledge, threatened claims against any Company Group Member with respect to Anti-Corruption Laws, Ex-Im Laws, anti-boycott Laws, or Sanctions.
(d)Each Company Group Member and, to any Company Group Member’s Knowledge, each of their respective directors, officers, employees, and any agents or other Third Party representatives (i) is and has been in compliance with all applicable International Trade

Laws including as regards import or export control permits issued, and enforced by any Government Authority acting pursuant to any applicable International Trade Laws, any seizure, criminal sanction, administrative penalty (including penalties under the Canadian Administrative Monetary Penalty System), or detention of imported or exported goods, and (ii) has not been, and is not, subject to, including pending or threatened in writing, any notice, enforcement action, compliance review, audit, verification, claim, proceeding, investigation or inquiry from, nor made any voluntary or directed disclosure to, any Governmental Authority related to actual or potential violation or wrongdoing related to International Trade Laws.
(e)The Acquired Companies aggregate value of assets in Canada and gross revenues from sales in, from or into Canada generated from the Acquired Companies’ assets are each less than $93 million as determined as of the time and in the manner prescribed by the Competition Act (Canada) and the regulations promulgated thereunder.
(f)No Company Group Member is a “cultural business” within the meaning of section 14.1(6) of the Investment Canada Act (Canada) and the regulations promulgated thereunder.
3.22Brokers. Except as set forth on Schedule 3.22, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Acquired Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof for which the Buyer Parties could become liable after the Closing.
3.23Healthcare Matters.
(a)Compliance with Healthcare Laws. Except as set forth on Schedule 3.23(a), for the last six (6) years, each Company Group Member and, to the Company’s Knowledge, all Licensed Professionals in the course of providing services on behalf of or in connection with any Company Group Member, are and have been in compliance in all material respects with all applicable Healthcare Laws, including all Laws, regulations and guidance relating to (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395mmm (the Medicare statute), Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-8 (the Medicaid statute), (ii) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and the regulations promulgated thereunder, (iii) the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220), (iv) the federal physician self-referral law commonly known as the “Stark Law” (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, (v) the federal False Claims Act (31 U.S.C. §§ 3729 et seq.) and the regulations promulgated thereunder, (vi) the exclusion laws (42 U.S.C. § 1320a-7), (vii) the civil monetary penalties law (42 U.S.C. § 1320a-7a), including without limitation the prohibitions on beneficiary inducements, (viii) other laws set forth in title XI of the Social Security Act, including the mandatory reporting and return of overpayments (42 U.S.C. § 1320a-7k(d)), (ix) HIPAA, as amended by the Health Information Technology for Economic and Clinical Health (“HITECH”) Act (codified at 42 U.S.C. § 17921 et seq.) and the regulations promulgated thereunder, (x) the federal regulations relating to patient privacy and the security of individually identifiable health information (45 C.F.R. Parts 160, 162 and 164), (xi) the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), (xii) all applicable Laws relating to the practice of the healthcare profession carried on by each applicable Licensed Professional or the corporate practice of medicine, (xiii) applicable state and provincial fee-splitting and anti-kickback Laws, (xiv) applicable state and provincial false claims acts, (xv) the Public Health Service Act (42 U.S.C. § 256b) (the “340B Program”) as interpreted by agency guidance and federal courts, (xvi) any applicable provincial legislation that has been passed by each province to meet its obligations in respect of the Canada Health Act (Canada), including all applicable provincial Laws governing provincially funded health services, (xvii) the Food and

Drugs Act (Canada) and the Controlled Drugs and Substances Act (Canada), (xviii) the U.S. Controlled Substances Act (21 U.S.C. § 801 et seq.), (xx) the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), (xxi) applicable provincial pharmacy licensing and drug scheduling legislation, including the Drug and Pharmacies Regulation Act (Ontario) and the Pharmacy and Drug Act (Alberta), (xxii) applicable provincial legislation and mandatory requirements set out in written policies, procedures, standards of practice and like publicly available requirements of Governmental Authorities that have the force of Law, that apply to the Licensed Professionals and the Licensed Businesses, (xxiii) all applicable state and provincial telehealth, virtual care and telemedicine Laws, the Ryan Haight Online Pharmacy Consumer Protection Act of 2008 (21 U.S.C. § 829 et seq.) and the regulations promulgated thereunder (the “Ryan Haight Act”), (xxiv) the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a) and all applicable state Laws governing the provision of laboratory tests, including so-called waived tests, and (xxv) all other applicable federal, state, provincial, local and non-U.S. healthcare Laws (collectively, “Healthcare Laws”).
(b)Government Programs. Schedule 3.23(b) sets forth each Government Program in which any Company Group Member participates, and, where applicable, the provider number under such Government Program. Each Company Group Member is, and since the Look-Back Date has at all times been, in compliance in all material respects with all requirements for participation in each Government Program in which such Company Group Member participates, including all applicable Healthcare Laws and all terms and conditions of provider agreements with Government Programs. No Company Group Member, nor to the Company’s Knowledge, any Licensed Professional in connection with providing services to any Company Group Member, has received written notice of any pending or threatened investigation, audit, proceeding, or sanction by any Government Program or Governmental Authority with respect to such Company Group Member’s participation in any Government Program. No Company Group Member has been excluded or debarred from participation in any Government Program, and no Company Group Member has been a party to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement agreement or similar agreement with any Governmental Authority relating to Healthcare Laws or Government Programs.
(c)Billing and Reimbursement. Except as set forth on Schedule 3.23(c), (i) all claims for payment or reimbursement submitted by or on behalf of any Company Group Member to any Government Program or Third Party Payor have been accurate and complete in all material respects and in compliance with all applicable Healthcare Laws, (ii) no Company Group Member, nor to the Company’s Knowledge, any Licensed Professional providing services to any Company Group Member, has knowingly submitted or caused to be submitted any false or fraudulent claim for payment or reimbursement to any Government Program or Third Party Payor, (iii) no Company Group Member, and to the Company’s Knowledge, no Licensed Professional in connection with services provided on behalf of or in connection with any Company Group Member, has received written notice of any pending or threatened audit, investigation, or proceeding relating to billing, coding, or reimbursement practices by any Government Program, Third Party Payor, or Governmental Authority, and (iv) no Company Group Member has made any voluntary disclosure, refund, or overpayment to any Government Program or Third Party Payor in excess of $50,000 in the aggregate.

(d)Licensed Professionals and Provider Arrangements.

(i)Other than pharmacy professionals, the only Licensed Professionals that provide healthcare services on behalf of or in connection with any Company Group Member (including as employer or contractor) are physicians and nurses.
(ii)Schedule 3.23(d) sets forth a true, correct and complete list of (A) each Licensed Professional who provides medical or nursing professional healthcare services on behalf of or in connection with any Company Group Member (including as employer or contractor), together with such Licensed Professional’s license number, licensing state or province, and National Provider Identifier (“NPI”) number (where applicable), and (B) each jurisdiction (including each U.S. state and Canadian province) in which any Company Group Member or any Licensed Professional provides telehealth, telemedicine, or virtual healthcare services on behalf of or in connection with any Company Group Member (collectively, “Telehealth Services”), together with the nature of such services. None of the Licensed Professionals who are physicians provide Telehealth Services. To the Company’s Knowledge, each Licensed Professional set forth in Schedule 3.23(d) (1) is duly licensed to practice his or her profession in each jurisdiction in which such Licensed Professional provides professional healthcare services (including Telehealth Services) on behalf of or in connection with any Company Group Member, (2) holds all permits, certifications, registrations, and other authorizations required for the practice of his or her profession, (3) to the Company’s Knowledge, is not subject to any disciplinary action, investigation, or proceeding before any licensing board or Governmental Authority nor, to the Company’s Knowledge, are they subject to any pending or threatened such disciplinary action, investigation or proceeding, and (4) to the Company’s Knowledge, has not been excluded, debarred, or suspended from participation in any Government Program.
(iii)The Provider is a professional corporation duly organized and in good standing under the Laws of the State of New Jersey that provides professional healthcare services and employs or contracts with Licensed Professionals. Schedule 3.23(d)(i) also sets forth a true, correct and complete list of (A) all management services agreements, administrative services agreements, and similar arrangements between any Acquired Company and the Provider (collectively, the “MSA”), and (B) each jurisdiction in the U.S. in which any Company Group Member provides, arranges for the provision of or provides services in support of, professional healthcare services through any Licensed Professional, together with a description of the corporate structure (including any professional corporation, professional association, or similar entity) through which such professional healthcare services are provided in each such jurisdiction. Each Acquired Company that is party to or subject to the MSA and the Provider is in compliance in all material respects with the terms and conditions of the MSA. The MSA is in full force and effect and constitutes a valid and binding obligation of each party thereto, enforceable in accordance with its terms. The MSA complies in all material respects with all applicable Laws, including Laws relating to the corporate practice of medicine, fee-splitting, and anti-kickback. No party to the MSA has given or received written notice of any breach, default, or termination of the MSA, and no event has occurred that, with notice or lapse of time, would constitute a breach or default under the MSA. Except as set forth on Schedule 3.23(d)(ii), no consent, approval, or authorization of, or notice to, any Governmental Authority or other Person is required in connection with the consummation of the transactions contemplated by this Agreement in order to maintain the MSA in full force and effect following the Closing.
(iv)Except as set forth on Schedule 3.23(d), the Provider (A) is duly licensed and authorized to provide professional healthcare services in each jurisdiction in which it operates, (B) is currently and has at all times been in compliance in all material respects with all applicable Healthcare Laws, (C) has not been excluded, debarred, or suspended from participation in any Government Program, (D) is not a party to any corporate integrity agreement, monitoring agreement, consent decree, or similar agreement with any Governmental Authority, (E) has not received written notice of any pending or threatened investigation, audit, or proceeding by any Government Program or Governmental Authority relating to its healthcare operations, and (F) is, to the extent applicable to its operations, enrolled in and authorized to receive reimbursement from the Government Programs in which the Provider participates.
(v)The organizational structure of each Company Group Member, the Provider, and any other professional corporation, professional association, or similar entity through which professional healthcare services are provided on behalf of any Company Group Member, and all arrangements among such entities (including the MSA and any similar management services agreements, administrative services agreements, or joint venture arrangements) comply in all material respects with all applicable Healthcare Laws relating to (A) the corporate practice of medicine, nursing, pharmacy, and other healthcare professions, (B) fee-splitting and the division of professional fees, (C) the employment of and contracting with Licensed Professionals, and (D) the ownership and control of entities that provide professional healthcare services. No Governmental Authority has asserted or threatened that any Company Group Member, the Provider, or any arrangement among such entities violates any applicable Healthcare Laws relating to: (aa) the corporate practice of medicine, nursing, pharmacy, or other healthcare profession; (bb) fee-splitting; or (cc) the ownership or control of entities that provide or arrange for the provision of professional healthcare services.
(e)340B Program. Except as set forth on Schedule 3.23(e), and to the extent applicable:
(i)Schedule 3.23(e) sets forth a true, correct and complete list of (A) each Company Group Member that participates in the 340B Program as a 340B Covered Entity, together with each such Company Group Member’s 340B identification number and the 340B Covered Entity type under which such Company Group Member participates, (B) each 340B arrangement in which a Company Group Member contracts with a 340B Covered Entity, including the name of the 340B Covered Entity, the 340B identification number of such 340B Covered Entity, the effective date and term of the arrangement, and any material terms relating to fees, services, or exclusivity, (C) each third-party administrator or software vendor used by any Company Group Member to manage 340B Program compliance, and (D) each pharmaceutical manufacturer that has imposed requirements or restrictions as a condition of accessing 340B Program pricing that affect any Company Group Member’s contract pharmacy arrangements, including a complete description of the requirement(s) or restriction(s);
(ii)each Company Group Member that participates in the 340B Program as a 340B Covered Entity or contract pharmacy (A) is, to the extent applicable, registered with the Health Resources and Services Administration (“HRSA”) and is in good standing under the 340B Program, (B) to the extent applicable, has at all times been, and is, in compliance in all material respects with all applicable requirements of the 340B Program, including all Laws, guidance, and program requirements relating to patient eligibility, drug purchasing, inventory management, contract pharmacy arrangements, and manufacturer agreements, (C) to the extent applicable, maintains and follows written policies and procedures for 340B Program compliance that comply with all applicable Laws, HRSA guidance, and program requirements, including policies and procedures for patient eligibility determination and verification, prescription capture, claims adjudication, inventory management, and audit response, (D) to the extent applicable, maintains systems and controls to prevent the dispensing of 340B drugs to ineligible patients and to prevent duplicate discounts (i.e., the dispensing of 340B drugs for prescriptions that are also subject to Medicaid rebates), and (E) to the extent applicable, maintains accurate and complete records of all 340B transactions sufficient to demonstrate compliance with all applicable 340B Program requirements;
(iii)to the Company’s Knowledge, no Company Group Member has received written notice that a 340B Covered Entity with which it contracts (A) been terminated,

suspended, or removed from the 340B Program, (B) received written notice of any active, pending or threatened HRSA audit, investigation, or sanction, (C) failed to comply with any material term of its contract pharmacy arrangement with any Company Group Member, (D) given notice of its intention to terminate or materially modify its contract pharmacy arrangement with any Company Group Member;
(iv)no Company Group Member has (A) received written notice of any active, pending or threatened audit, investigation, or sanction by HRSA, other Governmental Authority, or a drug manufacturer, (B) received written notice of any adverse findings from an audit, investigation, or other review of its participation in the 340B Program, whether conducted by HRSA, other Governmental Authority, or a drug manufacturer, (C) been subject to a corrective action plan or other sanction related to its participation in the 340B Program, (D) been terminated, suspended, or removed from the 340B Program, and no action is pending or threatened to terminate, suspend, or remove such Company Group Member from the 340B Program, (E) been found to have diverted 340B drugs or engaged in duplicate discounting, or (F) been required to repay any amounts to any manufacturer, 340B Covered Entity, or Government Program as a result of any 340B Program violation or received any adverse audit finding from HRSA or any 340B Covered Entity relating to its 340B Program participation; and
(v)each current or prior 340B arrangement that includes a Company Group Member and a 340B Covered Entity is in material compliance with Healthcare Laws.
(f)HIPAA Compliance. Except as set forth on Schedule 3.23(f) and to the extent applicable and legally required, for the past six (6) years, (i) each Company Group Member has implemented, maintained and complied with written policies, procedures, and safeguards designed to ensure compliance with HIPAA, including the privacy, security, and breach notification requirements of HIPAA and the HITECH Act, (ii) each Company Group Member that is a “covered entity” or “business associate” (as such terms are defined under HIPAA) has entered into business associate agreements with all third parties to whom it discloses protected health information as required by HIPAA, (iii) no Company Group Member has experienced any “breach” (as defined under HIPAA) of “unsecured protected health information” (as defined under HIPAA) that required notification to the U.S. Department of Health and Human Services, affected individuals, or the media, (iv) no Company Group Member has received written notice of any pending or threatened investigation, audit, or proceeding by any Governmental Authority relating to its compliance with HIPAA, (v) each Company Group Member’s creation, receipt, maintenance, use, transmission, and disclosure of protected health information regulated by HIPAA has complied with (a) HIPAA and (b) any Contract to which such Company Group Member is a party, and (vi) each Company Group Member has all necessary authority to Process the protected health information that is Processed by or on behalf of each Company Group Member.
(g)Canadian Health Privacy Compliance. Except as set forth on Schedule 3.23(g), since the Look-Back Date, (i) each Company Group Member has complied in all material respects with all Canadian provincial and territorial health privacy Laws that apply to its Processing of Personal Information about patients (“Health Privacy Laws”) and all contractual, regulatory and professional obligations relating to the Processing of such Personal Information, and (ii) where required by Health Privacy Laws, each Company Group Member has completed and maintains current privacy impact assessments and threat risk assessments relating to its Business and related systems, technologies and information practices, has submitted any such assessments to the applicable Governmental Authority where required by applicable Health Privacy Laws, and has implemented all material remediation measures and recommendations identified through such assessments or any related review by a Governmental Authority.

(h)Telehealth and Virtual Healthcare Services. Except as set forth on Schedule 3.23(h), since the Look-Back Date:
(i)each Company Group Member facilitating the provision of Telehealth Services and to the Company’s Knowledge, each Licensed Professional providing Telehealth Services on behalf of any Company Group Member (A) is currently and has at all times been, in compliance in all material respects with all applicable Healthcare Laws relating to the provision of Telehealth Services in the course of providing Telehealth Services on behalf of or in connection with any Company Group Member, including federal, provincial and state telehealth, telemedicine and virtual care Laws, the Ryan Haight Act, and requirements relating to the establishment of a valid provider-patient relationship, and (B) to the Company’s Knowledge, has not received written notice of any pending or threatened investigation, audit, or proceeding by any Governmental Authority relating to its provision of Telehealth Services on behalf of any Company Group Member or any prescribing practices of any Licensed Professional providing or engaged to provide Telehealth Services on behalf of any Company Group Member;
(ii)each Company Group Member providing or facilitating the provision of Telehealth Services maintains and operates in material compliance with written policies and procedures for the provision of Telehealth Services that comply with all applicable Healthcare Laws, including, where expressly required by applicable Healthcare Laws in the applicable jurisdiction, policies and procedures relating to (A) verification of patient identity and location at the time of service, (B) establishment and documentation of a valid provider-patient relationship prior to treatment, (C) obtaining and documenting informed consent for Telehealth Services, (D) technology and platform requirements (including encryption, authentication, and HIPAA-and Health Privacy Laws compliant communication), (E) treating and prescribing limitations and restrictions (including limitations and restrictions applicable to the use of Telehealth Services and to controlled substances), (F) medical record documentation and retention, and (G) referral protocols for in-person care when clinically appropriate;
(iii)no Company Group Member or, to the Company’s Knowledge, Licensed Professional has prescribed or dispensed any controlled substance or any other drug via Telehealth Services in material violation of, as applicable, the Ryan Haight Act, the Controlled Drugs and Substances Act (Canada), the U.S. Controlled Substances Act (21 U.S.C. § 801 et seq.), or any other material violation of applicable Healthcare Laws, and each Company Group Member providing or facilitating the provision of Telehealth Services has implemented appropriate safeguards to ensure compliance with all applicable Healthcare Laws relating to the prescribing of controlled substances via Telehealth Services, including requirements for in-person examinations where required by applicable Healthcare Laws; and
(iv)to the Company’s Knowledge, each Company Group Member is currently and has at all times been in compliance in all material respects with all applicable Healthcare Laws relating to the interstate or interprovincial practice of Licensed Professionals, including any applicable interstate licensure compacts (including the Interstate Medical Licensure Compact, the Nurse Licensure Compact, and similar compacts) and Canadian interprovincial practice requirements.
(i)Pharmacy Operations and Controlled Substances. Except as set forth on Schedule 3.23(i), since the Look-Back Date:
(i)Schedule 3.23(i) sets forth a true, correct and complete list of (A) each pharmacy owned or operated by any Company Group Member, including the name, address, and type of pharmacy (retail, specialty, compounding, or other), (B) each pharmacy license, permit, registration, or other authorization held by any Company Group Member, including the issuing authority, license number, and expiration date, as applicable, (C)

confirmation as to whether the Company Group Member holds the license to operate the pharmacy and, if not, the name of the pharmacist who holds such license, (D) each pharmacist-in-charge or designated manager for each pharmacy location, (E) each wholesale drug distributor license, third-party logistics provider license, or other distribution authorization held by any Company Group Member, and (F) each Drug Enforcement Administration (“DEA”) registration held by any Company Group Member or any Licensed Professional providing services on behalf of any Company Group Member, including the registration number, registered address, schedules authorized, and expiration date;
(ii)each Company Group Member that operates a pharmacy and to the Company’s Knowledge, each Licensed Professional that provides pharmacy services to any such Company Group Member (A) holds all licenses, permits, registrations, and authorizations required (x) under all applicable Healthcare Laws (including the Drug and Pharmacies Regulation Act (Ontario), and the Pharmacy and Drug Act (Alberta)) to operate such pharmacy and (y) under applicable Healthcare Laws to provide such pharmacy services, respectively, (B) is and has at all times been, in compliance in all material respects with all applicable Healthcare Laws relating to the operation of pharmacies, including applicable Healthcare Laws made publicly available by applicable Governmental Authorities relating to pharmacy licensing, pharmacist supervision, prescription dispensing, drug storage and handling, patient counseling, record-keeping, and reporting, and (C) has not received written notice of any pending or threatened investigation, audit, citation, warning, suspension, revocation, or other adverse action by any board of pharmacy, pharmacy college, or other Governmental Authority relating to its pharmacy operations or its provision of such pharmacy services, respectively;
(iii)each Company Group Member that operates a pharmacy maintains and operates in material compliance with, and causes its staff to operate in material compliance with, written policies and procedures that comply with all applicable Healthcare Laws, including policies and procedures relating to (A) prescription intake, verification, and processing, (B) drug utilization review and interaction screening, (C) patient counseling and medication therapy management, (D) drug storage, handling, and beyond-use dating, (E) compounding (if applicable), (F) dispensing of specialty medications, (G) medication error reporting and prevention, and (H) recall and return procedures;
(iv)each Company Group Member that operates a pharmacy in the United States (A) maintains accreditation from URAC, ACHC, or another nationally recognized pharmacy accreditation organization to the extent required by any Third Party Payor contract or applicable Law, (B) is, and has at all times been, in compliance in all material respects with all accreditation standards applicable to its pharmacy operations, and (C) has not received written notice of any pending or threatened loss, suspension, or revocation of any such accreditation;
(v)each Company Group Member that operates a pharmacy and, to the Company’s Knowledge, each Licensed Professional in connection with providing services on behalf of any such Company Group Member (A) currently is and has at all times been in compliance in all material respects with all applicable Healthcare Laws relating to controlled substances, including the U.S. Controlled Substances Act (21 U.S.C. § 801 et seq.) and the regulations promulgated thereunder, the Controlled Drugs and Substances Act (Canada) and the regulations promulgated thereunder, and all state and provincial controlled substance Healthcare Laws applicable to such Company Group Member or Licensed Professional, as applicable, and (B) has not received written notice of any pending or threatened investigation, audit, inspection deficiency, warning, citation, suspension, revocation, or other adverse action by the DEA, Health Canada, or any other Governmental Authority relating to controlled substances;
(vi)Each Company Group Member that operates a pharmacy (A) maintains and operates in material compliance with written policies and procedures for the handling, storage, dispensing, prescribing, administering, and disposal of controlled substances that comply with all applicable Healthcare Laws and DEA regulations applicable to the Company Group Member, and (B) maintains accurate and complete records of all controlled substance transactions in all material respects as required by applicable Healthcare Laws;
(vii)each Company Group Member that dispenses controlled substances is registered with, and reports dispensing data to, each state prescription drug monitoring program in the United States (“PDMP”) in which such Company Group Member is required to participate, and, to the Company’s Knowledge, each Licensed Professional who prescribes controlled substances on behalf of any Company Group Member checks the applicable PDMP prior to prescribing controlled substances to the extent required by applicable Law;
(viii)no Company Group Member or, to the Company’s Knowledge, Licensed Professional in connection with providing services on behalf of a Company Group Member has (A) had any controlled substance registration or license suspended, revoked, denied, or restricted, (B) surrendered any controlled substance registration or license for cause or while under investigation, (C) been the subject of any DEA administrative action, letter of admonition, memorandum of understanding, or similar corrective action, (D) experienced any theft, loss, or diversion of controlled substances that was required to be reported to the DEA or other Governmental Authority, other than de minimis losses reported and resolved in the ordinary course, or (E) been cited for any significant violation of controlled substance Healthcare Laws in any inspection or audit;
(ix)each applicable Company Group Member maintains appropriate physical security, inventory controls, and reconciliation procedures for controlled substances that comply with all applicable Healthcare Laws and DEA regulations in all material respects, including biennial inventory requirements as applicable, and each applicable Company Group Member has timely conducted and documented all controlled substance inventories in material compliance with applicable Healthcare Laws; and
(x)all DEA registrations set forth on Schedule 3.23(i) are valid and in full force and effect, and no Company Group Member or, to the Company’s Knowledge, Licensed Professional has received written notice of any pending or threatened action to revoke, suspend, or limit any such DEA registration.
(j)Drug Supply Chain Security Act (DSCSA) Compliance. Except as set forth on Schedule 3.23(j), each Company Group Member that distributes, dispenses, or otherwise handles prescription drugs in the United States is in compliance in all material respects with the Drug Supply Chain Security Act (Title II of the Drug Quality and Security Act, 21 U.S.C. § 360eee et seq.) and any applicable state drug pedigree, track-and-trace, or supply chain integrity Laws, including requirements relating to (A) transaction documentation (transaction histories, transaction information, and transaction statements), (B) product verification and suspect/illegitimate product handling, (C) product identifier and serialization requirements, and (D) authorized trading partner requirements. Each such Company Group Member maintains systems, policies, and procedures sufficient to comply with DSCSA requirements.
(k)Mail-Order and Prescription Delivery Operations. Except as set forth on Schedule 3.23(k), since the Look-Back Date: (i) Schedule 3.23(k) sets forth a true, correct and complete list of (A) each jurisdiction in which any Company Group Member ships, mails, or delivers prescription drugs to patients, and (B) each non-resident pharmacy license, permit, registration, or other authorization held by any Company Group Member, including the issuing authority, license number, and expiration date, as applicable; (ii) each Company Group Member that ships, mails, or delivers prescription drugs to patients in the United States (A) holds all non-

resident pharmacy licenses and other permits, registrations, and authorizations required under applicable Laws in each jurisdiction to which such Company Group Member ships, mails, or delivers prescription drugs, and (B) is, and has at all times been, in compliance in all material respects with all applicable Laws relating to the shipment, mailing, and delivery of prescription drugs, including (1) applicable requirements of the United States Postal Service relating to the mailability of drugs and medicines, (2) applicable requirements of the U.S. Department of Transportation and common carriers relating to the shipment of pharmaceutical products, and (3) in all material respects, applicable state board of pharmacy rules relating to mail-order or delivery pharmacy operations, including patient counseling, labeling, packaging, and temperature control requirements; and (iii) no Company Group Member has received written notice of any pending or threatened investigation, audit, citation, warning, suspension, revocation, or other material adverse action by any Governmental Authority relating to its mail-order, shipping, or prescription delivery operations.
(l)Third Party Payor Contracts. Schedule 3.23(l) sets forth a true, correct and complete list of all material contracts with Third Party Payors, including managed care organizations, health maintenance organizations, preferred provider organizations, accountable care organizations, and other third party payors, to which any Company Group Member is a party (the “Payor Contracts”). Each Payor Contract is in full force and effect and constitutes a valid and binding obligation of the Company Group Member party thereto and each other party thereto. Each Company Group Member is currently and has at all times been, in compliance in all material respects with the terms of each Payor Contract to which it is a party. No Company Group Member has received written notice of any pending or threatened termination, non-renewal, or material modification of any Payor Contract.
(m)Healthcare Claims and Investigations. Except as set forth on Schedule 3.23(m), (i) there is no, and to the Company’s Knowledge, there has not been any, Claim pending, settled, or threatened against any Company Group Member, the Provider, or any Licensed Professional in the course of providing services on behalf of any Company Group Member, relating to Healthcare Laws, Government Programs, or the provision of professional healthcare services, (ii) no Company Group Member, the Provider, or, to the Company’s Knowledge, no Licensed Professional in connection with any services provided on behalf of any Company Group Member, has been a defendant in any qui tam or whistleblower action, or received a subpoena, civil investigative demand, or similar request for information from any Governmental Authority relating to Healthcare Laws or Government Programs, and (iii) no Company Group Member, the Provider, or to the Company’s Knowledge, no Licensed Professional in connection with any services provided on behalf of any Company Group Member has made any voluntary disclosure to any Governmental Authority relating to potential violations of Healthcare Laws.
(n)Professional Corporation Status. Each Company Group Member that is a professional corporation or professional association has at all times been duly organized and operated in compliance with all applicable professional corporation or professional association Laws of its jurisdiction of organization, including the New Jersey Professional Service Corporation Act (N.J.S.A. 14A:17-1 et seq.) with respect to any New Jersey professional corporation, and is in good standing with all applicable professional licensing boards and Governmental Authorities. The ownership and management structure of each such professional corporation or professional association complies with all applicable Laws regarding corporate practice of medicine, professional ownership and fee-splitting restrictions. None of the Company Group Members that operate in Canada are professional corporations.
3.24CFIUS. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), other than such “critical technologies” that are eligible for License Exception ENC to the U.S. Export Administration Regulations, 15 C.F.R. § 740.17(b), and acknowledged by CFIUS at 31 C.F.R. § 800.401(e)(6)(ii); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.
4.Representations of the Buyer Parties.
The Buyer Parties jointly and severally represent and warrant to the Sellers and the Company as follows:
4.1Organization; Power and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Canada and has all requisite power and authority to own its properties and to carry on its business as now being conducted. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own its properties and to carry on its business as now being conducted. Each of the Buyer Parties has full power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby, in accordance with the terms of this Agreement and each of the Transaction Documents to which a Buyer Party is or will be a party, as applicable, and no other corporate action on the part of such Buyer Party is necessary to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which a Buyer Party is or will be a party or the consummation of the transactions contemplated hereby and thereby.
4.2Authorization.
(a)The execution and delivery of this Agreement and the Transaction Documents, and the consummation by each of the Buyer Parties of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and each of the Transaction Documents to which a Buyer Party is or will be a party have been, or will be upon execution thereof, duly and validly executed by such Buyer Party and constitute, or upon their execution and delivery will constitute (in each case, assuming due execution and delivery by each other party thereto), valid and legally binding obligations of such Buyer Party, enforceable against such Buyer Party in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, and similar Laws affecting creditors’ rights generally and to the application of general equitable principles.
(b)No Buyer Party is required to make any filing with, give any notice to, or obtain any permit, authorization, registration, consent, approval or Order of, or exemption, waiver or other action by, any Governmental Authority in connection with the execution, delivery and performance by such Buyer Party of this Agreement and each of the Transaction Documents to which a Buyer Party is or will be a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such filings as may be required by any applicable federal or state securities or “blue sky” Laws or Canadian Securities Laws or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of such Buyer Party to perform its obligations under this Agreement or any of the Transaction Documents to which such Buyer Party is or will be a party.

(c)Neither the execution, delivery or performance by each of the Buyer Parties of this Agreement and each of the Transaction Documents to which a Buyer Party is or will be a party nor the consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents to which a Buyer Party is or will be a party will, with or without the giving of notice or the passage of time or both, (i) conflict with or result in a breach, violation or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien, (iv) give any Third Party the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under, (v) result in a violation of (A) the Organizational Documents of a Buyer Party, (B) any Law or Order to which a Buyer Party or any of its properties or assets are subject or bound, or (C) any material Contract to which a Buyer Party is a party or by which a Buyer Party’s properties, rights or assets are subject or bound, except in the case of clauses (B) and (C), for breaches, violations or infringements or Liens that would not, individually or in the aggregate reasonably be expected to (1) prevent, materially impair or materially delay any of the transactions contemplated by this Agreement or any of the Transaction Documents to which a Buyer Party is or will be a party or (2) materially impair the ability of a Buyer Party to perform its obligations under this Agreement or any of the Transaction Documents to which a Buyer Party is or will be a party.
(d)All shares of Parent Common Stock comprising the Stock Consideration to be issued pursuant to this Agreement will, when issued, be duly authorized and validly issued as fully paid and non-assessable securities in the capital of the Parent, free of any Lien, other than under any Organizational Documents of Parent and any applicable securities Laws.
4.3Financial Capability. The Buyer Parties have as of the date hereof, and will have, at the Closing, sufficient available cash to consummate the transactions contemplated by this Agreement, including payment of the Earnout Payment, and to pay all related fees and expenses. The Buyer Parties’ obligations under this Agreement are not subject to any financing contingency. Assuming that (i) the representations and warranties of the Sellers and the Company contained in Article 2 and Article 3, respectively, and in the Transaction Documents, are, when made, true and correct in all material respects, (ii) the satisfaction of the conditions to Closing set forth in Article 8, Article 9 and Article 10, and (iii) the performance by the Sellers, the Sellers’ Representative and the Company of their respective obligations hereunder, the Buyer Parties and the Company (on a consolidated basis), immediately after the Closing, will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due).
4.4Investment Representations. The Buyer Parties are acquiring the Shares for their own account for investment and not with a view to, or for sale in connection with, any distribution thereof, or with any present intention of distributing, granting any participation in, or selling the same; and, except as contemplated by this Agreement and the Transaction Documents, the Buyer Parties have no present or contemplated agreement, undertaking, arrangement, obligation or commitment providing for the disposition thereof.
4.5Litigation. There is no Claim pending or, to the knowledge of the Buyer Parties, threatened, before any court or Governmental Authority or arbitrator against any Buyer Party that would reasonably be expected, individually or in the aggregate, to (i) prohibit, materially delay, or materially impair such Buyer Party’s ability to perform its obligations under this Agreement or any Transaction Documents to which it is or will be a party or (ii) have a Parent Material Adverse Effect. The Buyer Parties are not subject to any outstanding Order that would reasonably be expected, individually or in the aggregate, to (i) prohibit, materially delay, or materially impair any Buyer Party’s ability to perform its obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party or (ii) have a Parent

Material Adverse Effect.
4.6Operations of the Buyer. The Buyer has engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated by this Agreement and activities incidental to its formation.
4.7Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Buyer Parties or any of their Affiliates in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof for which the Sellers could become liable after the Closing.
4.8Buyer’s Investigation and Reliance. The Buyer Parties acknowledge and agree that, except for the representations and warranties expressly set forth in Article 2 and Article 3 (as qualified by the Disclosure Schedules), no Seller, the Company nor any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, regarding the Acquired Companies or the transactions contemplated hereby, and the Buyer Parties have not relied and are not relying on any such representation or warranty.
5.Access to Information; Public Announcements.
5.1Access to Information; Confidentiality.
(a)From the date of this Agreement until the Closing Date, subject to the Access Limitations (which, for purposes of this Section 5.1, shall apply to the Acquired Companies, the Sellers and the Sellers’ Representative mutatis mutandis), the Acquired Companies shall afford the Buyer and its Representatives (at Buyer’s expense) reasonable access upon reasonable notice and during normal business hours to all offices, properties, books, and records of the Acquired Companies and, with the Sellers’ Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed), management and personnel of the Acquired Companies, in each case, for the purpose of facilitating the transactions contemplated herein; provided, however, that such access shall be conducted under the supervision of Acquired Company personnel and shall not unreasonably disrupt the normal operations of the Acquired Companies. Subject to the Access Limitations, the Acquired Companies shall furnish to the Buyer and its Representatives such financial data, operating data, contracts, insurance policies, records and other information regarding the business of the Acquired Companies as the Buyer or its Representatives shall reasonably request. From the date of this Agreement until the Closing, the Buyer and its Representatives shall not contact or communicate with any officers, employees, customers, suppliers, landlords, service providers, licensors or other third parties having business relations with the Acquired Companies without the prior written consent of the Sellers’ Representative, which consent will not be unreasonably withheld or delayed; provided, further, that any such contacts or communications shall be coordinated through the Sellers’ Representative and the Sellers’ Representative shall have the right to have one or more designees of the Sellers’ Representative present at any meeting or conference. Notwithstanding the foregoing, no such consent shall be required for contacts or communications made in connection with obtaining consents, filings, notifications and approvals contemplated to be obtained by the Buyer Parties under this Agreement. For the avoidance of doubt, nothing in this Section 5.1(a) will prohibit the Buyer or any of its Affiliates from contacting or communicating with any customer, supplier, landlord, service provider, licensor or other Person having business relations with any Acquired Company (a) in the ordinary course of the businesses of the Buyer and its Affiliates and unrelated to the transactions contemplated by this Agreement, including in respect of any existing or prospective commercial relationship between such Person and the Buyer or any of its Affiliates, or (b) for any other purpose unrelated to the business of the Acquired Companies and the transactions contemplated by this Agreement, and no such contact or communication shall require the consent of, or coordination through, the Sellers’ Representative.

(b)The Buyer Parties expressly acknowledge and reaffirm their confidentiality obligations as contained in that certain Mutual Confidentiality Agreement, dated as of September 22, 2025, by and between Grindr LLC and the Company (the “NDA”), which shall remain in full force and effect pursuant to its terms. The Buyer Parties further acknowledge and agree that any and all information obtained by the Buyer Parties and their Affiliates pursuant to this Agreement is subject to the applicable terms and conditions of the NDA. Effective upon the Closing, the NDA and all rights and obligations set forth therein shall terminate and thereafter cease to be of any further force or effect.
5.2Public Announcements. Except as otherwise required by Law, including the applicable rules and regulations of any United States or non-U.S. securities exchange, there shall be no public announcements by any party hereto, any of their respective Affiliates or any of their respective Representatives concerning this Agreement or the transactions contemplated herein without the prior written consent of Buyer (in the case of announcement by the Sellers, the Sellers’ Representative, the Acquired Companies or any of their respective Affiliates) or the Sellers’ Representative (in the case of announcement by Buyer or any of its Affiliates); provided that neither party shall require the other party’s consent to (i) make any internal communications to its or its Affiliates’ respective directors, officers, employees, advisors, agents or other representatives, in each case on a confidential basis, (ii) obtain the consents and approvals, and provide the notices, necessary to consummate the transactions contemplated by this Agreement or (iii) make any disclosures required by Law (and only to the extent so required); provided that the party required to make such disclosure will, to the extent legally permissible and reasonably practicable, afford the other party a reasonable opportunity to review and comment on the intended form and substance of such disclosure and will use commercially reasonable efforts to consider such comment in good faith (it being understood that, in case of an announcement by Buyer or any of its Affiliates, no such opportunity to review or comment shall be required in respect of any filing with, or submission to, the Securities and Exchange Commission or any securities exchange to the extent the content thereof is consistent in all material respects with public communications previously reviewed and approved by the Sellers’ Representative). Notwithstanding the foregoing, the Buyer, the Sellers’ Representative and the Company shall cooperate to prepare a joint press release to be issued on or promptly after the date of this Agreement and a joint press release to be issued on or promptly after the Closing Date.
6.Pre-Closing Covenants. From and after the date hereof and until the Closing:
6.1Conduct of Business. Except (i) as required by applicable Law, (ii) as otherwise expressly required by this Agreement (including (A) the Pre-Closing Transfers, but only to the extent such actions are expressly contemplated by, and consistent in all material respects with, the Pre-Closing Transfer Steps Plan, as it may be modified in accordance with Section 6.3 or (B) the Restructuring, but only to the extent such actions are expressly contemplated by, and consistent in all material respects with, the Restructuring Steps Plan, as it may be modified in accordance with Section 6.4), (iii) as set forth on Schedule 6.1 or (iv) with the prior written (email being sufficient) consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (x) the Company Group Members shall, and the Sellers and the Company shall cause the Company Group Members to, operate their businesses in the ordinary course and (y) the Company Group Members shall, and the Sellers and the Company shall cause the Company Group Members to, use commercially reasonable efforts to maintain and preserve the business of the Company Group and maintain and preserve their relationships with key employees, customers, suppliers, vendors, regulatory authorities and others having business relationships with the Company Group Members. Notwithstanding anything to the contrary in this Agreement, from immediately prior to the Determination Time through the Closing, no Company Group Member shall (x) pay any cash dividend, distribution or other payment to any Seller or any of their respective Affiliates other than any payments required to be made under the terms of this Agreement or (y) use Cash to repay any Closing Indebtedness or pay any Closing

Company Transaction Expenses. Except (i) as required by applicable Law, (ii) as otherwise expressly required by this Agreement (including the Pre-Closing Transfers or the Restructuring, but only to the extent such actions are expressly contemplated by, and consistent in all material respects with, the Pre-Closing Transfer Steps Plan or the Restructuring Steps Plan, as applicable), (iii) as set forth on Schedule 6.1 or (iv) with the prior written (email being sufficient) consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), no Company Group Member shall, and the Sellers and the Company shall cause the Company Group Members not to:
(a)take any action to amend its Organizational Documents;
(b)authorize for issuance, issue, sell, pledge, grant, encumber or deliver or agree or commit to issue, sell, pledge, grant, encumber or deliver any Equity Interests or Equity Equivalents of any Company Group Member (other than issuances of Shares upon the exercise of Company Options or Company Warrants, or the conversion of Company SAFEs, in each case, outstanding on the date of this Agreement in accordance with the terms of such instruments);
(c)(i) split, combine or reclassify any of, (ii) declare, set aside or pay any non-cash dividend or other distribution in respect of or (iii) redeem or otherwise acquire, in each case of clauses (i) through (iii), any equity interests of any Company Group Member;
(d)(i) enter into any new line of business, or incur or commit to incur any capital expenditures or liabilities in connection therewith or (ii) abandon or discontinue any existing lines of business;
(e)(1) sell, assign, transfer, abandon, permit to lapse or expire, license, fail to maintain, subject to any Lien, or otherwise dispose of any material Intellectual Property (other than the lapse or expiration of Registered Company IP at the end of the maximum applicable statutory term and other than licenses, or Liens that constitute Permitted Encumbrances), (2) disclose any Trade Secret or Personal Information to any Person (other than to Buyer and its Affiliates and other than in the ordinary course of business in circumstances in which it has imposed reasonable and customary confidentiality restrictions preserving all rights of the Company Group Members), or (3) disclose, license, release, deliver, distribute, place in escrow, make available, or grant any rights applicable to any material Company Source Code;
(f)adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization;
(g)(A) merge or consolidate with any Person, (B) enter into any joint venture, strategic alliance, partnership or profit sharing or similar arrangement with any Person; (C) acquire any properties or assets of any Person (except for acquisitions of inventory, supplies, equipment and other assets in the ordinary course of business); or (D) make any loan, advance or capital contribution to, or acquire any Equity or Equity Equivalents in, any Person, other than (1) loans and advances to current directors, managers, officers, individual independent contractors, or employees of such Company Group Member for business expenses in the ordinary course of business and (2) Shareholder Loans issued to Optionholders or Warrantholders, provided that (x) the principal amount of each such Shareholder Loan does not exceed the aggregate exercise price payable in respect of the Company Options or Company Warrants being exercised or converted, together with any Taxes required to be withheld in connection therewith, and (y) each such Shareholder Loan is reflected on the Payment Spreadsheet and set off in full against the consideration otherwise payable to the applicable holder at the Closing in accordance with Section 1.2(c);

(h)(i) incur, assume or suffer any Indebtedness for borrowed money or issue any debt securities or warrants or other rights to acquire any debt securities, except (A) for trade payables incurred in the ordinary course of business or (B) drawing on debt facilities existing as of the date of this Agreement which will be repaid in full at or prior to the Closing; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (iii) mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances);
(i)authorize, make any commitment with respect to, incur, pay or make any capital expenditures in excess of $100,000 individually, or $300,000 in the aggregate, other than capital expenditures contemplated by the capital expenditure budget set forth on Schedule 6.1(i);
(j)settle or compromise any Claims (whether or not commenced prior to the date of this Agreement) (i) involving the payment of, or an agreement to pay over time, in cash, notes or other property, in excess of $60,000 individually or $100,000 in the aggregate, (ii) which after the Closing Date will require any Company Group Member to satisfy any obligation or (iii) which imposes any equitable or injunctive relief (other than customary confidentiality covenants and customary releases of liability);
(k) (i) enter into any Contract that if entered into prior to the date hereof would be a Material Contract or (ii) amend, modify, renew, terminate or waive any material right under any Material Contract (other than amendments, renewals or extensions in the ordinary course of business);
(l)except as required by any Employee Plan in existence as of the date hereof and set forth on Schedule 3.18(a), or as required by applicable Law: (i) increase the compensation payable or to become payable or the benefits provided to any of its current or former directors, officers, employees or other individual service providers with annual base compensation in excess of $200,000; (ii) except for the acceleration of Company Options in connection with the transaction contemplated hereby, grant, announce, increase, accelerate or commit to grant or accelerate the funding, payment or vesting of any cash or equity or equity-based incentive awards, bonus, severance, change in control, retention, transaction, termination or similar compensation or benefits to, or pay, loan or advance any amount to, any current or former director, officer, employee or individual service provider of any Company Group Member; (iii) hire, promote or engage, or otherwise enter into any employment, consulting, deferred compensation, bonus, change of control, retention, severance, retirement or other similar agreement with any current or former employee, officer, director or other individual service provider of any Company Group Member (or amend any such existing agreement) whose annualized base salary exceeds $200,000; (iv) terminate (other than for cause) any employee, officer, director or individual service provider of any Company Group Member whose annualized base compensation exceeds $300,000; or (v) establish, adopt, materially amend or terminate any Employee Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be an Employee Plan if in effect on the date hereof;
(m)negotiate, modify, amend, extend, terminate or enter into any labor or collective bargaining Contract or other labor-related agreement or arrangement with any union, association, works council, labor organization or other employee representative (each, a “Labor Agreement”);
(n)implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that trigger obligations under the WARN Act or any similar Laws governing plant closings or mass layoffs;

(o)other than in the ordinary course of business, (i) amend, modify, extend, renew or terminate any Lease or (ii) enter into any new lease, sublease, license or other Contract for the use or occupancy of any real property;
(p)transfer any employee of any Company Group Member into or out of any Company Group Member, or transfer the employment of any employee to any Seller or any of its Affiliates (other than another Company Group Member);
(q)waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company Group Members;
(r)(i) make any material changes in any method of accounting or accounting practice or policy, other than as required by Canadian GAAP, or (ii) other than in the ordinary course of business, delay, postpone or cancel the payment of any accounts payable, agree or negotiate with any party to extend the payment date of any accounts payable, accelerate the collection of any accounts or notes receivable, or otherwise change any of its practices with respect to payables, receivables or cash management;
(s)make, change, or revoke any material Tax election (including taking any action that would reasonably be expected to change the classification of a Company Group Member for U.S. federal income Tax purposes); adopt or change any annual Income Tax accounting period or other material Tax accounting method or period; adopt or change any material method of Income Tax accounting; enter into any “closing agreement” or file any request for rulings or special Tax incentives with any taxing authority, settle any claim or assessment in respect of Taxes; file any amended Income Tax Return or other material Tax Return; consent to any extension or waiver of the statute of limitations period applicable to any Income Tax or other material claim or assessment; surrender any right to claim any material Tax refund, offset or other reduction in Tax liability; participate in, initiate any discussion with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any taxing authority; or prepare Tax Returns inconsistent with the past practice of the Acquired Companies in preparing their Tax Returns;
(t)cancel or forgive any debts owed to or claims held by it, except in the ordinary course of business;
(u)cancel, terminate or permit to lapse, or allow any material reduction in the coverage under, any Insurance Policy, unless a replacement policy providing substantially comparable coverage is in effect as of the date of such cancellation, termination or lapse;
(v)amend, modify, terminate or waive any right or obligation under the Voting Agreement or any other Terminated Investor Agreement, or take any action that would reasonably be expected to impair, limit or otherwise affect the enforceability of Section 3 of the Voting Agreement;
(w)enter into, amend or modify any Affiliate Agreement;
(x)other than in the ordinary course of business, (i) allow any pharmacy license, DEA registration, controlled substance registration, pharmacy accreditation, or other Permit material to the operation of any pharmacy owned or operated by any Company Group Member to lapse, expire without renewal, or be suspended, revoked, or voluntarily surrendered, (ii) change or remove any pharmacist-in-charge or designated manager of any pharmacy location owned or operated by any Company Group Member (other than as required by applicable Law or due to such person’s death, disability, resignation, or termination for cause, provided that the

Company shall promptly appoint a qualified replacement and shall notify the Buyer of such change), or (iii) enter into, amend, modify, or terminate any 340B arrangement that includes a Company Group Member and a 340B Covered Entity (including without limitation contract pharmacy arrangements, clinical services arrangements, and/or arrangements for marketing or administrative support services), wholesale drug distributor arrangement, or PBM network participation agreement, in each case, that is material to the pharmacy operations of any Company Group Member; or
(y)commit or agree to do any of the foregoing in the future.
Notwithstanding anything to the contrary herein but without limiting Buyer’s rights pursuant to this Section 6.1, the Buyer Parties will have no right, directly or indirectly, to control or direct the Company Group Members’ operations prior to the Closing.
The Company and Buyer shall promptly notify each other in writing if such party becomes aware of (i) any change, condition or event that has had or would reasonably be expected to have a Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (ii) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (iii) any Claim commenced against the notifying party which would reasonably be expected to prevent or materially delay the consummation of the Closing; provided that neither such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of the parties, and shall not otherwise delay the Closing.
6.2Regulatory Filings.
(a)General. During the Interim Period, each of the Buyer Parties and the Acquired Companies will, and will cause their respective Affiliates to, use their reasonable best efforts to (i) as promptly as practicable, obtain from any Governmental Authority any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or Order required to be obtained or made prior to the Closing Date by the Buyer Parties, the Acquired Companies or their respective Affiliates, and to avoid any Proceeding by any Governmental Authority, in each case in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (ii) as promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law. During the Interim Period, the Buyer Parties and the Acquired Companies will, and will cause their respective Affiliates to, reasonably cooperate with each other in connection with obtaining all such consents, approvals, authorizations, declarations, waivers, licenses, franchises, permits or Orders and the making of all such filings, including providing copies of all such non-proprietary documents to the non-filing party and its advisors prior to filing and, if requested, to consider in good faith all reasonable additions, deletions or changes suggested in connection therewith. During the Interim Period, the Buyer Parties and the Acquired Companies will, and will cause their respective Affiliates to, promptly furnish to each other all information required for any application or other filing to be made by the other in connection with the transactions contemplated by this Agreement. During the Interim Period, the parties will not, and will cause their respective Affiliates not to, consent or agree to any voluntary delay of the consummation of the transactions contemplated by this Agreement without the prior written consent of the other parties, which consent will not be unreasonably withheld.
(b)Other Actions. Except as specifically required by this Agreement, during the Interim Period, the Buyer Parties shall not, and shall cause their Affiliates not to, acquire or enter into any definitive agreement to acquire (by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, or by any other manner), any Person, if entering into a definitive agreement for, or consummating, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay beyond the End Date in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, Orders, declarations or approvals of any Governmental Authority or any other Person necessary to satisfy any of the conditions to the Closing set forth in Article 8, (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting or delaying the consummation of the transactions contemplated herein in a manner that results in the failure to satisfy any of the conditions to the Closing set forth in Article 8, or (iii) materially delay beyond the End Date the consummation of the Closing.
(c)Pharmacy Regulatory Filings and Notifications. During the Interim Period, the Acquired Companies shall, and the Sellers and the Company shall cause the Acquired Companies to, as promptly as practicable following the date of this Agreement, use commercially reasonable efforts to prepare and submit all filings, notifications, applications, and approvals required by any board of pharmacy, pharmacy college, DEA, Health Canada, or other Governmental Authority in connection with any change of ownership, change of control, or transfer of any pharmacy license, controlled substance registration, or other Permit held by any Company Group Member or any Licensed Professional providing services to a pharmacy operated by a Company Group Member as a result of the transactions contemplated by this Agreement (collectively, the “Pharmacy Change of Control Filings”) that are required to be submitted prior to the Closing, each of which is set forth on Schedule 6.2(c), and reasonably cooperate with the Buyer Parties in connection therewith, including by providing information, documentation, and access to personnel reasonably requested by the Buyer Parties. The Buyer Parties shall reasonably cooperate with the Acquired Companies in connection with the Pharmacy Change of Control Filings, including by providing information regarding the Buyer Parties, their proposed designated managers or directors and their Affiliates as may be required by any Governmental Authority within two (2) calendar days following a written request from the Acquired Companies or the Sellers’ Representative. The Acquired Companies shall provide the Buyer Parties with a reasonable opportunity to review each such filing not less than two (2) calendar days prior to the submission thereof and shall consider in good faith any timely and reasonable comments provided by the Buyer Parties; provided, that if the Buyer has not provided comments on such draft filings within such two (2) calendar day period, the draft filings shall be deemed approved by the Buyer. For the avoidance of doubt, as a result of the transactions contemplated by this Agreement, there is no change to: (i) the pharmacist-in-charge, designated manager, directors, proprietor’s representative or licensee of Affirming Care ON or Affirming Care AB or (ii) the name of the pharmacies operated by Affirming Care ON or Affirming Care AB.
6.3Pre-Closing Transfers. Prior to the Closing, the Sellers and the Company shall enter into one or more agreements (the “Pre-Closing Transfer Documents”) and take such actions as are necessary or advisable and consistent in all material respects with the steps plan (the “Pre-Closing Transfer Steps Plan”) attached as Exhibit G (the “Pre-Closing Transfers”) to consummate the Pre-Closing Transfers without the consent or approval of the Buyer Parties, provided that the Pre-Closing Transfers (i) remain consistent in all material respects with the Pre-Closing Transfer Steps Plan, (ii) do not result in any non-de minimis adverse effect on the Buyer Parties or impose any liability on any Buyer Party or Acquired Company beyond what is contemplated by the Pre-Closing Transfer Steps Plan and (iii) are effected with no continuing liability or obligation of any Acquired Company, any Buyer Party or any of their respective Affiliates arising out of, relating to or resulting from the Pre-Closing Transfers or the businesses, assets or liabilities subject thereto. The Sellers may determine and implement the form, sequence, mechanics and documentation of the Pre-Closing Transfers, provided that the Pre-Closing Transfers remain consistent in all material respects with the Pre-Closing Transfer Steps Plan. The Sellers and the Company shall keep the Buyer reasonably informed in respect of the

Pre-Closing Transfers and shall use efforts to provide the Buyer and its Representatives with drafts of each material Pre-Closing Transfer Document at least two (2) Business Days prior to the execution, delivery or filing thereof, and the Sellers and the Company shall consider in good faith any timely and reasonable comments provided by the Buyer and its Representatives.
6.4Restructuring. Prior to the Closing, the Sellers and the Company shall enter into one or more agreements (the “Restructuring Documents”) and take such actions as are necessary or advisable and consistent in all material respects with the steps plan (the “Restructuring Steps Plan”) attached as Exhibit G to consummate the Restructuring. The Sellers may determine and implement the form, sequence, mechanics and documentation of the Restructuring without the consent or approval of the Buyer Parties, provided that the Restructuring (i) remains consistent in all material respects with the Restructuring Steps Plan, (ii) does not result in any non-de minimis adverse effect on the Buyer Parties or impose any liability on any Buyer Party or Acquired Company beyond what is contemplated by the Restructuring Steps Plan and (iii) is effected with no continuing liability or obligation of any Acquired Company, any Buyer Party or any of their respective Affiliates arising out of, relating to or resulting from the Restructuring or the businesses, assets or liabilities subject thereto. For purposes of this Agreement, “Restructuring” means, collectively, (a) the dissolution, disposition, divestment or separation of Affirming Care (ON) Ltd. and (b) the disposition, divestment or separation of the Acquired Companies’ “Frida” and “Foria” businesses, in each case as described in the Restructuring Documents and the Restructuring Steps Plan. The Sellers and the Company shall keep the Buyer reasonably informed in respect of the Restructuring and shall use efforts to provide the Buyer and its Representatives with drafts of each material Restructuring Document at least two (2) Business Days prior to the execution, delivery or filing thereof, and the Sellers and the Company shall consider in good faith any timely and reasonable comments provided by the Buyer and its Representatives.
6.5Terminated Investor Agreements. Each Seller (on its own behalf and on behalf of its controlled Affiliates that are party thereto) and the Company hereby agrees that, effective as of immediately prior to the Closing and without any further action by any Person, each of the following shall automatically terminate and be of no further force or effect: (a) the Amended and Restated Shareholder Rights Agreement, dated February 24, 2025, by and among the Company and the shareholders of the Company party thereto, (b) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated February 24, 2025, by and among the Company and the shareholders of the Company party thereto, (c) the Amended and Restated Voting Agreement, dated February 24, 2025, by and among the Company and the shareholders of the Company party thereto, and (d) all side letters, management rights letters, or other investor rights agreements between the Company and any current or former shareholder, equityholder, investor, optionholder, warrantholder, or similar securityholder of the Company (the agreements described in the foregoing clauses (a) through (d), collectively, the “Terminated Investor Agreements”), in each case, with no continuing liability or obligation of any Acquired Company, any Buyer Party, or any of their respective Affiliates; provided, however, that the Voting Agreement shall not terminate until the Chief Executive Officer of the Company has exercised the drag along and related rights described in Section 3 thereof to the extent contemplated by Section 6.12 and all Joinder Sellers have become party to this Agreement. For the avoidance of doubt, the Sellers and the Company hereby waive and release all rights, claims, consent rights, notice rights, rights of first refusal, co-sale rights, preemptive rights, information rights, observer rights, management rights, veto rights, protective provisions, and similar rights under the Terminated Investor Agreements, in each case to the extent arising out of, relating to, or triggered by (i) the execution, delivery, or performance of this Agreement, (ii) the execution, delivery, or performance of any Transaction Document, or (iii) the consummation of the transactions contemplated by this Agreement or any Transaction Document.

6.6Cooperation; Further Assurances. Prior to the Closing, the Buyer Parties and the Acquired Companies shall cooperate with each other and use commercially reasonable efforts to obtain the third party consents (the “Consents”) that are set forth on Schedule 6.6 (provided, that none of the Acquired Companies shall be required to incur any liability or make any payments in connection with obtaining the Consents). Except as expressly set forth in this Agreement, the Buyer Parties agree that none of the Acquired Companies, the Sellers’ Representative, the Sellers or any of their respective Affiliates shall have any liability whatsoever to the Buyer Parties arising out of or relating to the failure to obtain any such Consent, and no representation, warranty or covenant herein shall be breached or deemed breached, no condition shall be deemed not satisfied and no termination right shall be deemed triggered solely as a result of such failure. Additionally, following the Closing, the Buyer Parties and the Acquired Companies shall, without any additional consideration, use commercially reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things reasonably necessary or advisable under applicable Law to carry out the purpose and intent of the transactions contemplated by this Agreement.
6.7Exclusivity. During the Interim Period, the Company and each Seller agree that neither any Acquired Company nor any Seller shall, or shall permit any of its Affiliates or any of its Representatives to: (a) encourage, initiate, solicit, entertain, negotiate, facilitate, discuss, accept, approve, endorse or agree to, directly or indirectly, any proposal or offer (a “Proposal”) by a Third Party (other than any Buyer Party or any other Person Buyer designates) regarding (i) the sale or license of all or any material assets of any Acquired Company or (ii) any sale of equity interests, merger, business combination, joint venture, consolidation, public offering, recapitalization, refinancing or other similar transaction involving any Acquired Company (the transactions referred to in clause (i) or (ii) above, each a “Competing Transaction”), (b) provide any information regarding any Acquired Company (including this Agreement and any other materials containing the Buyer Parties’ or their Affiliates’ proposal) to any Person who has made or could reasonably be expected to make a Proposal regarding a Competing Transaction (other than to a Buyer Party or its Representatives and agents and any other Person designated by a Buyer Party), or (c) enter into any Competing Transaction or any agreement, memorandum of understanding or letter of intent relating thereto. Notwithstanding the foregoing, nothing in this Section 6.7 shall prohibit the Company or any Seller or any of their respective Representatives from responding to an inquiry by stating that it is bound by the exclusivity obligations set forth in this Section 6.7. The Company, each Seller and each of their respective Affiliates and Representatives shall immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Competing Transaction (other than with a Buyer Party or its Representatives and agents and any other Person a Buyer Party designates). The Company and each Seller shall, and shall cause each Acquired Company to, (A) during the Interim Period promptly (and in any event within twenty-four (24) hours) notify the Buyer Parties if the Company, such Seller, any Acquired Company or any Affiliate or Representative receives any Proposal regarding a Competing Transaction or any indications of interest or requests for information in respect of such Proposal, and shall include in such notice the identity of the Person making such Proposal and the terms and conditions thereof, and (B) promptly (and in any event within two (2) Business Days of the date of this Agreement) request in writing that all Persons to whom nonpublic information concerning any Acquired Company was distributed in connection with a potential Competing Transaction destroy or return such information to the applicable Acquired Company as soon as possible and confirm in writing as to the destruction of such information, and immediately cause any Third Party (other than the Buyer Parties or their Representatives and agents and any other Person the Buyer Parties designate) to cease to have any access to any virtual data room or any similar data site containing information with respect to any Acquired Company. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Restructuring shall not be considered a Competing Transaction for purposes of this Section 6.7.

6.8Transaction Private Information. The parties acknowledge that the Transaction Private Information is necessary for the Buyer Parties to determine whether to proceed with the transactions contemplated by this Agreement and, if the determination is made to proceed with the transactions, to complete them. The Buyer Parties shall: (i) not use or disclose any Transaction Private Information except as required to (A) determine whether to proceed with the transactions contemplated by this Agreement, (B) perform their obligations under this Agreement, or (C) consummate the transactions contemplated by this Agreement; (ii) protect all Transaction Private Information using security safeguards appropriate to the sensitivity of the information; and (iii) within a reasonable period following either (A) the consummation of the transactions contemplated by this Agreement, or (B) a decision by a party not to proceed with the transactions contemplated by this Agreement, destroy or return to the Sellers all Transaction Private Information.
6.9Section 280G. Prior to the Closing Date, the Company shall determine whether any payment or benefit paid, payable, or retained (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or in combination with another event) would reasonably be expected to result in the imposition of Taxes under Section 4999 of the Code or the loss of a deduction under Section 280G of the Code which determination shall be subject to review and comment by Buyer, and the Company shall incorporate any reasonable comments received from Buyer, and to the extent either of the foregoing may apply, then no later than two (2) Business Days prior to the Closing Date, the Company shall submit to the shareholders of the Company entitled to vote thereon, for execution and approval by such number of shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any payments or benefits that have been or may be provided to any Person who executes a waiver agreement as contemplated under this Section 6.9 as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code (in each case determined without regard to the exceptions contained in Section 280G(b)(4) of the Code and without regard to the shareholder approval exception in Section 280G(b)(5)) (together, the “Section 280G Payments”); provided, that in no event shall this Section 6.9 be construed to require the Company to compel any Person to waive any existing rights under any Contract that such Person has with any Acquired Company, and in no event shall the Company be deemed in breach of this Section 6.9 if any such Person refuses to waive any such rights. Any such shareholder approval shall be sought by the Company in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q/A-7 of Section 1.280G-1 of such Treasury Regulations. The Sellers and the Company agree that, prior to the submission to the shareholders of the Company of the written consent described in this Section 6.9 and any related disclosure of the Section 280G Payments, the Company shall use commercially reasonable efforts to obtain, and shall deliver to the Buyer waivers, in form and substance satisfactory to the Buyer, duly executed by each Person who is reasonably expected to receive any Section 280G Payment. The form and substance of all shareholder approval documents contemplated by this Section 6.9, including the waivers, disclosure statement and written consent, and any mathematical analysis of the Section 280G Payments, shall be subject to the prior review and reasonable comment of the Buyer. The Sellers and the Company shall provide such documentation and information to the Buyer for its review and comment no later than five (5) Business Days prior to soliciting waivers from the “disqualified individuals” (within the meaning of Section 280G(c) of the Code), and the Company shall implement all reasonable comments of the Buyer thereon.

6.10Insurance.
(a)Prior to the Closing, the Company shall (at the Sellers’ cost as a Company Transaction Expense) purchase, effective as of the Closing and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any of the Acquired Company’s directors’ and officers’ liability insurance policies as of the Closing with respect to matters occurring prior to the Closing (the “D&O Tail Policy”); provided, that the premium for any such coverages shall not exceed two hundred fifty percent (250%) of the most recent annual premium paid by the Company prior to the date hereof for the existing coverages currently in effect, and in such case, the Company shall purchase the maximum coverage available for two hundred fifty percent (250%) of the most recent annual premium paid by the Company prior to the date hereof for the existing coverages currently in effect. For a period of six (6) years after the Closing, Buyer shall not, and shall cause each of its subsidiaries and Affiliates (including the Company) not to, amend, repeal or otherwise modify the indemnification provisions of the Company’s Organizational Documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, employees or agents of the Company or its subsidiaries with respect to any matters or facts occurring, arising or existing on or prior to the Closing Date, unless such amendment, repeal or other modification is required by applicable Law.
(b)Each Buyer Party covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Claim in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and its subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting solely from their approval of this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 6.10(b) shall limit or otherwise prohibit any Buyer Party from (i) enforcing its rights under this Agreement or any other Transaction Document, (ii) bringing any Claim for Fraud or (iii) bringing any Claim that cannot be waived by applicable Law.
(c)In the event any Buyer Party, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of such Person shall assume the obligations set forth in this Section 6.10.
(d)The provisions of this Section 6.10 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 6.10 is intended to benefit the directors, officers, employees and agents of the Company and its subsidiaries and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 6.10 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.10 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 6.10.
6.11Termination of Affiliate Agreements. Other than this Agreement and the other Transaction Documents (including any Contracts entered into in connection with the Restructuring) or any Contracts set forth on Schedule 6.11, all Affiliate Agreements shall be terminated or cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

6.12Joinders. The Buyer, the Sellers and the Company acknowledge that, as of the date hereof, less than all of the shareholders of the Company have executed and delivered this Agreement. Commencing promptly after the date of this Agreement and continuing prior to the Closing, the Sellers’ Representative and the Company shall use their respective commercially reasonable efforts to cause all Persons holding any interest in any Shares that are not party to this Agreement to execute and deliver a Joinder, and shall promptly deliver to Buyer executed copies of each Joinder executed by each such Person (which Person will, as a result of executing a Joinder, become a Seller). In the event the Sellers’ Representative and the Company are not able to obtain executed Joinders prior to 5:00 p.m. (Eastern time) on the date that is two (2) calendar days prior to the Closing Date from Persons holding any interest in any Shares of the Company that are not party to this Agreement (which Person will, as a result of not executing a Joinder and upon application of this covenant, become a “Dragged Seller”), Sellers and the Company shall cause the Chief Executive Officer of the Company, in accordance with the Voting Agreement, to (i) sign and deliver to Buyer a Joinder on their behalf, provided, for the avoidance of doubt, that the representations and warranties made by or on behalf of any Dragged Seller as a Seller under this Agreement shall be limited to those permitted to be required of a dragged shareholder under Section 3.3(a) of the Voting Agreement, and (ii) to cause the sale of all, but not less than all, of the Shares of the Company of such Dragged Seller to the Buyer in accordance with this Agreement and the Voting Agreement. In connection with the foregoing, the Sellers and the Company shall cause the Chief Executive Officer of the Company to execute and deliver all other documents on behalf of such Dragged Sellers that are necessary to complete the transactions contemplated by this Agreement in accordance with this Agreement and the Voting Agreement.
6.13Shareholder and Optionholder Communications. Within two (2) business days following the date hereof, the Company shall deliver a transaction notice to the shareholders, Optionholders, Warrantholders or other securityholders of the Company regarding the transactions contemplated by this Agreement, the treatment of their Equity Interests, Company Options, Company Warrants or Company SAFEs, or the consideration payable in connection therewith (which transaction notice shall include the drag-along notice delivered in accordance with the Voting Agreement pursuant to Section 6.12 and the Parent Disclosure Information). The Company shall provide a draft of the transaction notice to the Buyer for the Buyer’s review and comment at least two (2) calendar days prior to the delivery thereof, and the Company shall consider in good faith any timely comments provided by the Buyer; provided, that if the Buyer has not provided comments on such draft within such two (2) calendar day period, the transaction notice shall be deemed approved by the Buyer. Following the delivery of the transaction notice, the Company shall keep the Buyer reasonably informed of any subsequent material written communications delivered to such Persons regarding the matters described in this Section 6.13.
6.14Workers Compensation. Prior to the Closing, the parties shall cooperate in good faith to obtain (i) a Sale of Business Clearance Certificate issued by WCB Alberta and (ii) the equivalent clearance documentation required by WorkSafeBC (collectively, the “WC Certificates”); provided that failure to obtain the WC Certificates shall not affect any of the conditions to the obligations of the parties, and shall not otherwise delay the Closing.
7.Post-Closing Agreements.
7.1Transfer Taxes. All sales, transfer, use, documentary, stamp, gross receipts, registration, controlling interest, transfer, conveyance, excise, recording, license and other similar Taxes and fees together with any interest and penalties thereon (“Transfer Taxes”) imposed as a result of the sale of the Shares to Buyer pursuant to this Agreement shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers, on a joint and several basis; provided, however, that, notwithstanding the foregoing, the Sellers shall be liable for one hundred percent (100%) of all Transfer Taxes imposed as a result of, or arising out of, the Restructuring or any of the Pre-Closing Transfers, on a joint and several basis. The Person so required by applicable Law shall timely remit to the relevant Governmental Authority all such Transfer Taxes and shall prepare and file any corresponding Tax Returns. The parties shall cooperate with each other in the preparation of such Tax Returns. The parties acknowledge and agree that the sale of the Shares pursuant to this Agreement is intended to constitute an exempt supply for purposes of Part IX of the Excise Tax Act (Canada) and no goods and services tax, harmonized sales tax, Quebec sales tax, or similar value-added tax shall be payable in respect of such sale.
7.2Tax Matters.
(a)Intended Tax Treatment. The Buyer Parties, the Sellers, and the Company acknowledge and agree that the Purchase will be treated as the taxable sale of the Shares by the Sellers to the Buyer (the “Intended Tax Treatment”). For U.S. federal and applicable state and local Income Tax purposes, the Purchase shall be treated as a taxable acquisition of all of the Shares. For Canadian federal and provincial Income Tax purposes, the Purchase shall be treated as a taxable disposition of the Shares by the Sellers. The parties shall prepare and file, or cause to be prepared and filed, all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any position on any Tax Return or in any Tax audit or other proceeding inconsistent therewith, unless otherwise required by a final determination of a court of competent jurisdiction or pursuant to a “determination” under Section 1313(a) of the Code.
(b)Tax Elections.
(i)Section 338(g) Election. The Buyer Parties shall have the right, in their sole discretion, to make an election under Section 338(g) of the Code (and any corresponding election under state or local Tax Law) with respect to any Acquired Company that is a non-U.S. corporation (a “Section 338(g) Election”). The Sellers’ Representative and the Sellers and the Company shall, and shall cause each Acquired Company to, cooperate with the Buyer Parties in making any such Section 338(g) Election, including by providing any information reasonably requested by the Buyer Parties for the purpose of making such election and by executing any forms or documents reasonably requested by the Buyer Parties. Notwithstanding anything to the contrary herein, no election under Section 336 or 338 of the Code or any similar or analogous provision of state, local, or non-U.S. Law shall be made with respect to an Acquired Company that is a U.S. corporation.
(ii)Canadian Tax Elections. The Sellers’ Representative and the Sellers shall and shall cause each Canadian Acquired Company to, reasonably cooperate with respect to any elections or designations under the Income Tax Act (Canada) or any applicable provincial Tax legislation that may be requested by Buyer in connection with the transactions contemplated by this Agreement or any post-Closing reorganization of the Acquired Companies, including (without limiting the generality of the foregoing): (A) any bump election under paragraph 88(1)(d) of the Income Tax Act (Canada) to increase the tax cost of non-depreciable capital property of a subsidiary on a wind-up; (B) any designation under subsection 88(1)(c) of the Income Tax Act (Canada) in respect of on the wind-up of a subsidiary; (C) any similar election under applicable provincial Tax legislation. The Sellers’ Representative and the Sellers shall and shall cause each Canadian Acquired Company to execute and deliver any such elections or designations in prescribed form within the time required by Law (and in any event within thirty (30) days of Buyer’s request), if such elections or designations are required to be filed before the Closing.

(iii)With respect to an Option Cancellation Amount, the Buyer shall cause the Acquired Companies to, if applicable, make an election pursuant to subsection 110(1.1) of the Income Tax Act (Canada).
(c)Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes (other than Transfer Taxes) for a Straddle Period between the Pre-Closing Tax Period and the Post-Closing Tax Period: (i) the amount of any Taxes, other than Property Taxes described in clause (ii), will be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the end of the day immediately prior to the Closing Date (and the taxable period of any partnership or other pass-through entity or any non-U.S. corporation or other entity in which an Acquired Company owns an interest shall be deemed to terminate as of such time); (ii) the amount of property Taxes, ad valorem Taxes and similar Taxes charged on a periodic basis (“Property Taxes”) for a Straddle Period will be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the amount of such Property Tax for the entire Straddle Period multiplied by a fraction, (x) the numerator of which is the number of days in the applicable portion of the Straddle Period and (y) the denominator of which is the total number of days in such Straddle Period; and (iii) with respect to any Canadian Acquired Company, any goods and services tax, harmonized sales tax, Quebec sales tax, or provincial sales tax that is required to be collected or remitted during a Straddle Period shall be allocated to the Pre-Closing Tax Period or the Post-Closing Tax Period based on the date of the underlying transaction giving rise to such tax obligation.
(d)Tax Returns.
(i)Buyer shall control the preparation and filing of all Tax Returns of the Acquired Companies that are first due after the Closing Date, including (i) with respect to any Canadian Acquired Company, all T2 corporate income tax returns, GST/HST returns, and provincial corporate income tax returns for Pre-Closing Tax Periods (including, for the avoidance of doubt, any Straddle Periods), (ii) with respect to any U.S. Acquired Company, all federal, state, and local corporate income tax returns for Pre-Closing Tax Periods (including, for the avoidance of doubt, any Straddle Periods) that are first due after the Closing (determined with regard to extensions), and (iii) all other Tax Returns for Straddle Periods (such Tax Returns that are first due after the Closing Date collectively, “Post-Closing Filed Returns”). Buyer shall timely cause the Acquired Companies to file all Post-Closing Filed Returns with appropriate Governmental Authorities and to timely pay all Taxes shown thereon in full. Until such time that the Final Amount has been finalized pursuant to Section 1.5 (the “True-Up Date”) and unless otherwise provided in this Section 7.2, all Post-Closing Filed Returns (A) shall be prepared in a manner consistent with (x) the past practice of the Acquired Companies in preparing similar Tax Returns (to the extent supportable at a “more likely than not” or higher level of confidence) and (y) this Agreement, and (B) shall be delivered to the Sellers’ Representative for review and comment (x) in the case of any Income Tax Return, at least twenty (20) calendar days prior to the due date (including extensions) for such Income Tax Return and (y) in the case of any other Tax Return, as soon as reasonably practicable (but at least ten (10) calendar days) prior to the due date (including extensions) of such Tax Return. The Sellers’ Representative may provide comments to Buyer within ten (10) calendar days of receipt (in the case of any Income Tax Return) or as soon as reasonably practicable (in the case of any non-income Tax Return), and Buyer shall consider such comments in good faith and negotiate with the Sellers’ Representative in good faith for three (3) calendar days on any of the Sellers’ Representative’s comments that are not accepted. If Buyer and Seller have not resolved all such differences by the end of such three-day period, such disputes shall be resolved under the procedures set forth in Section 1.5(d) (with such provisions applying to this Section 7.2 mutatis mutandis) with cost of the Dispute Auditor split equally between the Sellers and the Buyer Parties; provided that the Dispute Auditor shall render its determination for disputes submitted under this Section 7.2. The Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to cooperate with Buyer in the preparation and filing of all Post-Closing Filed Returns, including by providing information, signing returns and elections, and executing any documents reasonably requested by Buyer. For the avoidance of doubt, the Sellers’ Representative shall have no review or comment rights over any Post-Closing Filed Return that is prepared after the True-Up Date. The Buyer shall cause the Acquired Companies not to make the election under subsection 256(9) of the Income Tax Act (Canada).
(e)If, at any time after the Closing, the Buyer or a Seller determines, or becomes aware that an “advisor” (as defined for purposes of section 237.3 or section 237.4 of the Income Tax Act (Canada) (or any corresponding or similar provision of any applicable Law)) has determined that the transactions contemplated by this Agreement are subject to the reporting requirements under section 237.3 or the notification requirements under section 237.4 of the Income Tax Act (Canada) (or any corresponding or similar provision of any applicable Law), including as a result of any future amendments or proposed amendments to such provisions (the Disclosure Requirements), the Buyer or such Seller, as the case may be, will promptly inform the other parties of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and the parties will reasonably cooperate with respect to preparing and filing the applicable information returns and/or notifications.
(f)The Sellers hereby concur, and undertake to cause, at the request of the Buyer, any dividend recipient controlled by any such Seller to concur, for the purposes of subsection 184(4) of the Income Tax Act (Canada), to the making of an election under Part III of the Income Tax Act (Canada) in the event that an Acquired Company’s “capital dividend account” (as defined in subsection 89(1) of the Income Tax Act (Canada)) balance immediately before the payment or deemed payment of any “capital dividend” (as defined in subsection 89(1) of the Income Tax Act (Canada)) in connection with the Pre-Closing Transfers or the Restructuring is subsequently determined to be less than the amount of any such “capital dividends,” such that the Acquired Company will not have any liability under Part III of the Income Tax Act (Canada) in respect of the payment, or deemed payment, of any such dividend. In addition to this advance concurrence, the Sellers covenant and agree to do all things necessary and execute any and all forms or other instruments as may be reasonably requested by the Buyer in order to give effect to this Section 7.2(f).
(g)The Sellers hereby concur, and undertake to cause, at the request of the Buyer, any dividend recipient controlled by any such Seller to concur, for the purposes of subsection 185.1(3) of the Income Tax Act (Canada), to the making of an election by any of the Acquired Companies under Part III.1 of the Income Tax Act (Canada) in the event that an Acquired Company is assessed as having made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the Income Tax Act (Canada)) in respect of any dividend paid, or deemed to have been paid, by such Acquired Company in connection with the Pre-Closing Transfers or the Restructuring, such that it will not have any liability under Part III.1 of the Income Tax Act (Canada) in respect of the payment, or deemed payment, of any such dividend. In addition to this advance concurrence, the Sellers covenant and agree to do all things necessary and execute any and all forms or other instruments as may be reasonably requested by the Buyer in order to give effect to this Section 7.2(g).
(h)If, following the Closing, an Acquired Company becomes entitled to any amount in respect of a refund of or credit against any Taxes (in cash or as a reduction of Taxes otherwise due) that relate solely to any Taxes (including any SR&ED investment tax credits under section 127 of the Income Tax Act (Canada)) for the Pre-Closing Tax Period that begins on January 1, 2026 and ends on or prior to (or includes) the Closing Date (any such refund, a “Pre-Closing Tax Refund”) which was not included in computing the Purchase Price, the Buyer will pay to the Sellers’ Representative, as and when received, the amount of such Pre-Closing

Tax Refund net of (a) any reasonable out-of-pocket costs incurred in connection with the recovery of such Pre-Closing Tax Refund, and (b) any Taxes incurred in respect of such Pre-Closing Tax Refund, by wire transfer of immediately available funds within ten (10) Business Days following receipt by the Acquired Company of the Pre-Closing Tax Refund. In the event that any Pre-Closing Tax Refund is subsequently determined by any taxing authority to be less than the amount paid by the Buyer, an Acquired Company or any of their Affiliates to the Sellers’ Representative under this Section 7.2(h), the Sellers’ Representative (on behalf of the Sellers) shall return any such disallowed amount (plus any interest or penalties in respect of such disallowed amount owed to any taxing authority but net of any reasonable out-of-pocket costs incurred in connection with returning such disallowed amount) to the Buyer within ten (10) Business Days after the Buyer requests such amounts. Notwithstanding anything to the contrary, the Buyer, the Acquired Companies and their respective Affiliates shall not be required to make any payment with respect to any refund or credit (and such refund or credit shall be for the benefit of the Acquired Companies and the Buyer) with respect to (i) any refund that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit attributable to activities or transactions incurred in a Post-Closing Tax Period, or (ii) any refund that gives rise to a payment obligation by an Acquired Company to any Person (other than an Acquired Company, the Buyer, or their Affiliates) (x) under applicable Law or (y) pursuant to a provision of a Contract or other agreement entered (or assumed) by such Acquired Company on or prior to the Closing Date. Any payments made in respect of a Pre-Closing Tax Refund will constitute an increase to the Purchase Price.
7.3Restrictive Covenants.
(a)Non-Solicit; No Hire. As an inducement for the Buyer Parties to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each of the Non-Solicit Sellers, severally and not jointly, hereby covenants and agrees that during the period beginning on the Closing Date and ending on the four (4) year anniversary of the Closing Date, such Seller shall not, directly or indirectly, hire any officer or employee or solicit or induce or attempt to solicit or induce any officer or employee of any Acquired Company to leave the employ of such Acquired Company. Notwithstanding anything in this Agreement to the contrary, the foregoing shall not restrict or prohibit any Seller or any of their respective Affiliates from (i) undertaking general solicitations of employment not specifically targeted at any of the foregoing employees, (ii) soliciting or hiring any of the foregoing employees who are terminated by the Acquired Companies or their Affiliates or (iii) other than the employees described in the immediately preceding clause (ii), soliciting or hiring any of the foregoing employees six (6) months following the cessation of employment of any such employee by any Acquired Company so long as such cessation is not the result of a breach of this Section 7.3(a).
(b)Non-Compete. As an inducement for the Buyer Parties to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each of the Non-Compete Sellers, severally and not jointly, hereby covenants and agrees that during the period beginning on the date of this Agreement and ending on the four (4) year anniversary of the Closing Date, such Non-Compete Seller shall not, directly or indirectly (including through any controlled Affiliate), (A) engage in the Restricted Business in the Restricted Territories, (B) have a financial interest in, manage, control, participate in (as an officer, director, employee, partner, manager, member, or consultant), in each case, anywhere in the Restricted Territories, any Person or business, directly or indirectly, engaged in the Restricted Business, or (C) induce or attempt to induce any customer, supplier, licensee or other business relation of any Acquired Company as of the Closing Date to cease doing business with such Acquired Company, or in any way adversely interfere with the relationship between any Acquired Company and any such customer, supplier, licensee or other business relation thereof (including by inducing or attempting to induce any such Person to reduce the amount of business it does with any Acquired Company). Nothing herein shall prohibit any Non-Compete Seller (or any of his Affiliates)

from: (i) being a passive owner of not more than five percent (5%) of the outstanding equity of any class of a publicly-traded entity, so long as such Non-Compete Seller or his Affiliates have no active participation in the business of such entity; (ii) serving on professional, academic, standards-setting, technical, civic, or charitable boards or committees; (iii) engaging in teaching, speaking, writing, or thought-leadership activities; (iv) making passive investments through a diversified investment fund that is not controlled by such Non-Compete Seller; (v) acquiring any Person or business that engages in the Restricted Business, so long as, for the most recent fiscal year ending prior to the date of such acquisition, the revenues derived from such Restricted Business were no more than ten percent (10%) of the total consolidated revenues of such acquired Person or business and such Restricted Business is divested or discontinued within twelve (12) months following the consummation of such acquisition; or (vi) owning equity interests in or otherwise engaging in the “Frida” business or “Foria” business as conducted as of the Closing Date following the consummation of the Restructuring. For purposes of this Agreement, “Restricted Business” means (1) any line of business engaged in by any Acquired Company as of the Closing Date, (2) any business that is competitive with or substantially similar to any Acquired Company, and (3) any telehealth business serving primarily gay and bi males. For purposes of this Agreement, “Restricted Territories” means Canada and the United States.
(c)Each Non-Compete Seller acknowledges that the Acquired Companies’ businesses have been conducted throughout the Restricted Territories and that the geographic restrictions set forth above in Section 7.3(b) are reasonable and necessary to protect the goodwill of the Acquired Companies’ businesses being sold by the Sellers pursuant to this Agreement. Each Non-Compete Seller and Non-Solicit Seller acknowledges that the restrictions contained in this Section 7.3 are reasonable and necessary to protect the legitimate interests of the Acquired Companies and constitute a material inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, if a court of competent jurisdiction determines that any covenant contained in this Section 7.3 is unenforceable as to its stated duration, geographic scope, product or service, or other limitations permitted by applicable Law in any jurisdiction, then the following cascading provisions shall apply as independent severable covenants: (A) if the four (4) year duration is unenforceable, the applicable restrictive covenant shall be enforceable for a period of three (3) years from the Closing Date; (B) if the three (3) year duration is unenforceable, the applicable restrictive covenant shall be enforceable for a period of two (2) years from the Closing Date; and (C) if the two (2) year duration is unenforceable, the applicable restrictive covenant shall be enforceable for a period of one (1) year from the Closing Date. Each such cascading covenant is intended to be, and shall be construed as, a separate and independent covenant severable from the others. If any provision of this Section 7.3 is held to be invalid or unenforceable, such provision shall be severed from this Section 7.3 to the extent of such invalidity or unenforceability, and the remaining provisions shall continue in full force and effect. The parties acknowledge and agree that the parties do not intend for any court to read down, read in, or notionally sever any unreasonable covenant; rather, the cascading provisions set forth above are intended to provide the court with independent, severable covenants of progressively narrower scope from which to select the most restrictive enforceable covenant. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(d)Enforcement. Each Non-Compete Seller and Non-Solicit Seller acknowledges and agrees that (i)  the covenants and agreements set forth in this Section 7.3 are reasonable as to their duration, scope, and geographic areas in light of the goodwill acquired by the Buyer Parties in connection with the transactions contemplated by this Agreement and each covenant set forth herein shall be construed as a separate and independent covenant severable from the other; (ii) in addition to Section 13.4 and not in limitation thereof, if the courts of any one or more of such jurisdictions hold any of the covenants and agreements set forth in this Section 7.3 unenforceable in whole or in part, it is the intention of Buyer and such Non-Compete Seller or Non-Solicit Seller that such determination shall not bar or in any way adversely affect the rights of any party hereto to equitable relief and remedies hereunder in courts of any other jurisdiction as to any nonfulfillment or breach of such covenant or agreement, such covenants and agreements being, for this purpose, severable into diverse and independent covenants and agreements; and (iii) in the event of a Non-Compete Seller’s or Non-Solicit Seller’s nonfulfillment or breach of any of the covenants and agreements set forth in this Section 7.3, money damages may be inadequate and neither the Acquired Companies nor the Buyer Parties may have an adequate remedy at law, and that the Acquired Companies and the Buyer Parties, in addition and supplementary to other rights and remedies existing in their favor, may apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief or other relief in order to enforce or prevent any violations of such covenants and agreements (without posting a bond or other security). In the event of any nonfulfillment or breach of any of the covenants and agreements set forth in this Section 7.3, the periods described herein shall be tolled until such nonfulfillment or breach has been duly cured. For purposes of this Section 7.3, reference to any Acquired Company shall include any successor thereto.
(e)The parties hereto intend that the conditions set forth in section 56.4(7) of the Income Tax Act (Canada) have been satisfied such that section 56.4(5) of the Income Tax Act (Canada) applies to any “restrictive covenants” (as defined in section 56.4(1) of the Income Tax Act (Canada)) granted by any of the Sellers under this Agreement with respect to the Business (the “Restrictive Covenants”). Accordingly, the parties acknowledge and agree that: (a) no proceeds shall be received or receivable by any of the Sellers for granting the Restrictive Covenants for purposes of section 56.4(7)(d) of the Income Tax Act (Canada); and (b) the Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Shares. The Sellers acknowledge that nothing in this Section 7.3(e) diminishes, limits, derogates or questions the validity or enforceability of such Restrictive Covenants and the Sellers agree that they will not assert or claim that this Section 7.3(e) diminishes, limits, derogates or questions the validity or enforceability of such Restrictive Covenants in any manner whatsoever.
7.4Confidentiality. From and after the Closing, the confidentiality obligations of the Buyer Parties and their Affiliates under the NDA will terminate with respect to all Confidential Information. From and after the Closing, the Sellers shall, and will cause each of their Affiliates and Representatives to, hold in confidence all Confidential Information and shall not disclose, publish or make use of the Confidential Information without the consent of the Buyer, except to the extent that such information (except for Personal Information) (i) shall have become public knowledge other than by breach of this Agreement by the applicable Seller or Representative or Affiliate of any Seller or (ii) any Seller is required to reveal such information to its Representatives in connection with the preparation of Tax Returns or defense of an indemnification claim or as may be required by applicable Law or a Governmental Authority. If a Seller or any of their respective Affiliates or Representatives become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such Person will (A) give the Buyer prompt written notice of such requirement, (B) consult with and assist the Buyer in obtaining an injunction or other appropriate remedy to prevent such disclosure and (C) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing party may make only such disclosure that, upon the advice of its counsel, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty. For purposes of this Section 7.4, “Confidential Information” means any non-public information, in whatever form or medium, concerning the business or affairs of any Acquired Company.

7.5Pharmacy Regulatory Transition Cooperation. From and after the Closing, for a period of twelve (12) months following the Closing Date, the Sellers who are employees of the Acquired Companies and the Sellers’ Representative shall reasonably cooperate with the Buyer Parties and the Acquired Companies in connection with (a) the completion of any Pharmacy Change of Control Filings that were required pursuant to applicable Law but were not submitted prior to the Closing, (b) the submission and processing of any additional pharmacy license transfer, change of ownership, or change of control applications required by any Governmental Authority as a result of the transactions contemplated by this Agreement that were not submitted prior to the Closing, (c) any inspections, interviews, or informational requests by any board of pharmacy, pharmacy college, DEA, Health Canada, or other Governmental Authority in connection with any such filings or applications, and (d) the transition of any pharmacist-in-charge, designated manager, proprietor’s representative or Alberta pharmacy licensee designations as may be required in connection with the foregoing, in each case, at the Buyer Parties’ sole cost and expense (other than the Sellers’ internal costs, which shall be borne by the Sellers).
7.6Employees.
(a)For one (1) year following the Closing Date (or, if earlier, the date of a Continuing Employee’s termination), Buyer shall cause to be provided, unless otherwise required by an applicable collective bargaining or labor agreement or applicable law, to each employee of each Acquired Company as of immediately prior to the Closing Date who are employed by an Acquired Company as of immediately following the Closing Date (“Continuing Employees”) with (i) a salary or hourly wage no less than as provided to such Continuing Employee immediately prior to the Closing Date, (ii) an annual target bonus or commission opportunity of no less than as provided to such Continuing Employee immediately prior to the Closing Date, and (iii) employee benefits (excluding nonqualified deferred compensation, equity or equity-based incentive compensation, defined benefit pension, post-employment or retiree health or welfare benefits, together the (“Excluded Benefits”)) that are substantially comparable in the aggregate, to the Employee Plans (excluding the Excluded Benefits) provided to such Continuing Employees immediately prior to the Closing Date.
(b)Buyer further covenants and agrees that, from and after the Closing Date, Buyer shall cause each Acquired Company to, grant, unless otherwise required by an applicable collective bargaining or labor agreement or applicable law, all Continuing Employees credit for any service with the Company Group earned prior to the Closing Date (i) for eligibility to participate and vesting purposes, and (ii) for purposes of vacation accrual and severance determinations to the same extent and for the same purpose in a manner no less favorable to any such Continuing Employee than as recognized by the Company Group prior to the Closing, in each case, other than under any Excluded Benefits and provided that the foregoing service shall not be required to the extent that its application would result in a duplication of benefits or compensation. In addition, Buyer shall use commercially reasonable efforts to: (A) cause to be waived all pre existing condition exclusions and actively at work requirements and limitations, eligibility waiting periods, and evidence of insurability requirements under any replacement group medical, dental, and vision benefit plans to the extent waived or satisfied by any Continuing Employee under any similar or analogous Employee Plan as of the Closing, and (B) with respect to the plan year in which the Closing occurs, for any group medical benefit plans, cause any deductible, coinsurance, and covered out-of-pocket expenses paid on or before the Closing Date in the plan year in which the Closing occurs by any Continuing Employee (or covered dependent thereof) of any Acquired Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance, and maximum out of pocket provisions after the Closing Date under any corresponding group medical plan.

(c)Nothing contained herein, express or implied, is intended to confer upon any Person, including any current or former employee of any Acquired Company (or any beneficiary thereof), and other than the Sellers and the Buyer Parties, any right to enforce the provisions of this Section 7.6(c), or any continued employment for any period or continued receipt of any specific employee benefit or compensation and nothing shall be interpreted to prevent or restrict the Buyer Parties (including, following the Closing, the Company Group) from amending, modifying or terminating any Employee Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement at any time, or modifying or terminating employment for any reason, or shall constitute an establishment or creation of or amendment to or any other modification or termination of any Employee Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement at any time.
8.Conditions to Obligations of Each Party. The respective obligations of the Buyer Parties and the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions precedent, each of which may be waived (to the extent permitted by applicable Law) in writing at the sole discretion of the Buyer (on behalf of the Buyer Parties) or the Sellers’ Representative (on behalf of the Sellers), as applicable:
8.1No Orders. No Order of any Governmental Authority or any Law shall be in effect that restrains, prohibits or prevents the consummation of the transactions contemplated by this Agreement or that has the effect of rendering it unlawful to consummate the transactions contemplated by this Agreement (each, a “Legal Restraint”).
8.2Restructuring. The Restructuring shall have been completed in accordance with the Restructuring Steps Plan in all material respects.
8.3NYSE Listing. The shares of Parent Common Stock to be issued to the Stock Consideration Sellers as Stock Consideration pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.
9.Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions precedent, each of which may be waived (to the extent permitted by applicable Law) in writing at the sole discretion of the Buyer:
9.1Continued Truth of Representations and Warranties; Compliance with Covenants and Obligations.
(a)Except for the Fundamental Representations of the Sellers and the Company, the representations and warranties of the Sellers set forth in Article 2 and of the Company set forth in Article 3 shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except that the word “material” in the defined term “Material Contract” shall not be disregarded for any of such purposes)) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than representations and warranties that speak as of a particular date, which representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Fundamental Representations of the Sellers and the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.2(a) (Capitalization)) shall be true and correct on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than those representations and warranties that speak as of a particular date, which representations and warranties shall be true and correct as of such date). The representations and warranties of the Company set forth in Section 3.2(a) (Capitalization) shall be true and correct (except for de minimis inaccuracies) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than those representations and warranties that speak as of a particular date, which representations and warranties shall be true and correct as of such date).
(b)The Sellers and the Company shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing.
9.2No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
9.3Employees. As of the Closing Date, each Key Employee’s respective Employment Agreements shall be in full force and effect at Closing without amendment or modification.
9.4Required Notices. The Company shall have duly given or delivered the notices to third parties set forth on Schedule 9.4 in accordance with the applicable requirements.
9.5Closing Deliveries. The Buyer shall have received at or prior to the Closing the following documents, instruments, and certificates:
(a)a certificate, duly executed by an authorized officer of the Company and by the Sellers’ Representative, certifying that the conditions set forth in Sections 9.1 and 9.2 have been satisfied as of the Closing;
(b)a duly executed payoff letter and Lien release documentation from each holder of Indebtedness set forth on Schedule 1.2(b)(iii), in form and substance reasonably satisfactory to Buyer (a draft of which shall have been provided to Buyer at least five (5) days prior to the Closing Date), indicating the amount required to discharge such Indebtedness at Closing and evidencing the satisfaction in full of all such outstanding Indebtedness upon payment thereof at Closing and the release of all Liens relating thereto;
(c)the Escrow Agreement duly executed by the Sellers’ Representative;
(d)written evidence reasonably satisfactory to Buyer of the termination of all Affiliate Agreements, except for the Affiliate Agreements set forth on Schedule 6.11;
(e)written resignations of all directors, officers or managers of all Acquired Companies that are requested by the Buyer at least five (5) days prior to the Closing Date, in each case, from such Person in their capacity as such, in a form reasonably satisfactory to Buyer;
(f)Joinders executed by (i) each Warrantholder that elects to convert prior to Closing, (ii) each SAFE Holder, (iii) any Optionholder that is not also a Seller hereunder who exercises a Company Option prior to the Closing and (iv) each other holder of capital stock of the Company that has not executed this Agreement on the date hereof as set forth on Schedule 9.5(f) (or, in the case of subclauses (iii) and (iv), on behalf of such holder by the Chief Executive Officer of the Company in accordance with Section 6.12);
(g)written evidence, in form and substance reasonably satisfactory to the Buyer Parties, that the Restructuring has been completed;

(h)the Lock-Up Agreement, duly executed by each Stock Consideration Seller;
(i)certificates representing the Shares, duly endorsed in blank or accompanied by stock powers or instruments of transfer duly executed in blank in form reasonably satisfactory to the Buyer for transfer;
(j)written evidence, in form and substance reasonably satisfactory to the Buyer, that either (i) the Section 280G Payments described in Section 6.9 have been approved by the shareholders in a manner that satisfies the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, (ii) the Section 280G Payments were submitted for approval to the shareholders in such manner, and the shareholders did not approve the Section 280G Payments, or (iii) no “disqualified individual” (within the meaning of Section 280G(c) of the Code) is reasonably expected to receive any Section 280G Payment; and
(k)(i) a completed accredited investor questionnaire, in a form reasonably satisfactory to the Buyer, duly completed and executed by each Stock Consideration Seller who is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Act, and (ii) evidence reasonably satisfactory to the Buyer that there are thirty-five (35) or fewer Stock Consideration Sellers who are not “accredited investors” as that term is defined in Rule 501(a) of Regulation D promulgated under the Act.
10.Conditions to Obligations of the Sellers, the Acquired Companies and the Sellers’ Representative. The obligations of the Sellers, the Acquired Companies and the Sellers’ Representative under this Agreement are subject to the fulfillment, at the Closing, of the following conditions precedent, each of which may be waived (to the extent permitted by applicable Law) in writing in the sole discretion of the Sellers’ Representative:
10.1Continued Truth of Representations and Warranties; Compliance with Covenants and Obligations.
(a)The representations and warranties of the Buyer Parties set forth in Article 4 (other than the Fundamental Representations of the Buyer Parties) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such date (other than representations and warranties that speak as of an earlier date, which representations and warranties shall be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on the ability of the Buyer Parties to consummate the transactions contemplated by this Agreement or perform their obligations hereunder. The Fundamental Representations of the Buyer Parties shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than those representations and warranties that speak as of a particular date, which representations and warranties shall be true and correct in all respects as of such date).
(b)The Buyer Parties shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or at the Closing.
10.2Closing Deliveries. The Sellers’ Representative shall have received at or prior to the Closing the following payments, documents, instruments, and certificates, as applicable:
(a)a certificate, duly executed by an authorized officer of each of the Buyer Parties, dated as of the Closing Date, certifying that the conditions set forth in Section 10.1(a) and Section 10.1(b) have been satisfied as of the Closing; and

(b)the Escrow Agreement duly executed by the Buyer and the Escrow Agent.
11.Indemnification.
11.1Survival. None of the representations or warranties of the Buyer Parties, the Sellers or the Company contained in this Agreement will survive the Closing and neither the Buyer Parties, the Sellers nor the Company shall have any liability after the Closing with respect thereto except for Fraud. Unless otherwise indicated herein, agreements, obligations and covenants set forth in this Agreement (i) requiring performance solely prior to the Closing will not survive the Closing and (ii) which by their terms are required to be performed after the Closing will survive the Closing in accordance with their terms until fully performed. Notwithstanding the foregoing or anything to the contrary contained herein, for the avoidance of doubt, the survival periods set forth in this Section 11.1 will not control with respect to any R&W Insurance Policy, which will contain survival periods that will control solely for purposes thereunder.
11.2Indemnification for Specified Liabilities.
(a)From and after the Closing, each Founder Seller shall, severally and not jointly, indemnify, defend and hold harmless the Buyer Parties and their respective officers, directors, employees, agents, Affiliates (including, after the Closing, the Acquired Companies), successors and permitted assigns (collectively, the “Buyer Party Indemnitees”) from and against all Losses incurred or suffered by any of the Buyer Party Indemnitees arising out of, relating to or resulting from any Specified Liability. Any claim for indemnification under this Section 11.2 shall be subject to the procedures set forth in Section 11.3.
(b)In no event shall any Founder Seller’s aggregate liability for Losses claimed under this Section 11.2 exceed the portion of the Purchase Price actually received by such Founder Seller.
(c)Notwithstanding anything to contrary set forth herein, the right of a Buyer Party Indemnitee to be indemnified under this Section 11.2 for any Losses incurred or suffered by any of the Buyer Party Indemnitees arising out of, relating to or resulting from the items set forth in subclause (f) or (g) of the definition of Specified Liability shall survive only for a period of three (3) years following the Closing Date; provided, however, that the obligations for indemnification as provided under Section 11.2 with respect to subclause (f) or (g) of the definition of Specified Liability shall not terminate with respect to any Losses as to which the Buyer Party Indemnitee shall have given proper notice to the Sellers’ Representative in accordance with Section 11.3 before the expiration of the such three (3) year period detailing the circumstances forming the basis for such Claim until such Claim has been finally resolved pursuant to Section 11.3.
11.3Procedures.
(a)Third-Party Claims. If any Buyer Party Indemnitee receives notice of any Claim by a third party (a “Third-Party Claim”) that may give rise to a right of indemnification under Section 11.2, such Buyer Party Indemnitee (the “Indemnified Party”) shall promptly (and in any event within fifteen (15) days after receiving notice of such Third-Party Claim) give written notice thereof to the Sellers’ Representative (on behalf of the Founder Sellers, collectively, the “Indemnifying Party”), which notice shall describe in reasonable detail the nature of the Third-Party Claim, the amount thereof (if known and quantifiable), and the basis therefor; provided, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under Section 11.2 except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. For the avoidance of doubt, any notice, consent, election, or other communication to be given to or received from the Indemnifying Party under this Section 11.3 shall be given to or received from the Sellers’ Representative on behalf of the Sellers, and any such notice, consent, election, or other communication given to or received from the Sellers’ Representative shall be binding on all Founder Sellers.
(b)Defense of Third-Party Claims. The Indemnifying Party shall have the right to assume and conduct the defense of any Third-Party Claim with counsel of its choice reasonably acceptable to the Indemnified Party and at the sole cost and expense of the Founder Sellers; provided, that (x) the Indemnifying Party shall provide written notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim within thirty (30) days after receipt of notice thereof from the Indemnified Party (failing which the Indemnifying Party shall be deemed to have waived its right to assume such defense), and (y) the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if (i) the Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (ii) the Third-Party Claim involves criminal or quasi-criminal allegations, (iii) the Indemnified Party has been advised by counsel that a conflict of interest exists between the Indemnifying Party and the Indemnified Party with respect to such Third-Party Claim, (iv) the Indemnifying Party has failed or is failing to diligently prosecute or defend such Third-Party Claim, (v) the Third Party Claim relates to Taxes, (vi) the Third-Party Claim is brought by or before, or involves any allegation of non-compliance with any requirement of, any Governmental Authority, (vii) the Third-Party Claim is brought by any Material Revenue Partner, Material Supplier, or Third Party Payor, (viii) the Third-Party Claim involves any Personal Information or any Security Incident, or (ix) the amount of Losses reasonably expected to result from such Third-Party Claim exceeds the amount that the Indemnified Party would be entitled to recover in respect thereof pursuant to Section 11.2. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with this Section 11.3(b), (A) the Indemnifying Party shall keep the Indemnified Party reasonably informed of all material developments and events relating to such Third-Party Claim, including by providing copies of all material pleadings, motions, briefs, and other filings and correspondence promptly upon filing or receipt, (B) the Indemnified Party may participate in (but not control) the defense of such Third-Party Claim at its own expense and with counsel of its own choosing, (C) the Indemnifying Party shall consult with the Indemnified Party and consider in good faith the Indemnified Party’s views with respect to all material aspects of such defense, and (D) the Indemnifying Party shall not settle, compromise or consent to the entry of any judgment with respect to such Third-Party Claim without the prior written consent of the Indemnified Party unless such settlement, compromise or judgment (1) involves only the payment of money damages that are fully covered by the Indemnifying Party’s indemnification obligations under Section 11.2, (2) does not involve any admission of wrongdoing or liability on the part of the Indemnified Party, (3) does not impose any material non-monetary obligation on the Indemnified Party or any Acquired Company (including any restriction on the conduct of the business of the Indemnified Party or any Acquired Company), and (4) includes a full and unconditional release of the Indemnified Party from all liability in respect of such Third-Party Claim.
(c)Indemnified Party’s Right to Defend. If the Indemnifying Party does not assume the defense of a Third-Party Claim within thirty (30) days after receipt of notice thereof from the Indemnified Party, or if the Indemnifying Party is not entitled to assume the defense of such Third-Party Claim pursuant to Section 11.3(b), the Indemnified Party may assume and conduct the defense of such Third-Party Claim with counsel of its choice (provided, that the Indemnifying Party may nonetheless participate in, but not control, the defense of such Third-Party Claim with its own counsel and at its own expense), in which case (i) the Indemnifying Party shall reimburse the Indemnified Party for the reasonable and documented out-of-pocket costs and expenses of such defense (including reasonable attorneys’ fees and expenses), (ii) the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in connection with such defense, including by providing access to relevant documents, records, and personnel, and

(iii) the Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), and (iv) as it relates to any Third Party Claim described in subclauses (f) or (g) of the definition of “Specified Liability”, the Indemnified Party shall use commercially reasonable efforts to defend such Third Party Claim.
(d)Direct Claims. If any Buyer Party Indemnitee has a claim for indemnification under Section 11.2 that does not involve a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall promptly (and in any event within fifteen (15) days after becoming aware of such Direct Claim) give written notice thereof to the Sellers’ Representative (on behalf of the Indemnifying Party), which notice shall describe in reasonable detail the nature of the Direct Claim, the amount thereof (if known and quantifiable), and the basis therefor (a “Specified Liability Notice”); provided, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under Section 11.2 except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt by the Sellers’ Representative of a Specified Liability Notice to dispute the Direct Claim by delivering written notice of such dispute (through the Sellers’ Representative) to the Indemnified Party, specifying in reasonable detail the basis for such dispute. If the Indemnifying Party does not dispute the Direct Claim within such thirty (30) day period, the Direct Claim shall be deemed rejected by the Indemnifying Party. If the Indemnifying Party disputes the Direct Claim (or if such Direct Claim is deemed rejected pursuant to the immediately preceding sentence), the parties shall attempt in good faith to resolve such dispute. If the parties are unable to resolve such dispute within thirty (30) days after the Sellers’ Representative’s delivery of the Indemnifying Party’s dispute notice or deemed rejection, either party may pursue any available legal remedy.
(e)Cooperation. The Indemnified Party and the Indemnifying Party shall cooperate with each other in good faith with respect to any claim for indemnification under Section 11.2, including by providing reasonable access to books, records, employees and other information as may be reasonably requested in connection with the investigation, defense or settlement of any such claim.
(f)Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate all Losses that are indemnifiable under this Section 11 to the extent permitted by Law.
(g)Insurance and Payments Offset. The amount of any Losses subject to indemnification under this Section 11 shall be calculated net of (i) any insurance proceeds actually received by any Buyer Party Indemnitee on account of such Losses and (ii) any cash recovery paid to any Buyer Party Indemnitee by any third party and actually received by such Buyer Party Indemnitee, in each case net of (A) all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and adjusters’ fees) incurred in seeking, obtaining or collecting such proceeds or recovery, (B) any deductible, retention, self-insured amount or co-payment borne by any Buyer Party Indemnitee in respect thereof, (C) any increase in premium or retroactive premium adjustment resulting therefrom and (D) any Taxes incurred in respect of the receipt thereof. Each Buyer Party Indemnitee shall use commercially reasonable efforts to recover under applicable insurance policies in respect of any Losses; provided, that the pursuit or receipt of any such proceeds shall not be a condition to, and shall not delay, the Indemnifying Party’s satisfaction of any indemnification obligation under this Section 11.2. If any Buyer Party Indemnitee actually receives any such insurance proceeds or third party recovery (calculated net of the amounts described in clauses (A) through (D) above) after the Indemnifying Party has satisfied an indemnification obligation in respect of the same Losses, then such Buyer Party Indemnitee shall promptly pay to the Sellers’ Representative (for further distribution to the

Founder Sellers) an amount equal to the lesser of (x) such net proceeds or recovery and (y) the amount previously paid by the Indemnifying Party in respect of such Losses.
(h)Limitation on Liability. No Founder Seller shall have any liability under Section 11.2 for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity and, in particular, no “multiple of profits” or “multiple of cash flow” or other valuation methodology will be used in calculating the amount of any Losses; regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, except for punitive or consequential damages to the extent actually paid to a Third Party in connection with a Third Party Claim.
(i)No Duplication. No Buyer Party Indemnitee shall have any right to indemnification under this Section 11 for any Loss to the extent that such Buyer Party Indemnitee previously obtained indemnification for such Loss, and in no event shall any Seller be required to indemnify under different provisions of this Agreement for Losses that have already been paid or otherwise taken into account under this Agreement. Without limitation of the foregoing, the Buyer Parties shall make no claim for indemnification under this Section 11 with respect to any matter to the extent actually taken into account in the calculation of the Purchase Price (as finally determined pursuant to Section 1.5).
(j)Payment. Once a claim for indemnification under Section 11.2 has been finally determined (whether by mutual agreement of the parties, a Final Determination, or otherwise), the Indemnifying Party shall satisfy in full in cash any indemnification obligation arising therefrom within thirty (30) days following such final determination.
11.4R&W Insurance Policy.
(a)R&W Insurance Policy. The Buyer, at its sole cost and expense (including with respect to all premiums, underwriting fees, brokerage commissions, taxes and line fees (other than the retention amounts, which are expressly addressed herein)), has obtained and irrevocably bound a representation and warranty insurance policy, a true, correct and complete copy of which is attached hereto as Exhibit B (the “R&W Insurance Policy”). The Buyer shall cause the R&W Insurance Policy to provide that the insurer of the R&W Insurance Policy shall have no rights to bring any claim against any of the Sellers or any of their respective Affiliates by way of subrogation, claim for contribution or otherwise, other than claims by way of subrogation against the respective Sellers to the extent that the relevant Losses arose out of Fraud. Following the Closing Date, the Buyer shall not amend the subrogation provisions and third-party beneficiaries provisions in the R&W Insurance Policy in any manner that is materially adverse to the Sellers, their respective Affiliates, or any officer, director, employee or representative of any of the foregoing Persons without the prior written consent of the Sellers’ Representative.
(b)Retention Allocation. If the Buyer would be entitled to indemnification under the R&W Insurance Policy but for the failure to satisfy the retention amount thereunder, (i) the first half of the retention amount under the R&W Insurance Policy shall be borne by the Sellers in accordance with their respective Pro Rata Percentage of any such amounts (the “Sellers’ Retention Obligation”) and (ii) the second half of the retention amount under the R&W Insurance Policy shall be borne by and the responsibility of the Buyer (the “Buyer’s Retention Obligation”); provided, that (x) in no event shall the Sellers’ Retention Obligation exceed the Retention Escrow Amount and (y) the Sellers’ Retention Obligation, if any, shall be satisfied solely from the Retention Escrow Amount. If the Buyer would be entitled to indemnification under the R&W Insurance Policy but for the failure to satisfy the retention amount thereunder and the Sellers’ Retention Obligation has been satisfied in full but the Buyer’s Retention Obligation has not been satisfied in full, then the Buyer shall be responsible for the remainder of the retention amount. If the Buyer would be entitled to indemnification under the R&W Insurance Policy but for the failure to satisfy the retention amount thereunder and the Sellers’ Retention Obligation has not been satisfied in full, then, promptly following the Buyer’s delivery of written notice of such to the Sellers’ Representative, the Sellers’ Representative and the Buyer shall deliver a joint written authorization to the Escrow Agent instructing the Escrow Agent to release from the Retention Escrow Funds an amount equal to that portion of the Sellers’ Retention Obligation that remains unsatisfied, up to the amount necessary to satisfy the applicable indemnification amount, to the Buyer. Any such release from the Retention Escrow Funds shall reduce the Sellers’ Retention Obligation by a corresponding amount.
(c)Release of Retention Escrow. Within five (5) Business Days after the one year anniversary of the Closing, the Sellers’ Representative and the Buyer shall deliver a joint written authorization to the Escrow Agent instructing the Escrow Agent to release to the Paying Agent, for further distribution to the Sellers in accordance with their respective allocations set forth on the Payment Spreadsheet, the remainder of the Retention Escrow Funds; provided, that if any claim under the R&W Insurance Policy is pending as of the one year anniversary of the Closing, such joint written authorization shall instead be delivered within five (5) Business Days after such claim has been finally determined or withdrawn.
11.5Exclusive Remedy; Release.
(a)Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this Section 11.5(a), each of the Buyer Parties, on behalf of itself and its Affiliates, acknowledges and agrees that, following the Closing, the sole and exclusive remedy of the Buyer Parties and their Affiliates for any claim for breach of any representation or warranty of the Sellers or the Company contained in this Agreement shall be to make a claim against the R&W Insurance Policy. The foregoing shall not prohibit or restrict any party hereto from bringing a Claim for Fraud, and nothing in this Section 11.5 shall limit or otherwise affect the rights of the Buyer Parties under Section 1.5, Section 11.2 or Section 11.6. For the avoidance of doubt, Claims for Fraud may be brought directly against the Sellers and shall not be subject to or limited by the retention allocation set forth in Section 11.4(b), the Retention Escrow Amount, or any requirement to first make a claim against the R&W Insurance Policy.
(b)As a material inducement to the Buyer Parties to enter into this Agreement, effective as of the Closing, each Seller, on its own behalf and on behalf of its Affiliates, agrees not to sue and fully releases and forever discharges the Buyer Parties, their respective Affiliates (including, following the Closing, the Acquired Companies), the Provider and each of their respective directors, officers, employees, members, managers, equityholders, agents, assigns and successors, past and present, with respect to and from any and all Claims, demands, rights, liens, contracts, covenants, liabilities, debts, expenses (including reasonable attorneys’ fees) and losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, in each case to the extent arising from any fact existing or action taken prior to the Closing, in each case, arising out of or related to the direct or indirect ownership of the Shares, such Seller’s capacity as an equityholder of the Company or an officer, director, manager, consultant or employee of the Company and its subsidiaries, or the management or operation of the Company and its subsidiaries; provided, that nothing in this Section 11.5(b) shall (i) limit or otherwise prohibit a Seller from enforcing its rights under this Agreement or any other Transaction Document, (ii) with respect to Sellers who are directors, officers, employees or other service providers of the Company and its subsidiaries, apply to (A) claims for salary, wages, compensation, bonuses, accrued vacation, expense reimbursement, or any other unpaid compensation and/or benefits owed to such Seller by the

Company or any subsidiary of the Company in such Seller’s capacity as an employee of or other service provider to the Company or any subsidiary of the Company, including compensation arising or resulting from, or triggered by, the execution, delivery, performance or consummation of the transactions contemplated by this Agreement, the other Transaction Documents or any agreement between such Seller and the Company or any subsidiary of the Company, whether alone or in connection with the occurrence of another event or events, (B) any employment rights that cannot be waived as a matter of applicable Law or (C) any claim under employee health and welfare plans, consistent with the terms of coverage and entitlement to continuation coverage benefits or any other similar benefits required to be provided by Law, (iii) if such Seller is a member of a board of directors, board of managers or similar governing body of the Company or any of its subsidiaries, or is an officer of the Company or any of its subsidiaries, apply to any claim for indemnification or advancement of expenses by such Seller in its capacity as such under any indemnification agreement with the Company or its subsidiaries or any directors’ and officers’ or fiduciary liability insurance policies (including the D&O Tail Policy) or (iv) apply to any claim which cannot be waived by applicable Law. It is the intention of each Seller that such release be effective as a bar to each and every demand and Claim hereinabove specified and, in furtherance of such intention, each Seller, on its own behalf and on behalf of its Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Person by the provisions of applicable Law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and Claims, if any, as those relating to any other demands and Claims hereinabove specified, but only to the extent such provision is applicable to releases such as this.
(c)As a material inducement to the Sellers to enter into this Agreement, effective as of the Closing, each Buyer Party, on its own behalf and on behalf of its Affiliates, agrees not to sue and fully releases and forever discharges the Sellers, their respective Affiliates, and each of their respective directors, officers, employees, members, managers, equityholders, agents, assigns and successors, past and present, with respect to and from any and all Claims, demands, rights, liens, contracts, covenants, liabilities, debts, expenses (including reasonable attorneys’ fees) and losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, in each case to the extent arising from any fact existing or action taken prior to the Closing, in each case arising out of or related to the direct or indirect ownership of the Shares, to the Sellers’ capacity as equityholders of the Company or to the management or operation of the Company and its subsidiaries; provided, that nothing in this Section 11.5(c) shall limit or prohibit a Buyer Party from enforcing (i) its rights under this Agreement or any other Transaction Document or (ii) any claim which cannot be waived by applicable Law. It is the intention of each Buyer Party that such release be effective as a bar to each and every demand and Claim hereinabove specified and, in furtherance of such intention, each Buyer Party, on its own behalf and on behalf of its Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Person by the provisions of applicable Law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and Claims, if any, as those relating to any other demands and Claims hereinabove specified, but only to the extent such provision is applicable to releases such as this.
11.6Right of Set-Off; Stock Cancellation. Notwithstanding anything herein to the contrary, if any Participating Securityholder has not satisfied in cash any payment obligation required of such Participating Securityholder under this Article XI or otherwise required of such Participating Securityholder under this Agreement (any such unsatisfied payment obligation, an “Unsatisfied Obligation”) as determined pursuant to a final, non-appealable Order of a court of competent jurisdiction within 10 Business Days following receipt of such final, non-appealable Order, the Buyer Parties or any of their respective Affiliates may, in their sole discretion, satisfy the unpaid portion of such Unsatisfied Obligation by any one or more of the following methods (and notwithstanding anything in the Lock-Up Agreement to the contrary, the restrictions on transfer set forth therein shall continue to apply to such Participating Securityholder’s Stock Consideration for so long as any Claim for indemnification under Section 11.2 against such Participating Securityholder remains pending and until any resulting payment obligation has been satisfied in full):
(a)to the extent permitted by applicable Law, setting off against any cash payment amounts then due and owing from any Buyer Party, Buyer Party Indemnitee or other applicable Person to such Participating Securityholder, including, without limitation, any amounts payable with respect to the Earnout Payment pursuant to Section 1.6; and/or
(b)so long as Stock Consideration continues to be held by such Participating Securityholder or any of its Affiliates, cancelling a number of shares of Parent Common Stock issued to such Participating Securityholder as Stock Consideration (or, if applicable, any shares of Parent Common Stock into which such Stock Consideration has been converted or for which such Stock Consideration has been exchanged) (collectively, “Cancellable Shares”) having a value equal to all or any portion of such Unsatisfied Obligation, with the value of each Cancellable Share for purposes of any such cancellation equal to the volume-weighted average price per share of Parent Common Stock on the New York Stock Exchange, as reported by Bloomberg, L.P. (or its successor), for the fifteen (15) consecutive trading day period ending on and including the trading day immediately prior to the date on which the final, non-appealable Order with respect to such Unsatisfied Obligation has been made (the “Cancellation Price”). Any such cancellation shall be effected by the Parent delivering written notice to the applicable Participating Securityholder specifying (i) the Unsatisfied Obligation giving rise to the cancellation, (ii) the amount of such Unsatisfied Obligation to be satisfied through such cancellation, (iii) the Cancellation Price, and (iv) the number of Cancellable Shares to be cancelled (which shall equal the amount described in clause (ii) divided by the Cancellation Price, rounded up to the nearest whole share). Upon delivery of such notice, the Cancellable Shares specified therein shall be automatically cancelled and retired and shall cease to be outstanding, and the applicable Participating Securityholder’s Unsatisfied Obligation shall be reduced by the product of (x) the number of Cancellable Shares cancelled and (y) the Cancellation Price.
(c)Each Participating Securityholder hereby (A) acknowledges and agrees that the shares of Parent Common Stock issued to such Participating Securityholder as Stock Consideration shall be subject to the cancellation right set forth in this Section 11.6, (B) consents to any cancellation of Cancellable Shares effected in accordance with this Section 11.6 and agrees that no further consent, approval or action by such Participating Securityholder shall be required in connection therewith, (C) irrevocably constitutes and appoints each of the Parent and the Buyer (and any officer or agent of the Parent or the Buyer) as such Participating Securityholder’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute and deliver, in such Participating Securityholder’s name, place and stead, any and all instruments, documents, certificates and agreements, and to take any and all actions, that the Parent or the Buyer may deem necessary or desirable to effectuate any cancellation of Cancellable Shares pursuant to this Section 11.6, including the execution and delivery of stock powers, cancellation instructions and any other documents required by the Parent’s transfer agent, which power of attorney is coupled with an interest and shall be irrevocable, (D) agrees to deliver to the Parent or its transfer agent, promptly upon request, any stock certificates (or affidavits of loss in lieu thereof) or other instruments representing Cancellable Shares to be cancelled, and (E) agrees that all shares of Parent Common Stock issued as Stock Consideration shall bear a legend (or, in the case of book-entry shares, shall be subject to a notation or stop transfer instruction) referencing the cancellation right set forth in this Section 11.6 (such legend, notation or stop transfer instruction, the “Cancellation Right

Legend”); provided, that (x) subject to the immediately following clause (y), in the case of any transfer permitted under the Lock-Up Agreement to an Affiliate of such Participating Securityholder, the Cancellation Right Legend shall continue to apply to such shares held by such Affiliate transferee, and (y) in the case of any other transfer permitted under the Lock-Up Agreement, and at any time following the expiration or termination of the Lock-Up Agreement, the Parent shall, promptly following the request of such Participating Securityholder, and in any event within two (2) Business Days thereof, (1) cause the Cancellation Right Legend to be removed from the applicable shares and instruct its transfer agent to lift any related stop transfer instruction, (2) cause to be delivered, at the Parent’s sole cost and expense, any instruction letter, legal opinion or other documentation required by the transfer agent in connection therewith, and (3) reasonably cooperate to cause such shares to be delivered through the facilities of The Depository Trust Company; provided, that if at such time there is a pending Claim against a Participating Securityholder in respect of any Unsatisfied Obligation, the Cancellation Right Legend shall continue to apply to such Participating Securityholder’s Stock Consideration until such Claim has been finally resolved.
(d)The remedies set forth in this Section 11.6 shall be in addition to, and not in limitation of, any other rights or remedies available to the Buyer Parties or any Buyer Party Indemnitee under this Agreement, at law or in equity.
12.Termination of Agreement; Option to Proceed; Damages.
12.1Termination by Lapse of Time. The Sellers’ Representative (on behalf of the Sellers), on the one hand, and the Buyer, on the other hand, shall have a right to terminate this Agreement if the Closing has not occurred by 11:59 p.m., Eastern Time, on December 30, 2026 (the “End Date”); provided, that the right to terminate this Agreement under this Section 12.1 shall not be available to any party whose breach of any obligation under this Agreement is the primary cause of the failure of the transactions contemplated herein to occur on or before such date. Any valid termination of this Agreement in accordance with this Article 12 shall become effective by the delivery of written notice by the terminating party to the other party or parties.
12.2Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the Buyer and the Sellers’ Representative (on behalf of the Sellers).
12.3Termination by Reason of Law. The Sellers’ Representative (on behalf of the Sellers), on the one hand, and the Buyer, on the other hand, shall have a right to terminate this Agreement if any Legal Restraint shall have become final and non-appealable.
12.4Termination by Reason of Breach. This Agreement may be terminated:
(a)by the Sellers’ Representative (on behalf of the Sellers) if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties, or covenants of the Buyer Parties set forth in this Agreement, in each case which would give rise to the failure of any of the conditions in Article 10 to be satisfied, after written notice from the Sellers’ Representative to Buyer and a thirty (30) day opportunity to cure following receipt of such notice (if curable); provided, that none of the Sellers or the Company is then in material breach of any of its covenants set forth in this Agreement; and
(b)by the Buyer if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties, or covenants of the Sellers or the Company, in each case which would give rise to the failure of any of the conditions in Article 9 to be satisfied, after written notice from Buyer to the Sellers’ Representative and a thirty (30) day opportunity to cure following receipt of such notice (if curable); provided, that none of the Buyer Parties is then in material breach of any of its covenants set forth in this Agreement.

12.5Effect of Termination. If this Agreement is terminated pursuant to this Article 12, all rights and obligations of the parties hereunder will terminate without any liability or further obligation of any party or any Affiliate thereof; provided, however, that (a) the rights and obligations of the parties under Section 5.1(b) (Confidentiality), this Section 12.5 (Effect of Termination) and Article 13 (Miscellaneous) will, in each case, survive termination of this Agreement and remain valid and binding obligations of the parties, (b) the rights and obligations of the parties under the NDA will survive until expiration or termination thereof in accordance with its terms and (c) nothing herein will relieve any party to this Agreement from liability (i) pursuant to the sections specified in clause (a) of this Section 12.5 that survive such termination or the NDA or (ii) for Fraud or any Willful Breach of this Agreement by such party prior to such termination of this Agreement.
13.Miscellaneous.
13.1Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been sufficiently given if delivered personally to the recipient, by email followed promptly by written confirmation by the recipient (without “bounce back” or similar error message) or sent by a nationally recognized overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:
To the Buyer Parties or, following the Closing, to the Acquired Companies:

Grindr Inc.
750 N. San Vicente Blvd., Suite RE 1400, West Hollywood, CA 90069
Attention:     George Arison
    Zac Katz
Email:        [***]
[***]
With a copy to:    Foley & Lardner LLP
(which shall not constitute notice)    111 Huntington Avenue
Boston, MA 02199
Attention:    Susan E. Pravda
        Alexander J. Miska
            Libby Ridley
    Email:        [***]
        [***]
[***]

To the Sellers’ Representative (on behalf of the Sellers) or, on or prior to the Closing, to the Company:
Dr. Husein Moloo

3200, 700 2 Street SW
Calgary, AB T2P 2W2
Email:        [***]

With copies to:    Gibson, Dunn & Crutcher LLP
(which shall not constitute notice)    200 Park Avenue
New York, NY 10166
Attention: Saee Muzumdar; Elizabeth Romefelt
Email: [***]
[***]
    Osler, Hoskin & Harcourt LLP
    1055 Dunsmuir Street, Suite 3000
Vancouver, BC V7X 1K8
Attention: Mark Longo; Michael Grantmyre
Email: [***]
[***]

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or by facsimile, (b) on the next business day, if delivered by overnight courier, or (c) three (3) Business Days after being sent, if sent by registered or certified mail.
13.2Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns, except that (a) no Buyer Party may assign this Agreement or any right, interest, benefit, duty, liability or obligation under it to any Person, whether directly, indirectly, by operation of Law or otherwise, without the Sellers’ Representative’s prior written consent; provided, however, that any Buyer Party may, without such consent, assign this Agreement or any of its rights, interests or benefits hereunder, in whole or in part, to any Affiliate of such Buyer Party, and (b) none of the Sellers, the Company or the Sellers’ Representative may assign this Agreement or any right, interest, benefit, duty, liability or obligation under it to any Person, whether directly, indirectly, by operation of Law or otherwise, without the Buyer’s prior written consent. Any attempted assignment without the required prior written consent shall be void ab initio. No assignment, whether or not consented to, shall release the assignor from any obligation or liability under this Agreement unless the applicable non-assigning parties expressly agree in writing to such release. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
13.3Entire Agreement; Amendments; Attachments.
(a)This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties.

(b)The parties hereto may amend or modify this Agreement only by a written instrument signed by the Buyer Parties, the Sellers’ Representative (on behalf of all Sellers) and the Company.
(c)No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and must be signed by the party waiving the provision. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof nor shall any single or partial exercise of such right, power or remedy by a party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
(d)If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.
(e)Each Seller acknowledges that this Agreement, including any Schedule and Exhibit hereto, and the Transaction Documents shall be redacted to remove any Personal Information from the version of this Agreement and such Schedules and Exhibits provided to such Seller.
13.4Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
13.5Expenses. Except as expressly set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereunder, whether or not the transactions contemplated by this Agreement are consummated, will be paid by the party incurring such fees and expenses. The costs and expenses of the Escrow Agent shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers.
13.6Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Each of the parties hereto hereby consents and submits themselves to the sole and exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware for the City of Wilmington (and to the extent that the Court of Chancery of the State of Delaware for the City of Wilmington does not have subject matter jurisdiction, the jurisdiction of the courts of the state and federal courts located in the State of Delaware) (the “Chosen Courts”) for the purpose of litigating any Claim relating to this Agreement or the transactions contemplated by this Agreement or the other Transaction Documents. Further, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Chosen Courts in the event of any Claim arising out of this Agreement or any of the transactions contemplated by this Agreement or the other Transaction Documents, (ii) consents to service of process by registered mail at the address to which notices are to be given pursuant to this Agreement, (iii) hereby waives any claims with respect to venue, inconvenient forum and personal jurisdiction, (iv) acknowledges and agrees that his, her, or its submission to jurisdiction and his, her, or its consent to service of process by mail is made for the express benefit of the other parties hereto and (v) agrees that it will not bring any Claim relating to this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents in any court other than the Chosen Courts. The parties hereto agree that a final trial court judgment in any such Claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party hereto agrees to take all actions reasonably necessary to cause any such judgment to be recognized and enforced in the courts of Canada and the relevant provinces thereof; provided, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. This Section 13.6 shall not be construed as a waiver of the parties’ rights to seek enforcement of a decision of the Chosen Courts before any other courts, whether in the United States, Canada or abroad.
13.7Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Closing) in accordance with its terms. The parties hereto acknowledge and agree that (i) the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement in accordance with Article 12, this being in addition to any other remedy to which they are entitled at Law or in equity as a remedy for any such breach or threatened breach or under this Agreement (subject to Section 12.5), (ii) the right of injunction, specific enforcement or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement and (iii) no party hereto will oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties hereto have an adequate remedy at Law.
13.8Section Headings. The article and section headings herein are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.
13.9Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. To the extent that any agreement, document or instrument is signed and/or delivered by facsimile or other electronic means, such facsimile or other electronic transmission shall have the same binding effect as if signed and/or delivered as an original and delivered in person.
13.10Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, including any rights expressly granted to the Sellers’ Representative or any other Person expressly identified herein as an intended third-party beneficiary, nothing in this Agreement shall be construed as giving any Person other than the parties hereto, their respective successors and permitted assigns, and such expressly identified third-party beneficiaries, any right, remedy or Claim under or in respect of this Agreement or any provision hereof.
13.11Language. The language of this Agreement shall be construed as a whole and in accordance with the fair meaning of the language used. The language of this Agreement shall not be strictly construed for or against any of the parties hereto based upon who drafted or was principally responsible for drafting the Agreement or any specific term or condition hereof. This Agreement shall be deemed to have been drafted by each party hereto, and no party may assert otherwise. In this Agreement, unless there is a clear contrary intention: (i) when a reference is made to an article, a section, an exhibit or a schedule, that reference is to an article, a section, an exhibit or a schedule of or to this Agreement; (ii) the singular includes the plural and vice versa; (iii) reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (to the extent such amendments or modifications have been made available to Buyer); (iv) reference to any Law means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that section or provision from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of that section or provision; (v) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular article, section or other provision of this Agreement; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) references to agreements, documents or instruments will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; (viii) the terms “writing,” “written” and words of similar import will be deemed to include communications and documents in e-mail, fax or any other similar electronic or documentary form (except that notices given under this Agreement must comply with the requirements of Section 13.1); (ix) all references herein to “dollars” or “$” are to U.S. dollars; (x) all references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified; (xi) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (xii) the phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement; (xiii) all references to “ordinary course of business” of any Person mean the ordinary course of business of such Person, consistent with past practices; (xiv) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation”; and (xv) for the purposes of this Agreement, references to the term “delivered by the Company,” “delivered to the Buyer,” “furnished to the Buyer,” “made available to the Buyer” or similar expressions shall mean that the Company have or have caused such materials to be posted to the virtual data room maintained by or on behalf of the Company (the “Data Room”), in a manner that enables viewing of such materials by the Buyer and its Representatives no later than 5:00 p.m. Eastern Time no less than one Business Day prior to the date of this Agreement.
13.12WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.
13.13Sellers’ Representative.
(a)Each Seller hereby irrevocably appoints the Sellers’ Representative as such Seller’s true and lawful agent and attorney-in-fact to act on such Seller’s behalf with respect to any matter arising out of or in connection with this Agreement and the transactions contemplated hereby, including to (i) receive and distribute the Purchase Price and any other payments due to the Sellers hereunder, (ii) negotiate, settle, compromise, and resolve any disputes, claims, or other matters arising under this Agreement, (iii) receive and give any notices required or permitted to be given hereunder, (iv) engage and direct legal counsel, accountants, and other advisors on behalf of the Sellers in connection with the transactions contemplated hereby, (v) execute and deliver on behalf of the Sellers any amendments, waivers, or consents under this Agreement or any related agreement, (vi) allocate and pay bonuses or other payments to employees or consultants of the Company in connection with the transactions contemplated by this Agreement, in such amounts as the Sellers’ Representative determines in good faith, and (vii) take all other actions and make all other decisions that the Sellers’ Representative determines in good faith are necessary, appropriate, or convenient in connection with this Agreement. The Buyer Parties and their Affiliates shall be entitled to rely conclusively on the instructions and decisions of the Sellers’ Representative, and no party shall have any cause of action against the Buyer Parties for any action taken by the Buyer Parties in reliance upon the instructions or decisions of the Sellers’ Representative.

(b)The Sellers’ Representative shall act solely in its capacity as the Sellers’ Representative and shall not be liable to any Participating Securityholders for any act done or omitted under this Agreement as the Sellers’ Representative, except for actions or omissions constituting Fraud, gross negligence or willful misconduct. The Sellers’ Representative shall have no duty to any Participating Securityholder except as expressly set forth in this Agreement and shall not be required to advance its own funds or incur any personal liability in performing its duties hereunder. Each Seller shall, severally and not jointly, indemnify and hold harmless the Sellers’ Representative against all losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or in connection with the Sellers’ Representative’s performance under this Agreement, in proportion to such Seller’s pro rata share as set forth on the Payment Spreadsheet, other than losses, costs and expenses arising from the Sellers’ Representative’s Fraud or willful misconduct.
(c)At the Closing, the Buyer shall withhold from the Purchase Price otherwise payable to the Sellers and deposit into a segregated account designated by the Sellers’ Representative an amount equal to $1,550,000 (the “Sellers’ Representative Fund”), to be held and applied by the Sellers’ Representative to pay costs and expenses incurred in connection with its performance under this Agreement. Each Seller’s portion of the Distribution Amount shall be reduced by such Seller’s pro rata share (as set forth on the Payment Spreadsheet) of the Sellers’ Representative Fund. The Sellers’ Representative Fund shall not be deemed an asset of the Buyer or any Acquired Company, and the Sellers’ Representative shall not be required to provide any bond or other security in connection with this Agreement or to advance its own funds for such costs and expenses. Any portion of the Sellers’ Representative Fund remaining after the Sellers’ Representative determines, in its sole discretion, that such funds are no longer required to be withheld, shall be distributed to the Paying Agent for further distribution to the Sellers in accordance with their respective allocations set forth on the Payment Spreadsheet.
(d)If the Sellers’ Representative shall die, become disabled, resign, or otherwise be unable to fulfill its responsibilities hereunder, the Sellers holding a majority of the Pro Rata Percentages shall, within ten (10) Business Days, appoint a successor Sellers’ Representative, and such successor shall become the “Sellers’ Representative” for purposes of this Agreement upon written notice to the Buyer.
(e)This power of attorney is coupled with an interest, is irrevocable, and shall not be affected by the death, incapacity, dissolution, bankruptcy, or termination of any Seller.
13.14Parent Guaranty. The Parent hereby unconditionally and irrevocably guarantees to the Sellers’ Representative, for the benefit of the Sellers, the full and timely payment and performance by the Buyer of all of the obligations of the Buyer under this Agreement and the other Transaction Documents, including any Earnout Payment payable pursuant to Section 1.6 (collectively, the “Guaranteed Obligations”). The obligations of the Parent under this Section 13.14 are a guaranty of payment and not of collection, and the Sellers’ Representative, acting on behalf of the Sellers, may enforce this Section 13.14 directly against the Parent without first proceeding against Buyer or any other Person or exercising any other right or remedy. The obligations of the Parent under this Section 13.14 shall remain in full force and effect until the Guaranteed Obligations have been irrevocably paid in full or otherwise satisfied or discharged in accordance with the terms of this Agreement, and shall not be affected by any extension of time, amendment, waiver, compromise, settlement, discharge, release or other modification of Buyer’s obligations under this Agreement or by any bankruptcy, insolvency, reorganization or similar proceeding involving Buyer; provided, however, that (i) the Parent shall be entitled to assert any defense, set-off, counterclaim or other right that would be available to the Buyer in respect of any Guaranteed Obligation (other than defenses arising from the bankruptcy, insolvency, dissolution or lack of capacity or authority of the Buyer), including any right of set-off or cancellation under Section 11.6, (ii) in no event shall the Parent’s liability under this Section

13.14 exceed the amount of the Guaranteed Obligations that the Buyer is obligated to pay or perform under this Agreement, and (iii) no amendment, waiver or other modification of the Guaranteed Obligations shall increase the Parent’s obligations under this Section 13.14 without the Parent’s prior written consent. This guaranty shall survive any assignment, transfer, merger, consolidation, reorganization, sale of all or substantially all of the assets or other similar transaction involving Buyer or the Parent and shall be binding upon the Parent and its successors and permitted assigns, and no such assignment, transfer or transaction shall release the Parent from its obligations under this Section 13.14.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.
                        BUYER:

                        18273618 CANADA INC.

                        By: /s/ George Arison__________
                        Name: George Arison
                        Title: Chief Executive Officer

                        PARENT:

                        GRINDR INC.

                        By: /s/ George Arison__________
                        Name: George Arison
                        Title: Chief Executive Officer

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

COMPANY:

                        PURPOSEMED INC.

                            By: /s/ Dr. Husein Moloo________
                        Name: Dr. Husein Moloo
                        Title: Chief Executive Officer

SELLERS’ REPRESENTATIVE:

/s/ Dr. Husein Moloo_____________
Dr. Husein Moloo, as the Sellers’ Representative

Exhibit A
Definitions
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“340B Covered Entity” means a “covered entity” as defined in 42 C.F.R. §10.3.
“340B Program” has the meaning set forth in Section 3.23(a).
“Access Limitations” has the meaning set forth in Section 1.5(c).
“Accounting Principles and Methodologies” means the accounting methods, policies, practices and procedures that are expressly set forth in Exhibit F.
“Acquired Company(ies)” has the meaning set forth in the Recitals.
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“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person and immediate family members for any natural Person. For purposes of this definition, a Person shall be deemed to control a specified Person (a) if such Person (or a family member of such Person) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person or (b) if such other Person is at such time a direct or indirect beneficial holder of at least fifty percent (50%) of any class of the equity interests of such specified Person.
“Affiliate Agreement” has the meaning set forth in Section 3.19.
“Aggregate Exercise Price” means the sum of (i) with respect to in-the-money Company Options that remain outstanding as of immediately prior to Closing and are subject, or at Closing will be subject, to an Option Cancellation Agreement, the aggregate cash exercise prices payable upon the exercise in full of all such in-the-money Company Options and (ii) with respect to the Company Options or Company Warrants, as applicable, that are exercised after the date hereof and prior to the Closing and with respect to which the Optionholder or Warrantholder, as applicable, receives a Shareholder Loan, the aggregate amount of all Loan Amounts. For the avoidance of doubt, “Aggregate Exercise Price” shall not include any Cash received by the Company in connection with the exercise of a Company Option or Company Warrant by an Optionholder or Warrantholder, as applicable, who exercises a Company Option or Company Warrant after the date hereof and prior to the Closing and does not receive a Shareholder Loan.
“Agreement” has the meaning set forth in the Preamble.
“AI Technology(ies)” means artificial intelligence, machine learning and similar solutions, systems and technologies, including (a) proprietary algorithms, technologies, software or systems that make use of or employ neural networks, natural language processing, statistical learning algorithms, or reinforcement learning, (b) underlying training, validation, and test data-sets, whether raw, pre-processed or enhanced, and associated metadata and informational content derived from such data sets which identify, comment or otherwise derive information from such data sets, such as tags and labels; and (c) artificial intelligence models whether trained or untrained, including weights, parameters and structure or architecture.
“Annual Financial Statements” has the meaning set forth in Section 3.4(a).
“Anti-Corruption Laws” has the meaning set forth in Section 3.21(a).
“Base Purchase Price” has the meaning set forth in Section 1.2(a)(i).
“BIS” has the meaning set forth in the definition of Sanctioned Person.
“Business” has the meaning set forth in Schedule 1.6.
“Business Day” means any day other than Saturday, Sunday, a day which is a legal holiday in Los Angeles, California, New York, New York or Calgary, Alberta, or a day on which commercial banks in the State of California or New York or the Province of Alberta are required by Law to close.
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“Buyer” has the meaning set forth in the Preamble.
“Buyer Cash Balance” has the meaning set forth in Section 1.5(b).
“Buyer Closing Statement” has the meaning set forth in Section 1.5(b).
“Buyer Company Transaction Expenses” has the meaning set forth in Section 1.5(b).
“Buyer Indebtedness” has the meaning set forth in Section 1.5(b).
“Buyer Parties” has the meaning set forth in the Preamble.
“Buyer Party Indemnitees” has the meaning set forth in Section 11.2.
“Buyer Working Capital Amount” has the meaning set forth in Section 1.5(b).
“Buyer’s Retention Obligation” has the meaning set forth in Section 11.4(b).
“Canadian Acquired Company” means each Acquired Company that is organized under the laws of Canada or any province or territory thereof, including the Company, 2371152 Alberta Ltd., 17029594 Canada Inc., Affirming Care (ON) Inc. and Affirming Care (AB) Ltd.
“Canadian GAAP” means the Accounting Standards for Private Enterprises (Part II of the CPA Canada Handbook – Accounting), as at the relevant time applied on a consistent basis.

“Canadian Pension Plan” means a pension plan that is registered, or required to be registered, under the Income Tax Act (Canada) and the Pension Benefits Act (Ontario), or any similar pension benefits or pension standards legislation within Canada.
“Canadian Securities Laws” means the Canadian provincial or territorial securities laws and the rules, regulations and published policies thereunder.
“Cash” means, without duplication and as of any determination time, the sum of all cash and cash equivalents (including, but not limited to, bank and savings deposits, deposits and wires in transit, and marketable securities, in each case to the extent convertible into cash within sixty (60) days) of the Acquired Companies as of such time, calculated in accordance with the Accounting Principles and Methodologies; provided, however, that “Cash” shall not include amounts representing checks or payments made by the Acquired Companies which are in transit as of such time.
“Cash Consideration” has the meaning set forth in Section 1.2(a)(i).
“Chosen Courts” has the meaning set forth in Section 13.6.
“Claim” means any action, suit, proceeding (including any arbitration proceeding), investigation, claim, charge, complaint, demand, challenge, notice audit, inquiry or other proceeding.
“Closing” has the meaning set forth in Section 1.1.
“Closing Balance Sheet” has the meaning set forth in Section 1.5(a).
“Closing Cash Balance” has the meaning set forth in Section 1.5(a).
“Closing Company Transaction Expenses” has the meaning set forth in Section 1.5(a).
“Closing Date” has the meaning set forth in Section 1.3.
“Closing Indebtedness” has the meaning set forth in Section 1.5(a).
“Closing Working Capital Amount” has the meaning set forth in Section 1.5(a).
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Collar Amount” means $100,000.
“Company Business IP” has the meaning set forth in Section 3.9(a).
“Company Group” means, collectively, the Acquired Companies and the Provider.
“Company Group Member” means each member of the Company Group.

“Company IP” means all (a) Registered Company IP and (b) other Intellectual Property owned or purported to be owned by any Company Group Member.
“Company Option” means each outstanding or unexercised option to purchase Shares or other equity securities of the Company, whether vested or unvested, whether granted under the Company’s equity incentive plan, any predecessor plan, any option agreement, or otherwise.
“Company Products” means the Software and other products and services (a) that the Acquired Companies sell, offer for sale, market, distribute, license or otherwise make commercially available, or (b) from which any of the Acquired Companies are currently deriving, or are scheduled to derive pursuant to an active written, enforceable Contract as of the date hereof, revenue from the sale, license, maintenance or provision thereof.
“Company SAFE” means each outstanding Simple Agreement for Future Equity issued by the Company as of the date hereof.
“Company Source Code” has the meaning set forth in Section 3.9(d).
“Company Systems” means all of the following used or relied on by or for any Company Group Member (whether owned by a Company Group Member or a Third Party) for the transmission, storage, maintenance, organization, processing or analysis of electronic or other data or information: computers, computer systems, servers, hardware, Software, firmware, middleware, websites, interfaces, databases, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.
“Company Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the aggregate amount of (a) all fees, costs, and expenses of legal counsel, investment bankers, brokers and other advisors, agents, representatives and consultants incurred by or on behalf of any of the members of the Company Group in connection with this Agreement or any other document contemplated hereby, the transactions contemplated by this Agreement and such other documents and the process for the sale of the Acquired Companies, including, without limitation, the costs and expenses of quality of earnings, professional assessments and market studies, (b) all Transaction Bonuses and other change of control, bonus, termination, severance, retention or stay bonuses, incentive or deferred compensation payments or other similar payments or obligations to any current or former employee, officer, director or other individual service provider of any member of the Company Group payable solely as a result of the consummation of the transactions contemplated hereby, but excluding any “double trigger” payment obligations, (c) the employer portion of any applicable FICA, state, local or non-U.S. withholding, payroll, social security, unemployment or similar Taxes due with respect to any payments in the foregoing clause (b), and (d) the cost of the D&O Tail Policy pursuant to Section 6.10, (e) the Sellers’ Paying Agent Expense, and (f) fifty percent (50%) of the costs and expenses of the Escrow Agent. For avoidance of doubt, Company Transaction Expenses shall not include any expense resulting from an agreement entered into on behalf of the Buyer which is effective on or following the Closing and to avoid duplication of amounts, no amount treated as

Indebtedness or otherwise included as a liability in Working Capital shall be treated as a Transaction Expense.
“Company Warrant” means each outstanding warrant or other contractual right to acquire shares or other equity securities of the Company, whether vested or unvested and whether exercisable or not.
“Company’s Knowledge” or words of similar import mean the actual (and not constructive or imputed knowledge) knowledge of Dr. Husein Moloo, Pete MacLeod, Amaan Banwait, Dr. Caley Shukalek, Rehan Mohammed and John Gardiner, in each case after reasonable inquiry of such Person’s direct reports with primary responsibility for the relevant matter.
“Competing Transaction” has the meaning set forth in Section 6.7.
“Confidential Information” has the meaning set forth in Section 7.4.
“Contract” means any contract, agreement, lease, purchase order, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, which purports to be legally binding in any form, format, or medium, including written and oral.
“Criminal Code” has the meaning set forth in Section 3.21.
“D&O Tail Policy” has the meaning set forth in Section 6.10.
“Data Room” has the meaning set forth in Section 13.11.
“DEA” has the meaning set forth in Section 3.23(i)(i).
“Deficiency Amount” means the amount, if any, by which the Target Working Capital Amount exceeds the Closing Working Capital Amount.
“Determination Time” has the meaning set forth in Section 1.5(a).
“Direct Claim” has the meaning set forth in Section 11.3(d).
“Disclosure Schedules” means the schedules to Article 2 and Article 3.
“Dispute Auditor” has the meaning set forth in Section 1.5(d).
“Dispute Notice” has the meaning set forth in Section 1.5(d).
“Distribution Amount” has the meaning set forth in Section 1.2(b)(v).
“DPRA” means the Drug and Pharmacies Regulation Act (Ontario).
“DPRA Shareholding Requirement” means the requirement set forth in section 142(2) of the DPRA.

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“Earnout Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on the Payment Spreadsheet for purposes of allocating any Earnout Payment.
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“Employee Plans” has the meaning set forth in Section 3.18(a).
“Employment Agreements” has the meaning set forth in the Recitals.
“End Date” has the meaning set forth in Section 12.1.
“Environmental Laws” means all applicable federal, state, provincial, and local Laws relating to pollution, Hazardous Substances, and protection of the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Canadian Environmental Protection Act, 1999 (Canada), the Fisheries Act (Canada), the Transportation of Dangerous Goods Act, 1992 (Canada), the Environmental Protection Act (Ontario), the Environmental Protection and Enhancement Act (Alberta), the Environmental Management Act (British Columbia), the Environmental Management and Protection Act, 2010 (Saskatchewan), the Environment Act (Manitoba), and any regulations, rules, or ordinances adopted, or publications promulgated, pursuant thereto.
“Environmental Permits” has the meaning set forth in Section 3.13(b).
“Equity Interests” means, with respect to any Person, (a) any and all shares, interests or equivalents in capital stock, equity securities or partnership, membership or other ownership interests (including limited liability company and partnership interests, whether voting or nonvoting, and whether common or preferred) of such Person, (b) any security directly or indirectly convertible into or exchangeable or exercisable for any security described in clause (a) hereof or security containing any profit participation features, (c) any stock appreciation rights, phantom stock rights or other similar rights and (d) any warrants, rights or options to subscribe for or purchase any of the foregoing or binding commitments to issue or sell any of the foregoing (the securities described in the foregoing clauses (b) through (d), “Equity Equivalents”).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Acquired Company, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.
“Escrow Agent” means U.S. Bank, N.A., as escrow agent.
“Escrow Agreement” means that certain escrow agreement, substantially in the form of Exhibit C attached hereto.
“Estimated Amount” has the meaning set forth in Section 1.5(e).
“Excess Amount” means the amount, if any, by which the Closing Working Capital Amount exceeds the Target Working Capital Amount.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Benefits” has the meaning set forth in Section 7.6(a).
“Dragged Seller” has the meaning set forth in Section 6.12.
“Ex-Im Laws” means all U.S. and applicable non-U.S. Laws relating to export, reexport, transfer, retransfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“FCPA” has the meaning set forth in Section 3.21(a).“FICA” means the Federal Insurance Contributions Act, as amended.
“Final Amount” has the meaning set forth in Section 1.5(e).
“Final Cash Balance” means the Cash of the Acquired Companies as of the Determination Time.
“Final Company Transaction Expenses” means the Company Transaction Expenses immediately prior to the Closing.
“Final Determination” means (x) a final, non-appealable determination by a court of competent jurisdiction, (y) a final, binding and non-appealable ruling by an arbitrator or other Person with similar authority, or (z) a negotiated settlement agreement between the applicable Indemnifying Party, on the one hand, and the applicable Indemnified Party, on the other hand.
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“Final Indebtedness” means the Indebtedness of the Acquired Companies as of the Determination Time.
“Final Working Capital Amount” means the Working Capital of the Acquired Companies as of the Determination Time.

“Financial Statements” has the meaning set forth in Section 3.4(a).
“Founder Seller” means Dr. Husein Moloo, Pete MacLeod and Amaan Banwait.
“Fraud” means, with respect to any Person, an actual and intentional common-law fraud by such Person in making an express representation or warranty set forth in this Agreement or in a closing certificate expressly required by this Agreement, which requires (i) a false representation, (ii) such Person’s actual knowledge that such representation was false when made, (iii) an intent by such Person to induce the Person to whom such representation was made to act or refrain from acting in reliance thereon, (iv) the Person to whom such representation was made taking or refraining from taking action in reliance on such false representation, and (v) such Person suffering damages by reason of such reliance.
“Fundamental Representations” means the representations and warranties of (A) the Sellers set forth in Section 2.1 (Title), Section 2.2 (Power and Authority), Section 2.3(a) (Authorization) and Section 2.4 (Brokers), (B) the Company set forth in the first sentence of Section 3.1(a) (Organization; Foreign Qualifications), Section 3.2 (Capitalization), Section 3.3(a) and subclause (A) of Section 3.3(b) (Authorization; Consents and Approvals; No Violation) and Section 3.22 (Brokers), and (C) the Buyer Parties set forth in Section 4.1 (Organization; Power and Authority), Section 4.2(a), Section 4.2(c)(A), and Section 4.2(d) (Authorization), and Section 4.7 (Brokers).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Government Program” means any federal, state, provincial or local healthcare program administered by a Governmental Authority that provides reimbursement for healthcare items or services, including Medicare (including Medicare Advantage), Medicaid, TRICARE, CHAMPVA, the Federal Employees Health Benefits Program, the Veterans Health Administration, the Indian Health Service, the Ontario Health Insurance Plan, the Alberta Health Care Insurance Plan, the British Columbia Medical Services Plan, the Saskatchewan Health Services Plan, the Manitoba Health Services Insurance Plan, and any similar or successor programs.
“Governmental Authority” means any (a) nation, region, province, state, county, city, town, village, district or other jurisdiction, (b) federal, provincial, state, local, municipal, non-U.S. or other government, (c) department, agency or instrumentality of a non-U.S. or other government, including any state-owned or state-controlled instrumentality of a non-U.S. or other government, (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, for certainty, the applicable state licensing boards and provincial regulatory colleges governing any of the Licensed Professionals and/or the Licensed Business.

“Hazardous Substances” means (i) hazardous materials, hazardous and toxic substances, and wastes, or words of similar import as defined under any Environmental Laws; and (ii) any material, substance, chemical, product, or derivative, whether naturally occurring or manmade, that is subject to regulation, investigation, control, or remediation under any Environmental Law; including, without limitation, petroleum and petroleum-derived products, including crude oil; asbestos in any form or condition; polychlorinated biphenyls (“PCBs”) or materials containing PCBs; lead and lead-containing materials; urea formaldehyde foam insulation; and per- and polyfluoroalkyl substances.
“Health Privacy Laws” have the meaning set forth in Section 3.23(g).
“Healthcare Laws” has the meaning set forth in Section 3.23(a).
“HIPAA” means the Health Insurance Portability and Accountability Act and all implementing regulations.
“HIPAA Covered Entity” means a “covered entity” as defined in 45 C.F.R. § 160.103.
“HITECH” has the meaning set forth in Section 3.23(a).
“HRSA” has the meaning set forth in Section 3.23(e)(ii).
“Income Tax Return” means a Tax Return with respect to Income Tax.
“Income Taxes” means the U.S. and Canadian federal income Tax and any state, provincial or local or foreign net income, profits or gains Tax or any franchise, gross receipts or business profits Tax incurred in lieu of a Tax on net income.
“Indebtedness” means, on a consolidated basis and without duplication of amounts and, in each case, calculated in accordance with the Accounting Principles and Methodologies: (i) all outstanding indebtedness of the Acquired Companies for borrowed money (including all obligations for principal, interest, penalties, fees, expenses, breakage costs and bank overdrafts thereunder); (ii) all outstanding indebtedness of the Acquired Companies evidenced by bonds, debentures, notes, loans, mortgages or other similar instruments (including all obligations for principal, interest, penalties, fees, expenses, breakage costs and bank overdrafts thereunder); (iii) all outstanding indebtedness of the Acquired Companies for deferred purchase price for property or services (excluding accounts payable and other current liabilities incurred in the ordinary course of business), including all seller notes, holdbacks and earn-out payments (including the maximum amount of the earn-out payment and holdback under the NatPharma SPA), whether or not matured; (iv) all outstanding indebtedness of the Acquired Companies in respect of drawn letters of credit, bankers acceptances or surety or customs bonds; (v) the then-current net liability (which shall not be less than zero) of any interest rate swap or hedging instruments of the Acquired Companies if such instrument were to be settled as of the Closing Date; (vi) all unpaid and unfunded or underfunded deferred compensation and defined benefit pension obligations; (vii) any unfunded, underfunded or accrued liability for termination indemnity, unpaid severance, gratuity, end of service, unpaid paid time off or similar benefits for any employee was terminated prior to the Closing (other than at the written direction of Buyer), together with the employer portion of any applicable FICA, state, local or non-U.S. withholding, payroll, social security, unemployment or similar Taxes due with respect to any such payments and calculated as if all such amounts were paid on the Closing Date; (viii) any accrued but unpaid bonuses and commissions with respect to any performance period that ended prior to the 2026 calendar year, together with the employer portion of any applicable FICA, state, local or non-U.S. withholding, payroll, social security, unemployment or similar Taxes due with respect to any such payments and calculated as if all such amounts were paid on the Closing Date; (ix) all declared but unpaid dividends or distributions payable by any Acquired Company to any Seller to the extent not settled and cancelled as of Closing (excluding, for the avoidance of doubt, dividends or distributions to any other Acquired Company); (x) the Pre-Closing Tax Amount; and (xi) all outstanding indebtedness of the Acquired Companies in respect of any guaranty of indebtedness of another Person of the type described in clauses (i)–(x). In no event will Indebtedness include any (A) undrawn amounts under any outstanding letters of credit, (B) liability included within the definition of Working Capital, (C) Company Transaction Expenses or Transaction Bonuses, (D) indebtedness arranged by the Buyer Parties or any of their Affiliates, (E) obligations under operating leases or (F) intercompany liabilities solely between or among the Acquired Companies.
“Indemnified Party” has the meaning set forth in Section 11.3(a).
“Indemnifying Party” has the meaning set forth in Section 11.3(a).
“Insurance Policy” has the meaning set forth in Section 3.7.
“Intellectual Property” means all of the following and all rights therein and thereto: (i) patents, trademarks, service marks, trade dress, trade names, logos, copyrights and mask works, moral rights, Internet domain names, and all registrations, applications, and goodwill associated therewith; (ii) Software (including Source Code and object codes), data, databases, data models or structures, algorithms, system architectures and related documentation, data and manuals, in each case to the extent embedded in products of the business in question or used in or necessary for the operation thereof; (iii) Trade Secrets; (iv) rights in internet websites, internet domains, usernames, and all other social media identifiers and accounts for all third-party social media sites, as well as all content uploaded or posted to such sites; (v) any and all common law rights to the foregoing; and (vi) all other intellectual or proprietary rights existing anywhere in the world.
“Intended Tax Treatment” has the meaning set forth in Section 7.2(a).
“Interim Financial Statements” has the meaning set forth in Section 3.4(a).
“Interim Period” means the period of time between the execution of this Agreement and the Closing.
“International Trade Laws” means all Laws relating to the importation or exportation of goods, including all Laws relating to the payment of customs duties, surtaxes, and import and export controls, including pursuant to the Export and Import Permits Act (Canada), the Customs

Act (Canada), the Customs Tariff (Canada), the Fighting Against Forced Labour and Child Labour in Supply Chains Act (Canada), and the Special Import Measures Act (Canada), each as amended and similar Laws of the U.S., and any other applicable jurisdiction.
“IRS” means the U.S. Internal Revenue Service.
“Key Employees” means Dr. Husein Moloo, Pete MacLeod, Amaan Banwait, Dr. Caley Shukalek and John Gardiner.
“Labor Agreement” has the meaning set forth in Section 6.1(m).
“Latest Balance Sheet Date” means July 31, 2026.
“Law” means any federal, state, provincial, county, city, municipal, non-U.S., or other governmental law, act, statute, rule, regulation, ordinance, writ, judgment, injunction, court order, decree, code, treaty or legal requirement and any Permit granted under any of the foregoing, or any requirement under the common law, or any other pronouncement having the effect of law of any Governmental Authority.
“Leased Real Property” means all leasehold, subleasehold or license estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Company Group Member.
“Leases” has the meaning set forth in Section 3.11.
“Legal Restraint” has the meaning set forth in Section 8.1.
“Licensed Business” means any business of any Company Group Member that is required to be licensed, certified or registered by a Governmental Authority to engage in its operations, including pharmacy operations.
“Licensed Professional” means any physician, nurse practitioner, physician assistant, pharmacist, nurse, or other healthcare professional who is required to be licensed, certified, or registered by a Governmental Authority to provide professional healthcare services to or on behalf of a Company Group Member.
“Lien” means any charge, claim, assignment, deposit arrangement, mortgage, pledge, encumbrance, license, lien (statutory or otherwise), right of first refusal or offer, option, or other security interest or other similar Third Party right of any kind or nature.
“Loan Amount” means the outstanding principal amount of, together with all accrued interest on, a Shareholder Loan.
“Lock-Up Agreement” means a lock-up agreement, in substantially the form attached hereto as Exhibit E.
“Look-Back Date” means July 1, 2023.

“Loss” or “Losses” means any losses, damages, liabilities, Taxes, deficiencies, Claims, judgments, interest, awards, penalties, fines, assessments, costs or expenses of whatever kind, including reasonable and documented attorneys’ fees, accountants’ fees, expert witness fees, consultants’ fees, and other professional fees, fees and costs of investigation, and the costs of enforcing any right to indemnification hereunder, in each case whether or not involving a third party Claim.
“Malicious Code” means any (a) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or (b) other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company System on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
“Material Adverse Effect” means any fact, condition, occurrence, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect upon (a) the results of operations, condition (financial or otherwise), assets, properties, or business of the Company Group, taken as a whole, or (b) a material impairment of or material delay in the ability of the Company or the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that, solely in the case of clause (a), no such fact, condition, occurrence, change, development, event or effect shall constitute a Material Adverse Effect to the extent resulting from or arising out of: (i) occurrences, changes, developments, events or effects generally affecting the economy or the financial, credit, debt, capital or securities markets in the United States or other jurisdictions where the Company Group operates, including changes in interest or exchange rates; (ii) occurrences, changes, developments, events, effects or conditions generally affecting the industry in which the Company Group operates, (iii) any failure of any Company Group Member to meet any of its estimates, predictions, projections or forecasts of financial or operating performance for any period, including with respect to revenue, earnings, cash flow or cash position (provided that this clause (iii) shall not prevent a determination that any change or effect underlying such failure to meet projections, estimates or forecasts has resulted in a Material Adverse Effect), (iv) the outbreak, worsening or escalation of hostilities, acts of war, sabotage, cyberterrorism not directed at any Company Group Member, terrorism or military actions; (v) the occurrence or worsening of any global health conditions, including any epidemic, pandemic or disease outbreak (including the 2019 coronavirus or any mutation thereof), including any related Law, directive, order, guideline, recommendation, business closure, shelter-in-place, travel restriction or other restriction, (vi) any hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters or any other force majeure event, (vii) any change in Canadian GAAP, or in the interpretation thereof, as imposed upon the Company Group or their businesses, or any change in applicable Law, or in the interpretation thereof, in each case after the date hereof, (viii) political, geopolitical, social or regulatory conditions, including any escalation of tariffs, trade restrictions, export controls or other trade measures; (ix) the announcement, pendency, performance or consummation of the transactions contemplated by this Agreement, or the identity of Buyer or any of its Affiliates, including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, licensors, Governmental Authorities, creditors or other Persons; (x) any action taken or omitted to be taken by any Company Group Member (A) as expressly required by this Agreement, (B) at the written request of Buyer or (C) with the prior written consent of Buyer; except that the matters described in the foregoing clauses (i), (ii), (iv), (v), (vi), (vii) or (viii) may be taken into account in determining whether a Material Adverse Effect has occurred solely to the extent that any such change, condition, event or effect has or would reasonably be expected to have a materially disproportionate and adverse effect on the Company Group relative to other businesses in the industries in which the Company Group operates (but only to the extent of such disproportionate impact).
“Material Contract” has the meaning set forth in Section 3.15(a).
“Material Revenue Partner” has the meaning set forth in Section 3.20(a).
“Material Supplier” has the meaning set forth in Section 3.20(b).
“Most Recent Balance Sheet” has the meaning set forth in Section 3.4(a).
“MSA” has the meaning set forth in Section 3.23(d)(iii).
“Nat Pharm SPA” means that certain Stock Purchase Agreement among PurposeMed USA Inc., Nitin D. Bhakta, and Nat-Pharm Inc., dated July 17, 2026.
“NDA” has the meaning set forth in Section 5.1.
[***]
“Non-Compete Sellers” means Dr. Husein Moloo, Pete MacLeod, Amaan Banwait, Dr. Caley Shukalek and John Gardiner.
“Non-Solicit Sellers” means the Sellers engaged as directors, managers, officers or employees of the Acquired Companies as of the Closing.
“OFAC” has the meaning set forth in the definition of Sanctioned Person.
“Open Source Software” means all Software that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, or any other license described by the Open Source Initiative on www.opensource.org, or that otherwise conditions any rights granted in such license upon the disclosure, distribution or licensing of any other Software or the grant of any patent rights, including non-assertion or patent license obligation.
“Option Cancellation Agreement” means an agreement substantially in the form of Exhibit D attached hereto.
“Option Cancellation Amount” means, with respect to each Company Option, (i) the gross amount, if any, payable by the Company to the applicable Optionholder in respect of the cancellation of such Company Option at the Closing, calculated based on the fully diluted per-Share consideration determined in accordance with Section 1.2(c) and determined in accordance with the Company’s equity incentive plan, the applicable option agreement, any applicable Board resolutions and applicable Law, less (ii) the applicable exercise price and subject to all applicable deduction and withholding under applicable Law. For the avoidance of doubt, any Company Option with no positive spread value may be cancelled for no consideration to the extent permitted by its terms and applicable Law.
“Optionholder” means each holder of a Company Option.
“Order” means any order, judgment, writ, injunction, stipulation, award (including any arbitration award) or decree.
“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Organizational Documents” of a corporation formed under the Laws of one of the states of the United States are its certificate of incorporation and bylaws and the “Organizational Documents” of a limited liability company formed under the Laws of one of the states of the United States are its certificate of formation and its operating agreement or limited liability company agreement.
“Overpayment Amount” has the meaning set forth in Section 1.5(e)(ii).
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” means the shares of common stock, par value $0.0001 per share, of the Parent.
“Parent Disclosure Information” means (i) Parent’s most recent annual report to its shareholders, (ii) the Parent’s most recent definitive proxy statement, (iii) Form 10-Qs and Form 8-Ks of Parent since the filing of the annual report to shareholders, and (iv) a description of the Parent Common Stock.
“Parent Material Adverse Effect” means any fact, condition, occurrence, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect upon (a) the results of operations, condition (financial or otherwise), assets, properties, or business of the Parent and its subsidiaries, taken as a whole, or (b) a material impairment of or material delay in the ability of the Buyer Parties to consummate the transactions contemplated by this Agreement; provided, however, that, solely in the case of clause (a), no such fact, condition, occurrence, change, development, event or effect shall constitute a Parent Material Adverse Effect to the extent resulting from or arising out of: (i) occurrences, changes, developments, events or effects generally affecting the economy or the financial, credit, debt, capital or securities markets in the United States or other jurisdictions where the Parent and its subsidiaries operate, including changes in interest or exchange rates; (ii) occurrences, changes, developments, events, effects or conditions generally affecting the industry in which the Parent and its subsidiaries operate; (iii) any failure of the Parent or any of its subsidiaries to meet any estimates, predictions, projections or forecasts of financial or operating performance for any period, including with respect to revenue, earnings, cash flow or cash position (provided that this clause (iii) shall not prevent a determination that any change or effect underlying such failure to meet projections, estimates or forecasts has resulted in a Parent Material Adverse Effect); (iv) the outbreak, worsening or escalation of hostilities, acts of war, sabotage, terrorism or military actions; (v) the occurrence or worsening of any global health conditions, including any epidemic, pandemic or disease outbreak (including the 2019 coronavirus or any mutation thereof), including any related Law, directive, order, guideline, recommendation, business closure, shelter-in-place, travel restriction or other restriction; (vi) any hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters or any other force majeure event; (vii) any change in GAAP, or in the interpretation thereof, as imposed upon the Parent or its subsidiaries or their businesses, or any change in applicable Law, or in the interpretation thereof; (viii) political, geopolitical, social or regulatory conditions, including any escalation of tariffs, trade restrictions, export controls or other trade measures; (ix) any cyberattack, cybersecurity breach, ransomware, malware or other cyber event or disruption; (x) the announcement, pendency, performance or consummation of the transactions contemplated by this Agreement, or the identity of any Seller or any of their Affiliates, including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, licensors, Governmental Authorities, creditors or other Persons; (xi) any action taken or omitted to be taken by the Parent or any of its subsidiaries (A) as expressly required by this Agreement, (B) at the written request of the Sellers’ Representative or (C) with the prior written consent of the Sellers’ Representative; (xii) any change in the trading price or trading volume of the Parent Common Stock, in and of itself (provided that this clause (xii) shall not prevent a determination that any change or effect underlying such change in trading price or trading volume has resulted in a Parent Material Adverse Effect); except that the matters described in the foregoing clauses (i), (ii), (iv), (v), (vi), (viii) or (ix) may be taken into account in determining whether a Parent Material Adverse Effect has occurred solely to the extent that any such change, condition, event or effect has or would reasonably be expected to have a materially disproportionate and adverse effect on the Parent and its subsidiaries relative to other businesses in the industries in which the Parent and its subsidiaries operate (but only to the extent of such disproportionate impact).
“Participating Securityholders” means, collectively, the Sellers and the Optionholders, and “Participating Securityholder” means any one of them.
“Paying Agent” has the meaning set forth in Section 1.2(d).
“Paying Agent Agreement” has the meaning set forth in Section 1.2(d).
“Payment Instructions” has the meaning set forth in Section 1.2(c).
“Payment Spreadsheet” has the meaning set forth in Section 1.2(c).
“Payor Contracts” has the meaning set forth in Section 3.23(k).
“Permits” has the meaning set forth in Section 3.16.

“Permitted Encumbrances” means (i) any lien set forth on Schedule 1.1(b); (ii) liens imposed by Law (x) for Taxes or assessments or charges of any Governmental Authority for claims not yet due or which may be paid without interests or penalties or (y) for Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with Canadian GAAP; (iii) statutory liens that arise by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with Canadian GAAP; (iv) liens incurred or deposits made in the ordinary course of business (including surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance, and other types of social security benefits and other similar obligations; (v) immaterial purchase money liens in connection with the purchase of equipment in the ordinary course of business; (vi) non-exclusive licenses granted by a Company Group Member entered into in the ordinary course of business; (vii) mechanic’s and materialmen’s liens for construction, installations, or deliveries in progress; (viii) workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business for amounts which are not yet due and payable; (ix) zoning ordinances, entitlement and other land use regulations and other similar encumbrances affecting the Leased Real Property which are not, individually or in the aggregate, material to the businesses of the Company Group, on a consolidated basis, and which do not violate the current use or occupancy of such real property, reservations contained in original Crown grants, municipal agreements, development agreements, subdivision agreements and rights reserved to Governmental Authorities; (x) liens created by the Buyer Parties or their Affiliates; and (xi) such other imperfections in title, encumbrances, encroachments, covenants, easements, rights of way, restrictions, defects, and exceptions that would not, individually or in the aggregate, be reasonably expected to materially impair the use or value of the applicable property or asset.
“Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other business entity.
“Personal Information” means (i) information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual and (ii) information that constitutes “personal information” or any similar term (e.g., “personal data” or “personally identifiable information”) under applicable Law, including, but not limited to, an individual’s name, address, credit or payment card information, bank account number, email address, date of birth, government-issued identifier, social security number, protected health information (as defined by HIPAA).
“Pharmacy Change of Control Filings” has the meaning set forth in Section 6.2(c).
“Post-Closing Filed Returns” has the meaning set forth in Section 7.2(d).
“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and the portion of any Straddle Period that begins on the Closing Date.
“Pre-Closing Tax Amount” means an amount equal to the aggregate liability for accrued but unpaid Taxes of each of the Acquired Companies with respect to a taxable period (or portion thereof) ending on the day immediately prior to the Closing Date and (to the extent not remitted as of the Closing Date) the immediately preceding taxable period (in each case, reduced (but not below zero) by any estimated payment or overpayment with respect to any such taxable period to the extent such estimated payment or overpayment can actually be utilized under applicable Law in the applicable jurisdiction by the applicable Acquired Company to reduce amounts that would otherwise be unpaid Taxes with respect to such jurisdiction and an applicable taxable period), determined, for this purpose, (a) by including any liability for Taxes under Section 951 or 951A of the Code that would result if the taxable period of any “controlled foreign corporation” as defined in Section 957 of the Code and any partnership or other pass-through entity in which any of the Acquired Companies hold a beneficial interest terminated at the end of the Closing Date; (b) by treating any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period as subject to Tax in a Pre-Closing Tax Period ending on the day immediately prior to the Closing Date regardless of when actually recognized for Income Tax purposes; (c) taking into account solely jurisdictions in which the Acquired Companies filed Tax Returns in the immediately preceding taxable period or jurisdictions where the Acquired Companies have commenced operations on or after January 1, 2026, (d) separately for each jurisdiction, Tax and taxable period and for each entity or Tax group that files separately, and shall not be less than zero for any Tax or in any jurisdiction or taxable period or in respect of any entity or Tax filing group; (e) by taking into account any Transaction Tax Deductions (to the extent deductible at a “more likely than not” (or higher) level in a Pre-Closing Tax Period) and any net operating loss or Tax credit carryforwards of the Acquired Companies from any Pre-Closing Tax Period to the extent such deductions, net operating losses, or credit carryforwards can actually be utilized in the applicable jurisdiction under applicable Law in the applicable tax period to reduce amounts that would otherwise be unpaid Taxes with respect to such jurisdiction and tax period; (f) by otherwise excluding all deferred Tax liabilities and deferred Tax assets; (g) in accordance with the past practice (including reporting positions, elections, and accounting and valuations methods) of the Acquired Companies in preparing their Tax Returns; and (h) with respect to any Straddle Period, in accordance with Section 7.2(c).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the ending of the day immediately prior to the Closing Date.
“Pre-Closing Tax Refund” has the meaning set forth in Section 7.2(h).
“Pre-Closing Transfer Documents” has the meaning set forth in Section 6.3.
“Pre-Closing Transfer Steps Plan” has the meaning set forth in Section 6.3.
“Pre-Closing Transfers” has the meaning set forth in Section 6.3.
“Privacy Obligations” means any and all (i) applicable Laws, including, to the extent applicable, the Personal Information Protection and Electronic Documents Act (Canada) and substantially similar provincial private-sector privacy Laws, all Canadian provincial and territorial health privacy Laws, HIPAA, HITECH, the Gramm-Leach Biley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, Section 5 of the Federal Trade

Commission Act, the Children’s Online Privacy Protection Act, the Telephone Consumer Protection Act and all implementing regulations, state data breach notification laws, state data privacy and security laws such as, without limitation, the California Consumer Privacy Act, and the Washington My Health My Data Act, state social security number protection laws, and Laws concerning requirements for website and mobile application privacy policies and practices, (ii) publicly posted policies of any Company Group Member, (iii) binding rules of self-regulatory organizations, including the Payment Card Industry Data Security Standard, (iv) binding industry standards and guidelines, and (v) contracts to which any Company Group Member is a party or is otherwise bound, in each case of (i) through (v), relating to privacy, the collection, use, modification, transfer, sale, sharing, modification, security, or Processing of Personal Information, data breach disclosure or notification, marketing, consumer protection, or other data or data privacy matters.
“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Schedule I.
“Process”, “Processed” or “Processing” means the collection, use, storage, processing, distribution, transfer, transmission, modification, or destruction regarding Personal Information (whether electronically or in any other form or medium) or other information or a Company System, as applicable.
“Property Taxes” has the meaning set forth in Section 7.2(c).
“Proposal” has the meaning set forth in Section 6.7.
“Provider” means Freddie USA of New Jersey PC, a New Jersey professional corporation.
“Purchase” has the meaning set forth in the Recitals.
“Purchase Price” has the meaning set forth in Section 1.2(a).
“Purchase Price Adjustment Escrow Account” means the separate escrow account, distinct from the Retention Escrow Account, established, designated and administered by the Escrow Agent pursuant to the Escrow Agreement, into which the Purchase Price Adjustment Escrow Amount will be deposited at the Closing.
“Purchase Price Adjustment Escrow Amount” means an amount equal to $1,000,000.
“R&W Insurance Policy” has the meaning set forth in Section 11.4.
“R&W Insurer” means RP Underwriting Inc.
“Reciprocal Right” has the meaning set forth in Section 3.9(d).
“Registered Company IP” has the meaning set forth in Section 3.9(c).

“Related Party Group” means two or more Sellers that are Affiliates of each other, in each case as identified on Schedule I.
“Representative” means, with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.
“Restricted Business” has the meaning set forth in Section 7.3(b).
“Restricted Territories” has the meaning set forth in Section 7.3(b).
“Restructuring” has the meaning set forth in Section 6.4.
“Restructuring Documents” has the meaning set forth in Section 6.4.
“Restructuring Steps Plan” has the meaning set forth in Section 6.4.
“Retention Escrow Account” means the separate escrow account, distinct from the Purchase Price Adjustment Escrow Account, established, designated and administered by the Escrow Agent pursuant to the Escrow Agreement, into which the Retention Escrow Amount will be deposited at the Closing.
“Retention Escrow Amount” means an amount equal to $625,000.
“Retention Escrow Funds” means, at any given time after the Closing, the funds remaining in the Retention Escrow Account, including any interest earned thereon.
“Ryan Haight Act” has the meaning set forth in Section 3.23(a).
“SAFE Holder” means each holder of a Company SAFE.
“Sanctioned Country” means any country, territory or region that is, or has been at any time since April 24, 2019, the subject or target of comprehensive geographic Sanctions or a comprehensive embargo (including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of Sanctions, including: (i) any Person listed on any sanctions- or export-related prohibited or restricted party list, including the Consolidated Canadian Autonomous Sanctions List, the Regulations Establishing a List of Entities, Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism, the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other sanctions- or export-related restricted party list maintained by Canada, the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union, OFAC, the U.S. Department of Commerce Bureau of Industry and Security (“BIS”), or the U.S. Department of State; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) the government of

Venezuela; (iv) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by or acting on behalf of a Person or Persons described in clauses (i) or (ii) so as to subject such Person to substantially the same Sanctions; or (v) any Person of a Sanctioned Country with whom persons in the U.S. or Canada are prohibited from dealing.
“Sanctions” means all Laws relating to economic, financial, or trade sanctions, restrictions, or prohibitions, or anti-terrorism, including the Laws imposed, administered or enforced by the United States (including by OFAC, BIS, or the U.S. Department of State), Canada (including by Global Affairs Canada, Public Safety Canada, or the Canada Border Services Agency), His Majesty’s Treasury of the United Kingdom, the European Union, and the United Nations Security Council.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 280G” has the meaning set forth in Section 6.9.
“Section 280G Payments” has the meaning set forth in Section 6.9.
“Security Incident” means any actual unauthorized access, use, disclosure, control, modification, or destruction of information or interference with system operations, affecting or with respect to any of the Company Systems or data or information (including Trade Secrets and Personal Information) owned or Processed by or on behalf of any Company Group Member, or otherwise suffered by any Company Group Member, including any breach of security, phishing incident, ransomware or malware attack, unauthorized Processing, or other cyber or security incident.
“Sellers’ Paying Agent Expense” has the meaning set forth in Section 1.2(d).
“Sellers’ Representative” has the meaning set forth in the Preamble.
“Sellers’ Representative Fund” has the meaning set forth in Section 13.13(c).
“Sellers’ Retention Obligation” has the meaning set forth in Section 11.4(b).
“Shareholder Loan” means any promissory note or similar loan given by the Company to an Optionholder or Warrantholder after the date hereof and prior to the Closing in connection with the conversion or exercise of such Optionholder’s or Warrantholder’s Company Options or Company Warrants, as applicable.
“Shares” has the meaning set forth in the Recitals.
“Signing Date Value” means the volume-weighted average price per share of Parent Common Stock on the New York Stock Exchange, as reported by Bloomberg, L.P. (or its successor), for the fifteen (15) consecutive trading day period ending on and including the trading day immediately prior to the date of this Agreement.

“Software” means any software (regardless of whether in Source Code or object code form), whether machine readable or otherwise, applications, user interfaces, firmware, software development tools and kits, computer instructions, assembly code, routines, configuration files, compilers, and application programming interfaces, together with all documentation related to any of the foregoing.
“Source Code” means one or more statements in human readable form, which are generally formed and organized to the syntax of a computer or programmable logic programming language, including source code for compilers and other programs or tools used to compile, test, develop, maintain, or operate the relevant Software.
“SR&ED” has the meaning set forth in Section 3.14(q).
“Specified Liability” means any and all Losses arising out of, relating to, based upon, resulting from or in connection with (a) the Restructuring, (b) the Pre-Closing Transfers; (c) the business, assets, liabilities, operations, products, services or conduct of Affirming Care (ON) Ltd. (Ontario) or any of its predecessors, whether occurring, existing or arising before, at or after the Closing, (d) the business, assets, liabilities, operations, products, services or conduct of the “Frida” business of the Company, occurring, existing or arising before the consummation of the divestiture of the “Frida” business pursuant to the Restructuring, including any wages, fees, notice and severance owed or payable to any employee or independent contractor assigned to the “Frida” business prior to, in connection with, or following the Restructuring, (e) the business, assets, liabilities, operations, products, services or conduct of the “Foria” business of the Company, occurring, existing or arising before the consummation of the divestiture of the “Foria” business pursuant to the Restructuring, including any wages, fees, notice and severance owed or payable to any employee or independent contractor assigned to the “Foria” business prior to, in connection with, or following the Restructuring, (f) any Claim by any Dragged Seller in connection with the Company’s exercise of the drag along right in accordance with Section 3 of the Voting Agreement, including without limitation with respect to the representations and warranties made by such Dragged Seller and the allocation of the Cash Consideration and Stock Consideration to such Dragged Seller, or (g) any Claim by an Optionholder who has not executed an Option Cancellation Agreement in respect of (x) his or her Option Cancellation Amount, (y) any disparate treatment in respect of the type of consideration received by such Optionholder as compared to other Optionholders or (z) acceleration (or determination not to accelerate) such Optionholder’s Company Option.
“Specified Liability Notice” has the meaning set forth in Section 11.3(d).
“Stock Consideration” has the meaning set forth in Section 1.2(a)(i).
“Stock Consideration Sellers” means (a) each Seller that is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Act) as of the Closing, and (b) the top thirty-five (35) Sellers (based on ownership of Shares as of the Closing) that are not “accredited investors” as of the Closing, in each case, as designated on Schedule I. The Company will update Schedule I prior to the Closing to reflect changes in “accredited investor” status and the conversion of Company Options, Company Warrants and Company SAFEs after the date hereof and prior to the Closing; provided there shall be no more than thirty-five (35) Sellers who are not “accredited investors” on Schedule I.
“Straddle Period” means any taxable period that includes but does not end on the day immediately prior to the Closing Date.
“Target Working Capital Amount” means $4,500,000.
“Tax” shall mean all federal, state, provincial, municipal, local, non-U.S. or other taxes, imposts and assessments, including any income, gross receipts, sales, use, goods and services, harmonized sales, provincial sales, Quebec sales, employment, unemployment, social security, Medicare, Canada Pension Plan, Employment Insurance, payroll, severance, employer health, withholding, capital stock, franchise, profits, property, premium, license, registration, stamp, excise, occupation, customs duties, value added, windfall profits, estimated, transfer, alternative or add on minimum, estimated, land transfer or other taxes, assessments, or duties (whether payable directly or by withholding), together with any interest and penalties, imposed by any Governmental Authority.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed or required to be filed, including any schedule or attachment thereto, and including any amendment thereof.
“Telehealth Services” has the meaning set forth in Section 3.23(d)(i).
“Terminated Investor Agreements” has the meaning set forth in Section 6.5.
“Third Party” means any Person other than a party to this Agreement.
“Third-Party Claim” has the meaning set forth in Section 11.3(a).
“Third Party Payor” means any Person (other than a Government Program) that provides, administers, or pays for healthcare services or items, including commercial health insurance companies, managed care organizations, health maintenance organizations, preferred provider organizations, accountable care organizations, pharmacy benefit managers, workers’ compensation insurance carriers, and self-insured employer plans.
“Trade Secrets” means, collectively, trade secrets and other confidential or sensitive information, inventions (whether or not patentable or reduced to practice), invention disclosures, ideas, know-how, processes, methods, techniques, research and development, discoveries, drawings, specifications, layouts, designs, formulae, algorithms, compositions, models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and vendor lists and data, and price and cost information, in each case to the extent economic value is derived from such information remaining confidential.
“Transaction Bonuses” means the bonuses payable by the Acquired Companies to certain Persons in connection with the consummation of the transactions contemplated by this Agreement, as set forth opposite each such Person’s name on the Payment Spreadsheet.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Lock-Up Agreements, the Option Cancellation Agreements, the Employment Agreements, and all other agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.
“Transaction Private Information” means any Personal Information under the custody or control of the Company Group Members at or before the Closing Date, to the extent such information is disclosed (at any Buyer Party’s request) to any Buyer Party or any representative or Affiliate of a Buyer Party in connection with the transactions contemplated by this Agreement.
“Transaction Tax Deductions” means any Income Tax deductions of the Acquired Companies relating to (i) the payment or associated accrual of items included in Indebtedness, and (ii) the payment or associated accrual of items included in Company Transaction Expenses or Transaction Bonuses, in each case to the extent such items are directly or indirectly borne economically by the Sellers at or prior to the Closing. For the avoidance of doubt, Transaction Tax Deductions shall also include seventy percent (70%) of any success-based fees within the meaning of Treasury Regulations Section 1.263(a)-5(f).
“Transfer” has the meaning set forth in Schedule 1.6.
“Transfer Taxes” has the meaning set forth in Section 7.1.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated under the Code by the United States Department of the Treasury and the IRS to and in respect of provisions in the Code.
“True-Up Date” has the meaning set forth in Section 7.2(d).
“Underpayment Amount” has the meaning set forth in Section 1.5(e)(i).
“Unsatisfied Obligation” has the meaning set forth in Section 11.6.
“U.S. Acquired Company” means each Acquired Company that is organized under the laws of any state of the United States, including PurposeMed USA Inc., Max Pharmacy Inc. and Affirming Care (TX) LLC.
“Voting Agreement” has the meaning set forth in Section 3.2(d).
“WARN Act” has the meaning set forth in Section 3.17(a).
“Warrantholder” means each holder of a Company Warrant.
“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, resulting from an act or omission by a party with actual knowledge (and not constructive knowledge) that such act or omission would, or would reasonably be expected to, cause a material breach by such party of any covenant or other obligation set forth in this Agreement.

“Working Capital” means, as of a specified date and without duplication, an amount (which may be positive or negative) equal to the current assets of the Acquired Companies minus the current liabilities of the Acquired Companies (excluding any amounts included in Cash (including any amounts expressly excluded from Cash pursuant to the definition thereof) and Company Transaction Expenses and Indebtedness and excluding any Tax items), determined in accordance with the Accounting Principles and Methodologies. An example calculation of Working Capital is attached to Exhibit F (Accounting Principles and Methodologies).